        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997

                                               REGISTRATION NO. ________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     -----------

                                       FORM S-4
                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933
                                     -----------

                                STATION CASINOS, INC.
                (Exact name of registrant as specified in its charter)
                                     -----------

      Nevada                         7990                        88-0136443
   (State or other              (Primary Standard             (I.R.S. Employer
   Jurisdiction of                Industrial                 Identification No.)
 Incorporation or             Classification Code
    Organization)                   Number)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MR. GLENN C. CHRISTENSON
                                STATION CASINOS, INC.
                               2411 WEST SAHARA AVENUE
                               LAS VEGAS, NEVADA 89102
                                    (702) 367-2411
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                     -----------

                                       COPY TO:
                              KENNETH J. BARONSKY, ESQ.
                           MILBANK, TWEED, HADLEY & MCCLOY
                          601 S. FIGUEROA STREET, 30TH FLOOR
                                LOS ANGELES, CA 90017
                                    (213) 892-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box.[__]

                           CALCULATION OF REGISTRATION FEE

                                            Proposed   Proposed
                                            Maximum    Maximum
                                  Amount    Offering   Aggregate    Amount of
     Title of Each Class of       To be      Price     Offering   Registration
  Securities to be Registered   Registered  Per Unit   Price(1)      Fee(1)
--------------------------------------------------------------------------------
 9 3/4% Senior Subordinated
 Notes due 2007  . . . . . .   $150,000,000   100%    $150,000,000  $43,747.86
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value of the securities as of June 30, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                                                                          [Logo]
                       Subject to Completion, Dated July 2, 1997

$150,000,000 OFFER TO EXCHANGE
9 3/4% SENIOR SUBORDINATED NOTES DUE 2007
FOR ANY AND ALL OUTSTANDING
9 3/4% SENIOR SUBORDINATED NOTES DUE 2007
OF STATION CASINOS, INC.

    Station Casinos, Inc. (the "Company") hereby offers (the "Exchange Offer"), pursuant to a registration statement (the "Registration Statement"), of which this Prospectus constitutes a part, and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its issued 9 3/4% Senior Subordinated Notes Due 2007 (the "Old Notes") of which an aggregate of $150,000,000 principal amount is outstanding as of the date hereof, for an equal amount of newly issued 9 3/4% Senior Subordinated Notes Due 2007 (the "New Notes").

    The New Notes will mature on April 15, 2007. Interest on the New Notes is payable semiannually on each October 15 and April 15, commencing October 15, 1997. The New Notes are redeemable at the option of the Company, in whole or in part, on or after April 15, 2002, at the redemption prices set forth herein, plus accrued interest. Upon a Change of Control Triggering Event (as defined herein), each holder of the New Notes will have the right to require the Company to repurchase such holder's New Notes at 101% of the principal amount thereof, plus accrued interest to the repurchase date. There can be no assurance that the Company will have sufficient funds to repurchase the New Notes upon a Change of Control Triggering Event. See "Description of the New Notes - Change of Control and Rating Decline" for a discussion of other factors that could limit the Company's ability to effect such a repurchase.

    The New Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, including the Company's guaranty of the $368 million Bank Facility (as defined herein), and effectively subordinated to all existing and future indebtedness and other liabilities (including trade and construction payables) of the Company's subsidiaries. As of March 31, 1997, after giving effect to the offering of the Old Notes (the "Old Notes Offering") and application of the net proceeds therefrom, the Company's Restricted Subsidiaries (as defined herein) would have had approximately $296.3 million of indebtedness and other liabilities (including trade and construction payables) outstanding, of which $287.6 million would have been guaranteed by the Company. In addition, $46.0 million of Qualified Non-Recourse Debt would have been incurred by an Unrestricted Subsidiary under the $110 million Sunset Loan Agreement (each as defined herein). See "Description of Certain Indebtedness and Capital Stock." The Company also would have had $391 million of senior subordinated indebtedness that ranked PARI PASSU with the Old Notes. The Company has no indebtedness outstanding to which the New Notes are senior, and the Company has no plans to issue any such indebtedness.

    The New Notes are being offered hereby in order to satisfy certain obligations of the Company under a registration rights agreement, dated April 3, 1997 and amended as of May 27, 1997, between the Company and BancAmerica Securities, Inc. (the "Registration Rights Agreement"). The form and the terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act of 1993, as amended (the "Securities Act"), and hence are not subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of an indenture (the "Indenture"), dated as of April 3, 1997, by and between the Company and First Union National Bank, N.A., as trustee (the "Trustee"). The Indenture provides for the issuance of both the Old Notes and the New Notes.

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all expenses incident to the Exchange Offer (which shall not include the expenses of any holder in connection with resales of the New Notes). The Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m. New York City time, on __________, 1997 (such date and time, if and as extended, the "Expiration Date"). Tenders of the Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000.

SEE "RISK FACTORS" BEGINNING ON PAGE __ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE OLD NOTES (THE "NOTEHOLDERS") PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER OR BY A PROSPECTIVE INVESTOR BEFORE PURCHASING THE NEW NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA GAMING CONTROL BOARD, THE MISSOURI GAMING COMMISSION, GAMING AUTHORITIES IN LOUISIANA OR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. WES ALLISON, STATION CASINOS, INC., 2411 WEST SAHARA AVENUE, LAS VEGAS, NV 89102, TELEPHONE (702) 367-2411. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________, 1997.

    Based on interpretations contained in no-action letters of the Securities and Exchange Commission (the "Commission"), the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. The Noteholders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

    Each broker-dealer that receives the New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus has been prepared for use in connection with the Exchange Offer and may be used by BancAmerica Securities, Inc. in connection with offers and sales related to market-making transactions in the Old Notes. BancAmerica Securities, Inc. may act as a principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the date when the Registration Statement becomes effective, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Prior to this Exchange Offer, there has been no public market for the Old Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on many factors, including, among other things, prevailing interest rates, market conditions, general economic conditions, the Company's results of operations and financial condition, the market for similar securities, and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors - Absence of Public Trading Market."

                   The date of this Prospectus is ____  ____, 1997.

                                AVAILABLE INFORMATION

    This Prospectus represents only a summary of the information presented herein, and incorporates by reference the following reports of the Company filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):
Annual Report on Form 10-K for the fiscal year ended March 31, 1997, and the Current Report on Form 8-K dated April 3, 1997 (collectively, the "Incorporated Documents"). References herein to this "Prospectus" shall be deemed to include such Incorporated Documents, which are an integral part of this Prospectus. Prospective investors should obtain and review carefully copies of the Incorporated Documents. Any statement contained in the Incorporated Documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any person obtaining a copy of this Prospectus may obtain without charge, upon written request, a copy of the Incorporated Documents.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the first anniversary of the date the Exchange Offer is consummated, shall be deemed to be incorporated by reference into this Prospectus.

    The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information (including the Incorporated Documents) with the Commission. Such reports, proxy and information statements and other information (including the Incorporated Documents) may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http:/www.sec.gov) that contains such reports, proxy statements and other information (including the Incorporated Documents) filed by the Company. The Company's Common Stock, $0.01 par value per share (the "Common Stock"), is listed on the New York Stock Exchange. Information (including the Incorporated Documents) filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, for so long as any of the Old Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information (including the Incorporated Documents) may be obtained from the Company at 2411 West Sahara Avenue, Las Vegas, Nevada 89102, Attention: Investor Relations, telephone (702) 367-2411.

                                  PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO "SCI" REFER TO STATION CASINOS, INC. AND ALL REFERENCES TO THE "COMPANY" REFER TO SCI AND ITS CONSOLIDATED SUBSIDIARIES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SEE "RISK FACTORS" FOR CERTAIN FACTORS INCLUDING FACTORS AFFECTING FORWARD-LOOKING STATEMENTS, THAT THE NOTEHOLDERS SHOULD CONSIDER IN EVALUATING THE COMPANY BEFORE TENDERING THE OLD NOTES IN AN EXCHANGE OFFER OR A PROSPECTIVE INVESTOR SHOULD CONSIDER BEFORE PURCHASING THE NEW NOTES.

                                     THE COMPANY

    Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates six distinctly themed casino properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one
of which is located in St. Charles, Missouri.   In Las Vegas, the Company owns
and operates Palace Station Hotel & Casino ("Palace Station"), Boulder Station Hotel & Casino ("Boulder Station"), Texas Station Gambling Hall & Hotel ("Texas Station") and Sunset Station Hotel & Casino ("Sunset Station") which opened in June 1997. In Kansas City, the Company owns and operates Station Casino Kansas City, a historic Missouri riverboat-themed dockside gaming and entertainment complex which opened in January 1997. In St. Charles, the Company owns and operates Station Casino St. Charles, a themed riverboat and dockside gaming and entertainment complex (Station Casino St. Charles, together with Station Casino Kansas City, Palace Station, Boulder Station, Texas Station and Sunset Station, the "Casino Properties"). The Company is currently expanding its existing Station Casino St. Charles property by constructing two new gaming vessels (similar to those at Station Casino Kansas City) as well as adding a new retail and entertainment complex. These new facilities ultimately are intended to replace the Company's existing facilities at St. Charles upon completion of the St. Charles Expansion Project (as defined herein).

    The Company's operating strategy emphasizes attracting and retaining customers primarily from the local and repeat visitor markets. The Casino Properties attract customers from their local markets through innovative, frequent and high-profile promotional programs, focused marketing efforts and convenient locations, and from the repeat visitor market through aggressive marketing and the development of strong relationships with specifically targeted travel wholesalers. Because the Company targets the repeat customer, management is committed to providing a high-value entertainment experience for its customers in its restaurants, hotels and casinos. Management believes that the value offered by restaurants at each of the Casino Properties is a major factor in attracting its local gaming customers and that its focus on slot and video poker machine play with higher than average payout rates and attentive customer service attract the frequent gaming patron. See "Business - Operating Strategy."

    Management's growth strategy includes the master-planned expansion of the Company's existing gaming facilities in Nevada and Missouri, as well as the evaluation and pursuit of additional development opportunities in Nevada, Missouri and other emerging gaming markets. The Company seeks expansion opportunities where it can realize distinct competitive advantages through its focus on the local and repeat visitor markets. To accomplish this, the Company seeks strategic development locations that (i) provide easy access to high volume traffic, (ii) are in major metropolitan or rapidly growing areas, (iii) provide flexibility for future expansion, (iv) allow for ample parking and (v) are surrounded by a strong demographic profile. Management believes that these factors enable the Company to capitalize on its expertise in the locals and repeat visitors niche as well as on its reputation as a provider of a high-quality, affordable gaming and entertainment experience. See "Business - Expansion Strategy."

    The Company currently conducts its operations through eight wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("PSHC"), Boulder Station, Inc. ("BSI"), Texas Station, Inc. ("TSI"), Sunset Station, Inc. ("SSI"), Kansas City Station Corporation ("KCSC"), St. Charles Riverfront Station, Inc. ("SCRSI"), Green Valley Station, Inc. ("GVS") and Southwest Gaming Services, Inc. ("SGSI"). The Company was incorporated in 1976, its principal executive offices are located at 2411 West Sahara Avenue, Las Vegas, Nevada 89102, and its telephone number is (702) 367-2411.

EXPANSION OF EXISTING CASINO PROPERTY

    STATION CASINO ST. CHARLES

    The Company has commenced construction on certain elements of the Station Casino St. Charles master plan. In May 1996, the Company completed construction of an elevated roadway and a 4,000-space parking garage. In Fall 1996, the Company commenced construction of the next phase of development at Station Casino St. Charles consisting of two new gaming vessels which will be located in a newly-formed backwater protective basin as well as a uniquely designed retail and entertainment complex (the "St. Charles Expansion Project"). Customers will be provided direct, convenient access to the gaming and the retail and entertainment facilities from the 4,000-space parking garage. Both of the new gaming vessels will be 132 feet wide by 350 feet long and will offer gaming on each of two levels, similar to the Station Casino Kansas City vessels.
Combined, the new vessels will have approximately 3,000 slot and video poker machines and 190 gaming tables and will comprise over 140,000 square feet of casino space (compared to 47,000 square feet at the existing vessels). The new gaming facilities are designed to offer guests an experience similar to that now offered at Station Casino Kansas City. The Company has entered into a nonbinding letter of intent with Gordon Group Holdings, Ltd. (the "Gordon Group") pursuant to which the Gordon Group will lease from the Company a substantial portion of the new retail and entertainment complex. The Company selected the Gordon Group for this project based upon its experience in developing unique shopping and entertainment destinations, including experience as the developer of the successful Forum Shops at Caesars Palace. The Company anticipates that between $50 million and $70 million of financing will be required by the Gordon Group for the development of a uniquely styled shopping and entertainment area, including a variety of specialty retail stores, restaurants and entertainment attractions. The Company will retain certain space in the entertainment facility for selected restaurant concepts, a high-quality movie theater, a gift shop and other customer services as well as passenger ticketing and back of the house facilities. The Company believes that the St. Charles Expansion Project will enable the Company to leverage the success of its current operations at Station Casino St. Charles and position itself as the premier facility in the St. Louis marketplace. However, no assurances can be given that the Company and the Gordon Group will enter into a definitive development agreement with respect to the project, that the Gordon Group will be able to obtain the necessary financing, that the Gordon Group will complete the build-out of the complex within the Company's estimated completion time of the project or that the Gordon Group will be able to develop and operate the project successfully.

    The Company anticipates that the Company's cost for the St. Charles Expansion Project will be approximately $190 million (excluding net construction period interest and preopening expenses), of which approximately $99.6 million had been incurred as of March 31, 1997. This cost does not include any budgeted expenditures by the Gordon Group. Upon completion of the St. Charles Expansion Project, the new facilities will replace the existing riverboat, gaming barge and restaurant facilities. Management estimates that the St. Charles Expansion Project will be completed by mid-summer 1998. The scope and timing of this expansion project depend upon several factors, including, but not limited to, the Company's ability to draw amounts under the Bank Facility, which are restricted based on the Company's operating cash flow, the execution of a definitive development agreement with the Gordon Group, the Gordon Group's ability to secure financing, the cash flow generated by the Company's operations including Station Casino Kansas City, regulatory requirements unique to the state of Missouri and gaming in general and construction risks. See "Risk Factors - St. Charles Expansion Project" and "Business - Expansion of Station Casino St. Charles."

LAS VEGAS CASINO PROPERTIES

    In Las Vegas, Palace Station, Boulder Station, Texas Station and Sunset Station, are positioned as distinctive products in the Las Vegas gaming market. Each site has great visibility and access from major thoroughfares and is situated in the middle of dense, growing population bases. Management believes that the Company's reputation as "The Local Favorite" is a key to attracting the repeat visitor. Management believes that its patrons are discerning customers who enjoy the Company's locals-oriented hotels and casinos as an alternative to hotels and casinos located on the Las Vegas Strip and downtown Las Vegas.

    PALACE STATION

    Palace Station caters primarily to Las Vegas residents and repeat visitors. Located on Sahara Avenue adjacent to Interstate 15, Palace Station is near major attractions on the Las Vegas Strip and downtown Las

Vegas. Palace Station is situated on 39 acres, strategically located at one of the most heavily traveled intersections in Las Vegas. The Palace Station complex has approximately 287,000 square feet of main facility area and features a turn-of-the-century railroad station theme. The complex includes a 1,028-room hotel, an approximately 84,000-square foot casino, two swimming pools, 3,700 parking spaces (including 1,900 spaces in two multi-level parking structures), an approximately 20,000-square foot banquet and convention center, five full-service restaurants, two fast-food outlets, a 24-hour gift shop and a non-gaming video arcade. The casino offers approximately 2,220 slot and video poker machines, 53 gaming tables, two keno lounges, a poker room, a bingo parlor and a race and sports book. In addition, Palace Station has been master-planned to provide for additional hotel rooms and improved recreational facilities. The Company intends to develop plans and budgets for expansion of the complex and is continually evaluating the timing and scope of the next expansion phase of the Palace Station master plan. See "Business - Las Vegas Casino Properties - Palace Station."

    BOULDER STATION

    Boulder Station, which opened in August 1994, caters primarily to Las Vegas residents living on the eastern side of Las Vegas. Situated on 40 acres along the Boulder Highway and immediately adjacent to Interstate 515, Boulder Station is strategically located on the opposite side of Las Vegas from Palace Station, approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. The Boulder Station complex has approximately 337,000 square feet of main facility area and, like Palace Station, features a turn-of-the-century railroad station theme. The complex includes a 300-room hotel, an approximately 90,000-square foot casino, 4,350 parking spaces (including a 1,900-space multi-level parking structure), five full-service restaurants, several fast-food outlets, a 280-seat entertainment lounge, eight additional bars, a high-quality 11-screen movie theater complex, a child-care facility, a swimming pool, a non-gaming video arcade and a gift shop. The casino offers approximately 2,950 slot and video poker machines, 38 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. In addition, Boulder Station has been master-planned to provide additional hotel rooms, casino space and entertainment facilities. See "Business - Las Vegas Casino Properties - Boulder Station."

    TEXAS STATION

    Texas Station, which opened in July 1995, caters primarily to residents from the rapidly growing North Las Vegas and Summerlin areas. Texas Station is situated on 47 acres, strategically located at the corner of Lake Mead Boulevard
and Tonopah Highway in North Las Vegas.   The facility features a friendly,
"down-home" Texas atmosphere, highlighted by the distinctive early Texas architecture. Texas Station has approximately 258,000 square feet of main facility area in a low-rise complex, plus a six-story, 200-room hotel tower and approximately 4,000 parking spaces (including the recently opened 1,500-space covered parking structure). The complex includes an approximately 75,000-square foot casino, five full-service restaurants, several fast-food outlets, a 132-seat entertainment lounge, seven additional bars, a high-quality 12-screen movie theater complex, a swimming pool, a non-gaming video arcade and a gift shop. The casino offers approximately 1,985 slot and video poker machines, 36 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. In December 1996, the Company completed construction of an approximately $7 million multi-level parking structure which added approximately 1,500 parking spaces. This addition was designed to alleviate parking constraints during peak periods and has resulted in improved customer traffic at the facility. In addition, Texas Station has been master-planned for additional hotel rooms, casino space and entertainment facilities. See "Business - Las Vegas Casino Properties - Texas Station."

    SUNSET STATION

    Sunset Station, which opened in June 1997, caters primarily to residents living in the Henderson/Green Valley area of Las Vegas. Sunset Station is strategically located on approximately 100 acres at the intersection of Interstate 515 and Sunset Road on the southeast side of Las Vegas, in the rapidly growing Henderson/Green Valley area. Sunset Station is located approximately nine miles east of McCarran International Airport and eight miles southeast of Boulder Station. The project's multiple access points will provide customers convenient access to the gaming complex and parking areas. The Sunset Station complex has approximately 350,000 square feet of main facility area in a low-rise complex, plus a 20-story, 467-room hotel tower and approximately 4,200 parking spaces. The complex includes an approximately 80,000-square foot casino, with approximately 2,700 slot and video poker machines, 40 gaming tables, a keno lounge, a 10-table poker room and a 300-seat race and sports book. The complex also includes five full-service restaurants themed to capitalize on the well-known restaurants at the Company's other properties, an entertainment lounge, additional bars, a microbrewery, a gift shop, a non-gaming video arcade, tenant lease space with additional restaurants, a high-quality 13-screen movie theater complex, a child-care facility, an outdoor swimming pool and an amphitheater, as well as several fast-food outlets and franchises. In addition, Sunset Station has been master-planned to provide additional hotel rooms, casino space and entertainment facilities. See "Business - Las Vegas Casino Properties - Sunset Station."

    The Company anticipates that the total cost of the Sunset Station project will be approximately $198 million (excluding net construction period interest and preopening expenses). The cost of the project has increased $38 million from the previous estimate of $160 million. The increased cost is primarily attributable to the Company's decision to expand the project to include an increase in the number of slot and video poker machines from 2,300 to 2,700 machines, a tenant buildout for a microbrewery, enhancements to the streetscape facades, sky ceilings, stained glass, landscaping and other general interior upgrades, an increased number of hotel suites, an enhanced outdoor pool and an amphitheater. In addition, the Company has experienced increased construction costs due in part to the high level of overall construction activity in Las Vegas. Management believes that the enhanced project will position the Company as the premier entrant in the Henderson/Green Valley area and allow the Company to market the property more effectively and offer its guests a more complete entertainment experience.

MISSOURI CASINO PROPERTIES

    STATION CASINO KANSAS CITY

    Station Casino Kansas City, which opened in January 1997, caters primarily to residents in the greater Kansas City area, as well as tourists from outside the region. The facility is strategically located on a 171-acre site immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City, one mile south of Worlds of Fun and Oceans of Fun Amusement Parks, six miles north of the Truman Sports Complex, which includes Arrowhead Stadium and Kauffman Stadium, and 12 miles from the Kansas City International Airport. The Station Casino Kansas City complex has approximately 526,000 square feet of main facility area featuring a historic Missouri riverboat theme. The complex includes approximately 140,000 square feet of gaming space in two continuously docked gaming vessels. The gaming facility offers approximately 3,000 slot and video poker machines and 190 gaming tables. Station Casino Kansas City is the fourth largest casino in the United States in terms of casino square footage, and the Company believes the facility offers the first Las Vegas-style gaming experience in the Midwest. The complex also features a 200-room hotel, seven full-service restaurants, several fast-food outlets, 11 bars and lounges, a 1,400-seat Grand Pavilion featuring headline entertainment, a child-care facility, a gift shop and parking for 5,000 vehicles. Act III Theaters is currently constructing a high-quality 18-screen movie theater complex adjacent to the facility pursuant to a long-term ground lease and the Company is completing a 5,700-square foot non-gaming video arcade and midway both of which are estimated to open in July 1997. In addition, Station Casino Kansas City has been master-planned to provide additional hotel rooms, restaurants and entertainment facilities. Management believes that Station Casino Kansas City has specific advantages relative to both existing and future riverboat facilities in the region and that it is the premier facility in the Kansas City market. See "Business - Missouri Casino Properties - Station Casino Kansas City."

    STATION CASINO ST. CHARLES

    Station Casino St. Charles, which opened in May 1994, caters primarily to customers from the St. Charles and greater St. Louis areas, as well as tourists from outside the region. Station Casino St. Charles is situated on a 52-acre site strategically located for easy access from Interstate 70 in St. Charles, Missouri. Station Casino St. Charles's two current gaming vessels -- a 292-foot long by 74-foot wide gaming riverboat known as "The Station Casino Belle" and a floating two-story, 105,000-square foot gaming and entertainment facility -- feature a historic Missouri riverboat theme. The two current gaming vessels have 47,000 square feet of gaming space with capacity for 4,000 gaming customers, as well as food and beverage and other related facilities. Station Casino St. Charles offers approximately 1,810 slot and video poker machines, 85 gaming tables and a poker room. The complex also includes a 330-seat restaurant facility with an all-you-can-eat buffet and a specialty steakhouse. In addition to the casinos and restaurants, the facility offers seven bars, a fast-food court, an entertainment lounge, a lobby, a ticketing area and a gift shop. The Company has commenced the St. Charles Expansion Project, as described herein, which is ultimately intended to replace the existing facilities at Station Casino St. Charles upon completion of such project.

    In furtherance of the Station Casino St. Charles master plan, the Company completed construction of a new elevated roadway and a 4,000-space five-story parking structure in May 1996. This project includes a turn-around deck and porte-cochere. The parking facility is constructed above the existing flood plain and provides the infrastructure for the current facilities as well as the St. Charles Expansion Project. The elevated roadway and parking structure provide improved access to the current and new gaming facilities and significantly diminish Station Casino St. Charles' susceptibility to closure
during the spring flooding season.   This was evidenced in May 1996 when
flooding on the Missouri River occurred and the parking garage and elevated roadway served one of its intended purposes in minimizing business disruption caused by the flood. See "Risk Factors - St. Charles Expansion Project" and "Business - Missouri Casino Properties - Station Casino St. Charles."

EXPANSION AND DEVELOPMENT OPPORTUNITIES

    The Company continually evaluates the timing and scope of its master-planned developments at each of its properties and may determine from time to time to expand the scope of, improve on or suspend the implementation of its master plans. These decisions are dependent upon the availability of financing, competition and future economic and gaming regulatory environments, many of which are beyond the Company's control.

    The Company also evaluates other development opportunities in current and emerging gaming markets, including land-based, dockside, riverboat and Indian gaming opportunities. The Company's decision whether to proceed with any new gaming development opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations, many of which are beyond the Company's control.

                                  THE EXCHANGE OFFER

    The form and terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act, and hence will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes.

THE EXCHANGE OFFER . . . . . . . . .   The Company is offering to exchange an
                                       aggregate of $150 million principal
                                       amount of the New Notes for a like
                                       principal amount of the Old Notes.  The
                                       Old Notes may be exchanged only in
                                       multiples of $1,000 principal amount.
                                       The Company will issue the New Notes on
                                       or promptly after the Expiration Date.
                                       See "The Exchange Offer."
ISSUANCE OF THE OLD NOTES;
REGISTRATION RIGHTS. . . . . . . . .   The Old Notes were issued and sold on
                                       April 3, 1997 to BancAmerica Securities,
                                       Inc.  In connection therewith, the
                                       Company executed and delivered for the
                                       benefit of the Noteholders the
                                       Registration Rights Agreement, pursuant
                                       to which the Company agreed (i) to
                                       commence an exchange offer under which
                                       the New Notes, registered under the
                                       Securities Act with terms substantially
                                       identical to those of the Old Notes,
                                       will be exchanged for the Old Notes
                                       pursuant to an effective registration
                                       statement (the "Exchange Offer
                                       Registration Statement") or (ii) cause
                                       the Old Notes to be registered under the Securities Act pursuant to a resale shelf registration statement (the "Shelf
                                       Registration Statement").  If the
                                       Company does not comply with its
                                       obligations under the Registration
                                       Rights Agreement, it will be required to pay certain liquidated damages that will accrue and be payable semiannually. See
                                       "The Exchange Offer - Purpose of the
                                       Exchange Offer; Registration Rights."

EXPIRATION DATE. . . . . . . . . . .   The Exchange Offer will expire at 5:00
                                       pm., New York City time, on ________,
                                       1997, unless extended in which case the
                                       term "Expiration Date" shall mean the
                                       latest date and time to which the
                                       Exchange Offer is extended.

CONDITIONS TO THE EXCHANGE OFFER . .   The Exchange Offer is subject to certain
                                       conditions, which may be waived by the
                                       Company in whole or in part and from
                                       time to time in its sole discretion.
                                       See "The Exchange Offer - Certain
                                       Conditions to the Exchange Offer."  The
                                       Exchange Offer is not conditioned upon
                                       any minimum aggregate principal amount
                                       of Old Notes being tendered for
                                       exchange.

PROCEDURES FOR TENDERING OLD NOTES .   Each Noteholder desiring to accept the
                                       Exchange Offer must complete and sign
                                       the Letter of Transmittal, have the
                                       signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal, together with the Old Notes or a Notice of Guaranteed Delivery and any other required documents (such as evidence of authority to act satisfactory to the Company in its sole discretion, if the Letter of Transmittal is signed by someone acting in a fiduciary or representative capacity), to the
                                       Exchange Agent (as defined) at the
                                       address set forth herein prior to 5:00
                                       p.m., New York City time, on the
                                       Expiration Date.  Any beneficial owner
                                       of the Old Notes whose Old Notes are
                                       registered in the name of a nominee,
                                       such as a broker, dealer, commercial
                                       bank or trust company and who wishes to
                                       tender the Old Notes in the

                                       Exchange Offer, should instruct such
                                       entity or person to promptly tender on
                                       such beneficial owner's behalf.  See
                                       "The Exchange Offer - Procedures for
                                       Tendering the Old Notes."

GUARANTEED DELIVERY PROCEDURES . . .   Noteholders who wish to tender their Old
                                       Notes and (i) whose Old Notes are not
                                       immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old
                                       Notes according to the guaranteed
                                       delivery procedures set forth in the
                                       Letter of Transmittal.  See "The
                                       Exchange Offer - Guaranteed Delivery
                                       Procedures."

                                       The Letter of Transmittal provides that
                                       each Noteholder (other than
                                       participating broker-dealers) will
                                       represent to the Company that, among
                                       other things, the New Notes acquired
                                       pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, that neither such Noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such person is an "affiliate" of the Company, as defined in Rule 405 under the Securities Act. Any tendered Old Notes not accepted for exchange for any reason will be returned promptly after the expiration or termination of the Exchange Offer. See "The Exchange Offer."

WITHDRAWAL RIGHTS. . . . . . . . . .   Tenders of the Old Notes may be
                                       withdrawn at any time prior to the
                                       Expiration Date.  See "The Exchange
                                       Offer - Withdrawal Rights."


ACCEPTANCE OF THE OLD NOTES AND
  DELIVERY OF THE NEW NOTES. . . . .   The Company will accept for exchange any
                                       and all Old Notes which are properly
                                       tendered in the Exchange Offer prior to
                                       the Expiration Date.  The New Notes
                                       issued pursuant to the Exchange Offer
                                       will be delivered promptly following the Expiration Date. See "The Exchange
                                       Offer -Terms of the Exchange Offer."

RESALES OF THE NEW NOTES . . . . . .   Based on an interpretation by the staff
                                       of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any Noteholder thereof
                                       (other than any such Noteholder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                                       Act) without compliance with the
                                       registration and prospectus delivery
                                       provisions of the Securities Act,
                                       provided that such New Notes are
                                       acquired in the ordinary course of such
                                       Noteholder's business and that such
                                       Noteholder has no arrangement or
                                       understanding with any person to
                                       participate in the distribution of such
                                       New Notes, and provided, further, that
                                       each broker-dealer that receives the New
                                       Notes for its own account in exchange
                                       for
                                       the Old Notes must acknowledge that it
                                       will deliver a Prospectus in connection
                                       with any resale of such New Notes.  See
                                       "Plan of Distribution." If a Noteholder does not exchange such Old Notes for New
                                       Notes pursuant to the Exchange Offer,
                                       such Old Notes will continue to be
                                       subject to the restrictions on transfer
                                       contained in the legend thereon.  In
                                       general, the Old Notes may not be
                                       offered or sold, unless registered under the Securities Act, except pursuant to an exception from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See
                                       "The Exchange Offer - Consequences of
                                       Failure to Exchange."

CONSEQUENCES OF FAILURE TO EXCHANGE.   Noteholders who do not exchange their
                                       Old Notes for the New Notes pursuant to
                                       the Exchange Offer will continue to be
                                       subject to the restrictions on transfer
                                       of such Old Notes as set forth in the
                                       legend thereon. In general, the Old
                                       Notes may not be offered or sold, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws. In the event the Company completes the Exchange Offer, the Noteholders will have no further rights to registration or liquidated damages pursuant to the Registration
                                       Rights Agreement.

CERTAIN TAX CONSIDERATIONS . . . . .   There will be no Federal income tax
                                       consequences to Noteholders exchanging
                                       the Old Notes for the New Notes pursuant to the Exchange Offer and a Noteholder will have the same adjusted basis and holding period in the New Notes as in the Old Notes immediately before the exchange.

REGISTRATION RIGHTS AGREEMENT. . . .   The Exchange Offer is intended to
                                       satisfy the registration rights of
                                       Noteholders under the Registration
                                       Rights Agreement, which rights terminate upon consummation of the Exchange Offer.


EXCHANGE AGENT . . . . . . . . . . .   First Union National Bank is the Exchange
                                       Agent. The address and telephone number
                                       of the Exchange Agent are set forth in
                                       "The Exchange Offer - Exchange Agent."

                             DESCRIPTION OF THE NEW NOTES

New Notes. . . . . . . . . . . . . .   $150,000,000 principal amount of 9 3/4%
                                       Senior Subordinated Notes Due 2007 (the
                                       "New Notes")

Maturity Date. . . . . . . . . . . .   April 15, 2007.

Interest Payment Dates . . . . . . .   October 15 and April 15, commencing
                                       October 15, 1997.

Optional Redemption. . . . . . . . .   The New Notes are redeemable at the
                                       option of the Company, in whole or in
                                       part, at any time after April 15, 2002
                                       at the redemption prices set forth
                                       herein, plus accrued interest.  See
                                       "Description of the New Notes - Optional
                                       Redemption."

Special Redemption . . . . . . . . .   The New Notes are subject to redemption
                                       requirements imposed by gaming laws and
                                       regulations of the state of Nevada and
                                       other Gaming Authorities (as defined
                                       herein).  See "Description of New
                                       Notes - Mandatory Disposition Pursuant
                                       to Gaming Laws."

Mandatory Sinking Fund . . . . . . .   None.

Subordination  . . . . . . . . . . .   The New Notes are subordinated in right
                                       of payment to all existing and future
                                       Senior Indebtedness (as defined herein)
                                       of the Company and are effectively
                                       subordinated to all existing and future
                                       indebtedness and other liabilities
                                       (including trade and construction
                                       payables) of the Company's subsidiaries.
                                       As of March 31, 1997, after giving
                                       effect to the Old Notes Offering and
                                       application of the net proceeds
                                       therefrom, and assuming the incurrence
                                       by certain subsidiaries of the Company
                                       of $368 million under the Company's
                                       secured, reducing revolving loan
                                       agreement, as amended through the date
                                       hereof (the "Bank Facility"), the
                                       Company's Restricted Subsidiaries would
                                       have had approximately $531.3 million of indebtedness and other liabilities
                                       (including trade and construction
                                       payables) outstanding, of which $522.6
                                       million would have been guaranteed by
                                       the Company. In addition, $46.0 million of Qualified Non-Recourse Debt would have been incurred by an Unrestricted
                                       Subsidiary under the $110 million Sunset
                                       Loan Agreement.  The Company also would
                                       have had $391 million of senior
                                       subordinated indebtedness that ranked
                                       PARI PASSU with the Old Notes.  The
                                       Company has no indebtedness outstanding
                                       to which the New Notes will be senior,
                                       and the Company has no plans to issue
                                       any such indebtedness. See "Description of Certain Indebtedness and Capital
                                       Stock" and "Description of the New
                                       Notes."

Change of Control Triggering
  Event. . . . . . . . . . . . . . .   Upon a Change of Control Triggering
                                       Event (as defined herein), each holder
                                       of the New Notes will have the right to
                                       require the Company to repurchase such
                                       holder's New Notes at 101% of the
                                       principal amount thereof, plus accrued
                                       interest to the repurchase date.  See
                                       "Description of the New Notes - Change
                                       of Control and Rating Decline" for a
                                       discussion of certain factors that could limit the Company's ability to effect such a repurchase.

Certain Covenants. . . . . . . . . .   The indenture governing the New Notes
                                       (the "Indenture") contains certain
                                       covenants that impose limitations on,
                                       among other things, the incurrence of
                                       additional indebtedness by the Company
                                       or its Restricted Subsidiaries, the
                                       payment of dividends, the repurchase of
                                       capital stock and the making of certain
                                       other Restricted Payments and Restricted
                                       Investments (each as defined herein) by
                                       the Company or its Restricted
                                       Subsidiaries, agreements restricting the ability of the Company's Restricted
                                       Subsidiaries to pay dividends or to make any other distributions to the Company, the issuance of preferred stock by the Company's Restricted Subsidiaries and transactions by the Company or its Restricted Subsidiaries with Affiliates and other Related Persons (each as defined herein). These limitations are subject to a number of important qualifications and exceptions. See
                                       "Description of the New Notes."

Use of Proceeds. . . . . . . . . . .   The Company will not receive any
                                       proceeds in connection with the Exchange
                                       Offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this Prospectus, the Company will receive the Old Notes that will be retired and canceled. See "Use of Proceeds."

Risk Factors . . . . . . . . . . . .   See "Risk Factors" for a discussion of
                                       certain factors that should be
                                       considered by Noteholders prior to
                                       tendering their Old Notes in the
                                       Exchange Offer.

                         SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and other financial and statistical information included elsewhere in this Prospectus.

                                                                        FOR THE YEARS ENDED MARCH 31,
                                                      1997           1996           1995           1994         1993
                                                      ----           ----           ----           ----         ----
                                                             (dollars in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Net revenues                                        $583,515       $466,857       $290,278       $169,543       $149,895
Depreciation and amortization                         44,589         35,039         22,220         12,976         10,935
Preopening expenses                                   31,820          2,436         19,378              -              -
Operating income                                      58,123         69,464          6,388         25,696         26,857
Interest expense, net                                (36,698)       (30,563)       (19,967)        (9,179)        (8,949)
Income (loss) before income taxes                     21,378         40,051        (11,419)        18,709         17,940
Net income (loss)                                     13,763         25,472         (7,942)         9,417              -
Preferred stock dividends                             (7,245)           (53)             -              -              -
Net income (loss) applicable to common stock           6,518         25,419         (7,942)         9,417              -
Proforma net income (unaudited)(1)                         -              -              -         12,309         11,840
EARNINGS PER SHARE:
Earnings (loss) per common share                       $0.18          $0.75         $(0.26)             -              -
Pro forma earnings per share (unaudited) (1)               -              -              -          $0.42          $0.44

OTHER DATA (2):
Number of hotel rooms                                  1,728          1,528          1,328          1,028          1,028
Average daily occupancy rate                              96%            94%            95%            97%            94%
Casino square footage                                432,000        278,000        206,000         84,000         84,000
Number of slot machines                               13,008          9,555          7,020          3,323          3,202
Capital expenditures (3)                            $506,096       $307,745       $163,884       $102,687        $15,504
EBITDA (4)                                           136,548        106,939         47,986         41,743         37,792
Cash flows provided by (used in):
  Operating activities                               111,803         77,953         48,494         23,685        29,658
  Investing activities                              (479,008)      (266,935)      (157,585)      (111,072)       (14,867)
  Financing activities                               294,859        286,889        109,893         92,073        (10,309)
Ratio of earnings to fixed charges (5)                  1.00x          1.87x          0.38x          2.01x          2.62x

                                                        AT MARCH 31, 1997
                                                 -----------------------------

                                                    Actual      As adjusted(6)
                                                 ------------   --------------
                                                      (dollars in thousands)

BALANCE SHEET DATA:
Cash and cash equivalents                        $   42,522     $   42,522
Total assets                                      1,234,118      1,234,368
Long-term debt (6)                                  760,963        761,213
Stockholders' equity                                298,848        298,848

(1) Reflects provisions for federal income taxes (assuming a 34% effective tax rate for all periods) as if the Company had not been treated as an S corporation during these periods.

(2) Other Data relating to the number of hotel rooms, the casino square footage and the number of slot and video poker machines represent end of period data.

(3) Capital expenditures for the fiscal year ended March 31, 1994 include $52.8 million related to the development of Station Casino St. Charles and $31.9 million related to the development of Boulder Station. Capital Expenditures for the fiscal year ended March 31, 1995 include $52.9 million related to the development of Station Casino St. Charles and $90.7 million related to the development of Boulder Station. Capital expenditures for the fiscal year ended March 31, 1996 include $84.9 million related to the acquisition and completion of Texas Station, $62.8 million related to the development and construction of Station Casino Kansas City, $29.7 million related to the development and construction of Sunset Station and $39.4 million related to the expansion at Station Casino St. Charles including an elevated roadway, a parking structure and restaurant facilities. Capital expenditures for the fiscal year ended March 31, 1997, include $211.1 million related to the development and construction of Station Casino Kansas City, $112.8 million related to the development and construction of Sunset Station and $99.6 million related to the St. Charles Expansion Project. See Note 3 of Notes to Consolidated Financial Statements.

(4) "EBITDA" consists of operating income plus depreciation and amortization, including preopening expenses and a restructuring charge in 1997. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash provided by operating activities as a measure of liquidity. The Company has presented EBITDA solely as supplemental disclosure because the Company believes that it enhances the understanding of the financial performance of companies with substantial depreciation and amortization.

(5) For the fiscal year ended March 31, 1995, earnings were inadequate to cover fixed charges by a coverage deficiency of $17.4 million.

(6) As Adjusted amounts give effect to the Old Notes Offering and the application of the net proceeds therefrom to reduce borrowings under the Bank Facility. As Adjusted amounts do not reflect the incurrence of any additional borrowings under the Bank Facility because such borrowings are expected to be periodically incurred subsequent to the consummation of the Old Notes Offering in connection with the completion of the St. Charles Expansion Project, additional equity contributions for the construction of Sunset Station, payment of construction payables, as well as general corporate purposes.

                                     RISK FACTORS

    EXCEPT FOR HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS, THE MATTERS DISCUSSED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, SUCH AS PLANS FOR FUTURE EXPANSIONS, CAPITAL SPENDING AND FINANCING SOURCES. SUCH FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND INVESTORS MUST RECOGNIZE THAT ACTUAL RESULTS MAY DIFFER FROM MANAGEMENT'S EXPECTATIONS. KEY FACTORS AFFECTING CURRENT AND FUTURE OPERATIONS OF THE COMPANY INCLUDE THE FACTORS DISCUSSED BELOW. THE NOTEHOLDERS OR PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER OR PURCHASING THE NEW NOTES.

RESTRICTIONS UPON TRANSFER OF AND LIMITED TRADING MARKET FOR OLD NOTES

    The New Notes will be issued in exchange for the Old Notes only after timely receipt by the Exchange Agent of tenders of such Old Notes. Therefore, Noteholders desiring to tender such Old Notes in exchange for the New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of the Old Notes for exchange. The Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of the Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

COMPETITION

    Intense competition exists among companies in the gaming industry, many of which have significantly greater resources than the Company. Palace Station, Boulder Station, Texas Station and Sunset Station face competition from all other casinos and hotels in the Las Vegas area, including, to some degree, from each other. Such competition includes at least eight hotel-casinos targeted primarily towards local residents and repeat visitors, as well as numerous non-hotel gaming facilities targeted towards local residents. In recent months, several of the Company's direct competitors have completed major expansion projects, and other expansions are in progress or are planned. Major expansions or enhancements of existing properties or the construction of new properties by competitors could have a material adverse effect on the business of Palace Station, Boulder Station, Texas Station and Sunset Station. Other gaming operators own undeveloped properties on which gaming facilities could be developed in the immediate vicinity of Texas Station and Sunset Station, and at least two operators are exploring development opportunities in the immediate vicinity of Sunset Station.

    Station Casino Kansas City, which opened January 16, 1997, competes primarily with other gaming operations in and around Kansas City, Missouri. Currently, there are four gaming facilities operating in the Kansas City market,
in addition to Station Casino Kansas City.   Earlier entrants to the Kansas City
market may have an advantage over the Company due to previously established market share. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Josephs (which currently has one gaming riverboat in operation), Jefferson City and other cities and counties along the Missouri River. Any new gaming operations developed near Kansas City would likely provide significant competition to Station Casino Kansas City.

    Station Casino St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. Currently, in addition to Station Casino St. Charles, there are four facilities operating in the St. Louis market, including a facility in Maryland Heights which opened in March 1997. In particular, the Company expects that Station Casino St. Charles will be directly impacted by competition from the facility located in Maryland Heights due to its size, quality and close proximity. While the Company has experienced a decline in revenues at Station Casino St. Charles since the opening of the Maryland Heights facility, the Company is taking steps to mitigate the effects of such competition, including undertaking the St. Charles Expansion Project. Additionally, two of the four competitors operating in the St. Louis market are located in Illinois, which does not impose a $500 loss limit. Gaming also has been approved by local voters in jurisdictions near St. Louis, including St. Charles, Jefferson City, and other cities and counties along the Mississippi and Missouri Rivers. Any new gaming operations developed near St. Louis would likely provide significant competition to Station Casino St. Charles. Gaming laws in surrounding states and in other areas may be amended in ways that would increase the competition to Station Casino St. Charles. This increasing competition could have a material adverse effect on the Company's business.

    For a more comprehensive discussion of competitive factors affecting the Company's operations, see "Business - Competition."

LEVERAGE AND DEBT SERVICE

    The Company has significant interest expense and principal repayment obligations under the Bank Facility, the Existing Senior Subordinated Notes (as defined herein) and its other indebtedness as well as dividend payment
obligations under the Convertible Preferred Stock.   As of March 31, 1997,
after giving effect to the Old Notes Offering and application of the net proceeds therefrom, the Company's Restricted Subsidiaries would have had approximately $296.3 million of indebtedness and other liabilities (including trade and construction payables) outstanding, of which $287.6 million would have been guaranteed by the Company. In addition, $46.0 of Qualified Non-Recourse Debt would have been incurred by an Unrestricted Subsidiary under the $110 million Sunset Loan Agreement (each as defined herein). The Company also would have had $391 million of senior subordinated indebtedness that ranked PARI PASSU with the New Notes. The Company will be entirely dependent upon distributions from its operating subsidiaries to meet its interest expense and principal repayment obligations under the Existing Senior Subordinated Notes and the New Notes and dividend payment obligations under the Convertible Preferred Stock. The Bank Facility restricts the payment of dividends of PSHC to the Company. In addition, the Bank Facility prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest payment on the New Notes, the Existing Senior Subordinated Notes and the next scheduled dividend payment on the Convertible Preferred Stock, the amounts necessary to fund casino bankroll in the ordinary course of business plus $2 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Description of Certain Indebtedness and Capital Stock."

    In connection with the Old Notes Offering, the Company recently obtained certain amendments to the Bank Facility in order to enhance its borrowing capacity under its Bank Facility to fund the expansion strategy described herein. As last amended on June 27, 1997, the Bank Facility requires that PSHC, BSI, TSI, SCRSI, KCSC (collectively, the "Borrowers"), SCI, on a consolidated basis, and SCI and certain of its other subsidiaries satisfy certain financial and other covenants. These include a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio for the Borrowers combined of
3.00 to 1.00 for each fiscal quarter through June 30, 1997, 2.75 to 1.00 for each fiscal quarter through June 30, 1998 and 2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.35 to 1.00 for periods prior to June 30, 1998 and 1.50 to 1.00 for periods thereafter, and a limitation on indebtedness. The Bank Facility also contains a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio for the Company on a consolidated basis of 5.00 to 1.00 for the fiscal quarter ending March 31, 1997, 5.75 to 1.00 for the fiscal quarter ending June 30, 1997, 5.85 to 1.00 for the fiscal quarter ending September 30, 1997, 5.75 to 1.00 for each fiscal quarter through March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. Such consolidated calculations under the Bank Facility do not include Sunset Station. The Company's ability to incur borrowings under the Bank Facility will depend upon generating sufficient EBITDA (adjusted for preopening expenses) to meet the maximum funded debt to EBITDA (adjusted for preopening expenses) ratios. Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or the Eurodollar Rate, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrowers' and the Company's consolidated (exclusive of Sunset Station) ratio of funded debt to EBITDA (adjusted for preopening expenses). As of May 31, 1997, the Company's margin above the Eurodollar Rate on borrowings under its Bank Facility is 2.13%. Such margin will increase to 2.75% if the maximum funded debt to EBITDA (adjusted for preopening expenses) ratio is reached. See "Description of Certain Indebtedness and Capital Stock."

    The Indenture governing the New Notes and the indentures governing the Existing Senior Subordinated Notes (the "Existing Indentures") contain numerous financial and operating covenants. For instance, the Indenture and the Existing Indentures limit the ability of the Company and certain of its subsidiaries to incur additional indebtedness, unless, after giving effect thereto, a minimum
2.00 to 1.00 pro forma Consolidated Coverage Ratio (as defined herein), calculated for the four most recent consecutive fiscal quarters, has been met. Under the Indenture and the indenture governing the 10 1/8% Senior Subordinated Notes due 2006 (the "96 Indenture"), the Company and certain of its subsidiaries also will be permitted to incur additional indebtedness under the Bank Facility without regard to such limitations in an amount equal to the greater of $200 million or 1.50 times Operating Cash Flow (as defined herein) calculated cumulatively for the four most recent consecutive fiscal quarters, any permitted refinancing thereof and certain other indebtedness, compared to $72 million permitted under the Existing Indentures (excluding the 96 Indenture) (in each case, the "Additional Bank Indebtedness"), so long as such indentures are in effect. Also, under the Indenture and the Existing Indentures, the Company and its Restricted Subsidiaries (as defined herein) will be permitted to incur an unlimited amount of indebtedness on a non-recourse basis to finance the acquisition or lease of furniture, fixtures and equipment used in connection with their gaming facilities. As of March 31, 1997, the Company's Consolidated Coverage Ratio was 2.66 to 1.00. After giving effect to the issuance of the Old Notes, the Consolidated Coverage Ratio as of March 31, 1997 would have been 2.32 to 1.00. Although the Company currently exceeds the minimum Consolidated Coverage Ratio, its ability to incur any additional indebtedness (excluding Additional Bank Indebtedness and certain other indebtedness) in subsequent quarters will continue to depend upon generating sufficient cash flow to meet the 2.00 to 1.00 Consolidated Coverage Ratio test. In addition, under the Indenture and the Existing Indentures, the Company may become liable under certain Completion Guarantee and Keep-Well Agreements (as defined herein) with respect to its Unrestricted Subsidiaries (as defined herein), although the Company may not make any payments under such Completion Guarantee and Keep-Well Agreements without complying with the terms of the covenants relating to the limitation on indebtedness and restricted payments and restricted investments contained in the Indenture and the Existing Indentures. See "Description of the New Notes." The Company has entered into a Completion Guarantee and Keep-Well Agreement (as defined herein) with respect to Sunset Station.

    The ability of the Company to meet its debt service and capital expenditure requirements, pay dividends and comply with such covenants will be dependent upon future performance of the Company's operations (including the performance of Station Casino Kansas City) which is subject to financial, economic, competitive, regulatory and other factors affecting the Company and its subsidiaries, many of which are beyond their control. While the Company expects that its operating cash flow will be sufficient to comply with such covenants and cover its expenses, including interest costs, dividends and capital expenditures, there can be no assurance with respect thereto. If the Company is unable to generate sufficient cash flow, it could be required to adopt one or more alternatives, such as obtaining additional equity capital, reducing or delaying planned expansions or capital expenditures, selling or leasing assets or restructuring debt. There can be no assurance that any of these alternatives could be effected on satisfactory terms, and any resort to alternative sources of funds could impair the Company's competitive position and reduce its future cash flow. See "Management's Discussion and Analysis of Financial Condition and
Results of Operations."   If the Company is required to obtain additional equity
capital, existing stockholders could experience substantial dilution.

SUBORDINATION

    The operations of the Company are conducted through PSHC, BSI, SCRSI, TSI, KCSC and SSI, which is an unrestricted subsidiary under the Bank Facility, the Indenture and the Existing Indentures. The Company is dependent on the earnings and cash flow of its subsidiaries to meet its debt and dividend obligations, including its obligations with respect to the Existing Senior Subordinated Notes, the New Notes and the Convertible Preferred Stock. Because the assets of the Company's subsidiaries constitute all of the operating assets of the Company, and because the subsidiaries do not guaranty the payment of principal and interest on the New Notes, the holders of the New Notes will have no direct claim to the assets of the Company's subsidiaries, and, as a result, all existing and future obligations (including debt, taxes, trade and construction payables) of the Company's subsidiaries must be paid in full before amounts, if any, would become available for distribution to the Note holders. As of March 31, 1997, after giving effect to the Old Notes Offering and application of the net proceeds therefrom, and assuming the incurrence by certain subsidiaries of the Company of $368 million under the Company's Bank Facility, the Company's Restricted Subsidiaries would have approximately $531.3 million of indebtedness and other liabilities (including trade and construction payables) outstanding, of which approximately $522.6 million would have been guaranteed by the Company. In addition, $46.0 million of Qualified Non-Recourse Debt would have been incurred by an Unrestricted Subsidiary under the $110 million Sunset Loan Agreement. The Company also would have had $391 million of Existing Senior Subordinated Notes that ranked PARI PASSU with the New Notes and no Senior Indebtedness outstanding (excluding guarantees of subsidiary indebtedness).

    The indebtedness incurred by SSI limits the ability of SSI to incur additional indebtedness. The Company has made equity contributions to SSI totaling approximately $87 million each without recourse against any of the property of SSI and thus these contributions will be effectively subordinated to SSI's existing indebtedness. In addition, the documents governing such indebtedness restrict SSI from making distributions to the Company. There can be no assurances that the Company will receive a return on these contributions and funding commitments and any such returns will be dependent upon the results of operations at SSI. See " - Sunset Station Operations."

    The New Notes are subordinated to all existing and future Senior Indebtedness of the Company, including the Company's guaranty of the Bank Facility. Except for limitations on the aggregate amount of consolidated indebtedness that the Company may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness, create liens, transfer assets to or among its subsidiaries or incur or permit its subsidiaries to incur secured indebtedness. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the New Notes only after all Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the New Notes. The Company's guaranty of the Bank Facility provides that the Company waives all rights of subrogation and reimbursement from the Borrowers (as defined herein). In addition, SCI's assets consist primarily of the stock of its operating subsidiaries and, as noted above, the holders of the New Notes have no direct claim against the assets of such subsidiaries. Borrowings under the Bank Facility are secured by substantially all of the assets of the Borrowers and by the stock of three of the Borrowers, PSHC, BSI and TSI; assets not securing the Bank Facility secure other indebtedness of the Borrowers. Borrowings by SSI under the Sunset Loan Agreement are secured by all of its assets and by the stock of SSI. Under certain circumstances, holders of the Senior Indebtedness of the Company may block payments on the New Notes. In addition, in the event of any distribution or payment of the assets of the Company in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of Senior Indebtedness will have a prior claim to the assets of SCI and to the assets of its subsidiaries which constitute their collateral. The Existing Indentures for the Existing Senior Subordinated Notes have subordination provisions substantially similar to the Indenture's provisions. See "Description of New Notes - Subordination."

    In the event of a Change of Control Triggering Event, each holder of the New Notes will have the right to require the Company to repurchase such holder's New Notes at 101%, plus accrued interest. Such right is subordinated to the rights of the holders of Senior Indebtedness and, effectively, all indebtedness of the Company's subsidiaries. In addition, the occurrence of a Change of Control Triggering Event constitutes an Event of Default under the Bank Facility. Therefore, in order for the Company to repurchase the New Notes as a result of a Change of Control Triggering Event, it will be necessary for the Company either to obtain the consent of the banks under the Bank Facility or to repay the Bank Facility in full. These requirements and subordination of the New Notes will limit the ability of the Company to repurchase the New Notes. The Existing Indentures for the Existing Senior Subordinated Notes have change of control provisions substantially similar to the Indenture's provisions. See "Description of the New Notes -- Change of Control and Rating Decline."

ST. CHARLES EXPANSION PROJECT

    The St. Charles Expansion Project currently includes the building of a backwater basin that will contain two new gaming vessels and a new retail and entertainment complex. Completion and opening of these new facilities is dependent upon the availability of funds under the Bank Facility, which are restricted based on the Company's operating cash flow, the cash flow generated by the Company's operations including Station Casino Kansas City, regulatory requirements unique to the state of Missouri and gaming in general and construction risks. As of March 31, 1997, $99.6 million of the Company's total approximate cost of $190 million for the St. Charles Expansion Project had been invested by the Company. The Company estimates that this expansion will be
completed in mid-summer 1998.   As a result, the time until this expansion
provides a return on investment could be substantial and if the project is delayed, such time could be indefinite.

    The Company has entered into a nonbinding letter of intent with the Gordon Group to develop a substantial portion of the new retail and entertainment complex portion of the St. Charles Expansion Project. No assurances can be given that the Company and the Gordon Group will enter into a definitive development agreement with respect to the project, that the Gordon Group will be able to obtain the necessary financing, that the Gordon Group will complete the build-out of the complex within the Company's estimated completion time of mid-summer 1998 or that the Gordon Group will be able to develop and operate the project successfully. See "Business - Expansion of Station Casino St. Charles."

LOSS OF RIVERBOAT AND DOCKSIDE FACILITIES FROM SERVICE

    The Company's riverboat and dockside facilities in Missouri, including the new vessels at Station Casino St. Charles, could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, or other severe weather conditions. For example, Station Casino St. Charles was closed for approximately three weeks during the Spring of 1995 due to flooding. Although there was no significant damage to the gaming facilities, the closure had a material adverse effect on the Company's operating results for the fiscal year ended March 31, 1996. The Company believes that the new elevated roadway and 4,000-space parking structure at Station Casino St. Charles and the sheltered location of Station Casino Kansas City will substantially lessen the likelihood of closures of facilities due to flooding. Cruises are subject to risks generally incident to the movement of vessels on inland waterways, including risks of casualty due to river turbulence and severe weather conditions. In addition, U.S. Coast Guard regulations set limits on the operation of vessels, require that vessels be operated by a minimum complement of licensed personnel and require a hull inspection at a U.S. Coast Guard approved dry docking facility for all cruising riverboats at five-year intervals. Additionally, the Missouri Gaming Commission has required that gaming entertainment barges obtain annual certification from the American Bureau of Shipping. The Company's Station Casino St. Charles dockside entertainment facility was recertified by the American Bureau of Shipping in December 1996, and the Company's two riverboats are not scheduled for inspection by the U.S. Coast Guard until October 1998 and October 1999, respectively. The loss of the riverboat or dockside facility from service for any period of time could adversely affect the Company's operating results.

CONSTRUCTION RISKS

    Construction projects, such as the St. Charles Expansion Project, entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by the Company in consultation with its architects and contractors. Definitive budgets have been completed for the St. Charles Expansion Project, but the existing construction plans for these projects are subject to change, and the scope of the projects may vary significantly from that which is currently anticipated. Although the Company has entered into certain firm contracts for construction of the St. Charles Expansion Project, no assurance can be given that the budgeted costs of this project will not be exceeded or that such project will commence operations
within the contemplated time frame, if at all.   Budget overruns and delays with
respect to expansion and development projects could have a material adverse impact on the Company's results of operations.

SUNSET STATION FUNDING COMMITMENT

    The Company has agreed to provide a contingent funding commitment under the Supplemental Loan Agreement (as defined herein). In the event of the failure of certain financial covenants under the Sunset Loan Agreement, the Company would be required to provide loans to SSI under this funding commitment in the amount of up to $10 million during the first year of operations, up to $10 million during the second year and up to $5 million during the third year. The Indenture, the Existing Indentures and the Bank Facility may limit the Company's ability to provide these loans. See "Description of Certain Indebtedness and Capital Stock - Sunset Loan Agreement, Supplemental Loan Agreement and Sunset Operating Lease."

DEPENDENCE ON KEY MARKETS

    The Company's operating strategy emphasizes attracting and retaining customers from the local and repeat visitor market. All of the Company's Las Vegas casino properties are dependent upon attracting Las Vegas residents. In addition, Station Casino St. Charles and Station Casino Kansas City are dependent upon attracting local residents within their respective geographic markets. There can be no assurances that the Company will be able to continue to attract a sufficient number of guests, gaming customers and other visitors in Nevada and Missouri to make its operations profitable. See "Business - Operating Strategy."

OTHER DEVELOPMENT OPPORTUNITIES

    The Company has been evaluating and pursuing new gaming development opportunities in existing and emerging jurisdictions, including land-based, dockside, riverboat and Indian gaming opportunities. The Company's ability to benefit from its investment in new gaming development opportunities will depend upon a number of factors, including (i) the Company's ability to identify and acquire attractive sites, (ii) the Company's ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions, are limited in number, (iii) certain political factors and (iv) the availability of adequate financing on acceptable terms. Most of these factors are beyond the control of the Company. As a result, there can be no assurance that the Company will be able to recover its investment in any new gaming development opportunities, or successfully expand to additional locations. See "Business - Expansion Strategy."

    The Company has invested, and will likely continue to invest, in real property in connection with the pursuit of expansion opportunities. At March 31, 1997, $22.6 million of land had been acquired for potential gaming projects in jurisdictions where gaming has been approved. In addition, $3.7 million of land had been acquired in certain jurisdictions where gaming has not yet been approved. No assurances can be made that these jurisdictions will approve gaming in the future. The Company has also entered into various option agreements whereby the Company has the option to acquire or lease land for the development of existing and potential new gaming projects with purchase prices totaling $31.3 million. In consideration for these options, the Company has paid or placed in escrow $6.0 million at March 31, 1997 all of which would be forfeited and written off should the Company not exercise its options to acquire or lease the land. Such investments are subject to the risks generally incident to the ownership of real property, including changes in economic conditions, environmental risks, governmental rules and fiscal policies and other circumstances over which the Company may have little or no control and the development of such properties is subject to restrictions under the Bank Facility. There can be no assurance that the Company will be able to recover its investment in any such properties or be able to prevent incurring investment losses. See "Business - Operating Strategy" and "- Properties."

GAMING AND LIQUOR REGULATION

    The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The states of Nevada, Missouri and Louisiana and the applicable local authorities require various licenses, findings of suitability, registrations, permits and approvals to be held by the
Company and its subsidiaries.   The Nevada Gaming Commission, the Missouri
Gaming Commission and the Louisiana Gaming Commission may, among other things, limit, condition, suspend or revoke a license or approval to own the stock of any of the Company's Nevada, Missouri or Louisiana subsidiaries, respectively, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, such subsidiaries and the persons involved. The suspension or revocation of any of the Company's licenses or the levy on the Company of substantial fines or forfeiture of assets would have a material adverse effect on the business of the Company.

    To date, the Company has obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of its gaming activities. However, gaming licenses and related approvals are deemed to be privileges under Nevada, Missouri and Louisiana law, and no assurances can be given that any new licenses, findings of suitability, registrations, permits and approvals that may be required in the future will be given or that existing ones will not be revoked. Any expansion of the Company's gaming operations in Nevada, Missouri, Louisiana or into new jurisdictions will require various licenses, findings of suitability, registrations, permits and approvals of the gaming authorities, which approval process can be time consuming and costly and has no assurance of success.

    Gaming Authorities (as defined herein) have the authority generally to require that any beneficial owner of the Company's securities, including the New Notes, file an application and be investigated for a finding of suitability. If a record or beneficial owner of a Note is required by any Gaming Authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, such owner may be required pursuant to the terms of the New Notes or law to dispose of the New Notes. See "Regulation and Licensing" and "Description of the New Notes - Mandatory Disposition Pursuant to Gaming Laws."

UNCERTAIN EFFECT OF NATIONAL GAMBLING COMMISSION

    The U.S. Congress has created the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The enabling legislation provides that, not later than two years after the enactment of such legislation, the commission would be required to issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions. Any such recommendations, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on the Company's business, financial condition or results of operations.

    From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. Any such tax could have a material adverse effect on the Company's business, financial condition or results of operations.

ABSENCE OF PUBLIC TRADING MARKET

    Prior to this Exchange Offer, there has been no public market for the Old Notes which were sold pursuant to an exemption from registration under applicable securities laws. Like the Old Notes, the New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The Initial Purchaser has informed the Company that it currently intends to make a market in the New Notes following the effectiveness of this Registration Statement; however, the Initial Purchaser is not obligated to do so and may discontinue such market-making activities at any time without notice. The Company does not intend to list the New Notes on any securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of, performance of and prospects for the Company. There can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

                                   USE OF PROCEEDS

    The Company will not receive any proceeds in connection with the Exchange Offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this Prospectus, the Company will receive the Old Notes that will be retired and canceled.

     The net proceeds from the Old Notes Offering, after deducting discounts and commissions and estimated offering expenses, were approximately $144 million. The Company used the net proceeds from the sale of the Old Notes to reduce amounts outstanding under the Bank Facility. Immediately prior to the closing of the Old Notes Offering, the outstanding balance was approximately $280 million. See "Description of Certain Indebtedness and Capital Stock - Bank Facility." At such time as funds are needed by the Company, the Company will draw funds then available under the Bank Facility, which was last
amended as of June 27, 1997.   Borrowings under the Bank Facility bear
interest at a margin above the bank's prime rate or LIBOR, as selected by the Company, and will mature on September 30, 2000. As of March 31, 1997, the weighted average interest rate for such borrowings was 7.89%. The availability under the Bank Facility, purchase money equipment financing and cash flows from operations, will be used (i) for payment of the remaining construction costs for the St. Charles Expansion Project of approximately $90.4 million (excluding net construction period interest and preopening expenses) as of March 31, 1997, (ii) to provide additional equity contributions of approximately $35 million for the completion of Sunset Station, of which all had been made as of May 31, 1997, (iii) for payment of construction payables of approximately $95 million at March 31, 1997 and (iv) for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." See also "Description of Certain Indebtedness and Capital Stock."

                             CONSOLIDATED CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at March 31, 1997 and as adjusted to reflect the issuance and sale of the Old Notes by the Company after deducting discounts and commissions and estimated expenses of the Old Notes Offering payable by the Company, and the application of the net proceeds therefrom to repay borrowings under the Bank Facility. See "Use of Proceeds." This table should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this Prospectus.



                                                          AT MARCH 31, 1997
                                                     ---------------------------
                                                                         AS
                                                        ACTUAL        ADJUSTED
                                                      -----------   ------------
                                                            (IN THOUSANDS)

Current portion of long-term debt . . . . . . .       $    18,807   $     18,807
                                                      -----------  -------------
                                                      -----------  -------------


Bank Facility (1) . . . . . . . . . . . . . . .       $   277,000   $    132,963
9 5/8% Senior Subordinated Notes due 2003 (2) .           186,248        186,248
10 1/8% Senior Subordinated Notes due 2006 (2).           196,818        196,818
9 3/4% Senior Subordinated Notes due 2007 (3) .              --          144,287
Sunset Station First Mortgage Note (4)  . . . .            46,000         46,000
Other long-term debt, less current portion  . .            36,090         36,090
                                                      -----------  -------------

Total long-term debt, less current portion  . .           742,156        742,406
                                                      -----------  -------------

Total Stockholders' equity  . . . . . . . . . .           298,848        298,848
                                                      -----------  -------------

     Total capitalization . . . . . . . . . . .       $ 1,041,004   $  1,041,254
                                                      -----------  -------------
                                                      -----------  -------------

-------------------------

(1) The Bank Facility provides for borrowings up to an aggregate of $368 million available to certain subsidiaries of the Company as of March
    31, 1997, reducing to $360 million as of July 1, 1997, which borrowings are guaranteed by the Company. Availability is subject to the Company's compliance with the indebtedness covenants contained in the Indenture and the Existing Indentures and by certain ratios under the Bank Facility. The Bank Facility was last amended as of June 27, 1997 to improve borrowing capacity under the facility by increasing the ratio of funded debt to EBITDA (adjusted for preopening expenses) ratio required under the Bank Facility. As Adjusted amounts do not reflect the incurrence of approximately $22.5 million of additional borrowing under the Bank Facility incurred through the closing of the Old Notes Offering. Borrowings under the Bank Facility are expected to be periodically incurred subsequent to the consummation of the Old Notes Offering in connection with the St. Charles Expansion Project, additional equity contributions for the completion of Sunset Station, payment of construction payables and general corporate purposes.

(2) Both the Actual and As Adjusted amounts are net of combined original issue discount of $8.0 million as of March 31, 1997.

(3) As Adjusted amount is net of discount of $5.7 million.

(4) The Sunset Loan Agreement provides SSI, an Unrestricted Subsidiary, with up to an aggregate of $110 million of Qualified Non-Recourse Debt to finance the certain development and construction costs of Sunset Station. See "Description of Indebtedness and Capital Stock - Sunset Loan Agreement, Supplemental Loan Agreement and Sunset Operating Lease."

                         SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below as of and for the Company's fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 have been derived from consolidated financial statements which, except for 1993 and 1994, are contained elsewhere in this Prospectus. The selected consolidated financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and other financial and statistical information included elsewhere in this Prospectus.


                                                                             FOR THE YEARS ENDED MARCH 31,
                                                           1997           1996         1995           1994           1993
                                                           ----           ----         ----           ----           ----
                                                                  (dollars in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:

Operating revenues:
    Casino                                              $450,013       $358,495       $210,534       $109,090       $100,426
    Food and beverage                                     92,220         73,057         43,208         26,078         25,157
    Room                                                  27,420         23,614         17,690         14,360         12,373
    Other                                                 48,957         39,099         36,561         31,226         20,743
                                                         --------       --------       --------       --------       --------
      Gross revenues                                     618,610        494,265        307,993        180,754        158,699
    Less promotional allowances                          (35,095)       (27,408)       (17,715)       (11,211)        (8,804)
                                                         --------       --------       --------       --------       --------
      Net revenues                                       583,515        466,857        290,278        169,543        149,895
                                                         --------       --------       --------       --------       --------

Operating costs and expenses:
    Casino                                               203,857        150,805         92,812         47,492         42,185
    Food and beverage                                     68,994         57,659         34,045         19,528         20,184
    Room                                                  10,318          9,147          7,014          5,439          5,398
    Other                                                 23,927         24,902         27,270         22,432         15,822
    Selling, general and administrative                  120,285         97,466         60,810         26,269         28,514
    Corporate expenses                                    18,284         15,979         13,141          7,920              -
    Restructuring charge                                   2,016              -              -              -              -
    Development expenses                                   1,302          3,960          7,200          1,791              -
    Depreciation and amortization                         44,589         35,039         22,220         12,976         10,935
    Preopening expenses                                   31,820          2,436         19,378              -              -
                                                         --------       --------       --------       --------       --------
      Total operating costs and expenses                 525,392        397,393        283,890        143,847        123,038
                                                         --------       --------       --------       --------       --------

Operating income                                          58,123         69,464          6,388         25,696         26,857

Interest expense, net                                    (36,698)       (30,563)       (19,967)        (9,179)        (8,949)
Other income (expense)                                       (47)         1,150          2,160          2,192             32
                                                         --------       --------       --------       --------       --------
Income (loss) before income taxes                         21,378         40,051        (11,419)        18,709         17,940
Income tax (provision) benefit                            (7,615)       (14,579)         3,477         (4,806)             -
Reinstatement of deferred taxes                                -              -              -         (4,486)             -
Pro forma income taxes (unaudited) (1)                         -              -              -              -         (6,100)
                                                         --------       --------       --------       --------       --------
Net income (loss)                                         13,763         25,472         (7,942)         9,417              -
Preferred stock dividends                                 (7,245)           (53)             -              -              -
                                                         --------       --------       --------       --------       --------
Net income (loss) applicable to common stock              $6,518        $25,419        $(7,942)        $9,417             $-
                                                         --------       --------       --------       --------       --------
                                                         --------       --------       --------       --------       --------
Proforma net income after income taxes (unaudited)(1)         $-             $-             $-        $12,309        $11,840
                                                         --------       --------       --------       --------       --------
                                                         --------       --------       --------       --------       --------
Earnings per share:
Earnings (loss) per common share                           $0.18          $0.75         $(0.26)             -              -
Pro forma earnings per share (unaudited) (1)                   -              -              -          $0.42          $0.44
Weighted average common shares outstanding                35,316         33,918         30,113              -              -
Pro forma weighted average common
   shares outstanding (unaudited)                              -              -              -         29,413         26,681



                                                                               FOR THE YEARS ENDED MARCH 31,
                                                           1997         1996            1995           1994          1993
                                                            ----         ----            ----           ----          ----
                                                                   (dollars in thousands, except per share amounts)
OTHER DATA (2):
Number of hotel rooms                                      1,728          1,528          1,328          1,028          1,028
Average daily occupancy rate                                  96%            94%            95%            97%            94%
Casino square footage                                    432,000        278,000        206,000         84,000         84,000
Number of slot machines                                   13,008          9,555          7,020          3,323          3,202
Capital expenditures (3)                                $506,096       $307,745       $163,884       $102,687        $15,504
EBITDA (4)                                               136,548        106,939         47,986         41,743         37,792
Cash flows provided by (used in):
    Operating activities                                $111,803        $77,953        $48,494        $23,685        $29,658
    Investing activities                                (479,008)      (266,935)      (157,585)      (111,072)       (14,867)
    Financing activities                                 294,859        286,889        109,893         92,073        (10,309)
Ratio of earnings to fixed charges (5)                      1.00x          1.87x          0.38x          2.01x          2.62x
BALANCE SHEET DATA:
Cash and cash equivalents                                $42,522       $114,868        $16,961        $16,159        $11,473
Total assets                                           1,234,118        827,314        436,538        301,486        185,110
Long-term debt (6)                                       760,963        464,998        299,814        159,460        133,215
Stockholder's equity                                     298,848        278,470         87,886         95,791         37,153


---------------------------
(1) Reflects provisions for federal income taxes (assuming a 34% effective tax rate for all periods) as if the Company had not been treated as an S corporation during these periods.

(2) Other Data relating to the number of hotel rooms, the casino square footage and the number of slot and video poker machines represent end of period data.

(3) Capital expenditures for the fiscal year ended March 31, 1994 include $52.8 million related to the development of Station Casino St. Charles and $31.9 million related to the development of Boulder Station. Capital Expenditures for the fiscal year ended March 31, 1995 include $52.9 million related to the development of Station Casino St. Charles and $90.7 million related to the development of Boulder Station. Capital expenditures for the fiscal year ended March 31, 1996 include $84.9 million related to the acquisition and completion of Texas Station, $62.8 million related to the development and construction of Station Casino Kansas City, $29.7 million related to the development and construction of Sunset Station and $39.4 million related to the expansion at Station Casino St. Charles including an elevated roadway, a parking structure and restaurant facilities. Capital expenditures for the fiscal year ended March 31, 1997 include $211.1 million related to the development and construction of Station Casino Kansas City, $112.8 million related to the development and construction of Sunset Station and $99.6 million related to the St. Charles Expansion Project. See Note 3 of Notes to Consolidated Financial Statements.

(4) "EBITDA" consists of operating income plus depreciation and amortization, including preopening expenses and a restructuring charge in 1997. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash provided by operating activities as a measure of liquidity. The Company has presented EBITDA solely as supplemental disclosure because the Company believes that certain investors consider this information useful in the evaluation of the financial performance of companies with substantial depreciation and amortization.

(5) For the fiscal year ended March 31, 1995, earnings were inadequate to cover fixed charges by a coverage deficiency of $17.4 million.

(6) Long-term debt at March 31, 1993 includes $7.8 million of notes payable to affiliates which was subsequently paid.

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

FORWARD-LOOKING STATEMENTS

    This document contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A and Section 21E. All forward-looking statements involve risks and uncertainties. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not materially differ from its expectations. Factors that could cause actual results to differ materially from expectations include, among other things, the Company's competition, the limitations on capital resources imposed by the Company's Bank Facility, the Sunset Loan Agreement (as defined herein) and the terms of the Indenture and the Existing Indentures, the Company's ability to meet its interest expense and principal repayment obligations, loss of the Company's riverboat and dockside facilities from service, construction risks, the Company's dependence on key gaming markets, the Company's ability to take advantage of new gaming development opportunities and gaming and liquor regulations. See "Risk Factors." Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

               RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following table highlights the results of operations for the Company and its subsidiaries:

                                                                  Fiscal Year Ended March 31,
                                                            ----------------------------------------
                                                               1997           1996           1995
                                                            -----------    ----------     ----------
NEVADA OPERATIONS:
PALACE STATION
Net revenues                                               $  133,464     $  131,178     $  133,313
Operating income                                               30,802         28,615         31,390
EBITDA (1)                                                     38,890         38,225         41,285

BOULDER STATION
Net revenues                                               $  143,039     $  118,040      $  64,645
Operating income (2)                                           37,728         28,103          5,450
EBITDA (1)                                                     48,553         35,650         16,842

TEXAS STATION
Net revenues                                                $  80,690      $  55,098          $  --
Operating income                                                4,062          3,903             --
EBITDA (1)                                                     12,462          8,904             --

TOTAL NEVADA OPERATIONS:
Net revenues                                               $  357,193     $  304,316     $  197,958
Operating income                                               72,592         60,621         36,840
EBITDA (1)                                                     99,905         82,779         58,127

MISSOURI OPERATIONS:
STATION CASINO ST. CHARLES
Net revenues                                               $  158,760     $  129,878      $  58,384
Operating income (loss) (3)                                    34,996         28,058        (12,039)
EBITDA (1)                                                     47,144         39,627          5,632

STATION CASINO KANSAS CITY
Net revenues                                                $  39,071          $  --          $  --
Operating (loss) (4)                                          (30,701)            --             --
EBITDA (1)                                                      3,536             --             --

TOTAL MISSOURI OPERATIONS:
Net revenues                                               $  197,831     $  129,878      $  58,384
Operating income (loss) (3)(4)                                  4,295         28,058        (12,039)
EBITDA (1)                                                     50,680         39,627          5,632

STATION CASINOS, INC. AND OTHER:
Net revenues                                                $  28,491      $  32,663      $  33,936
Operating loss                                                (18,764)       (19,215)       (18,413)
EBITDA (1)                                                    (14,037)       (15,467)       (15,773)

    (1) "EBITDA" consists of operating income plus depreciation and amortization, including preopening expenses and a restructuring charge in 1997. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or as an alternative to cash provided by operating activities as a measure of liquidity. The Company has presented EBITDA solely as supplemental disclosure because the Company believes that certain investors consider this information useful in the evaluation of the financial performance of companies with substantial depreciation and amortization.
    (2) Operating income for Boulder Station for the fiscal year ended March 31, 1995, includes preopening expenses of $7.5 million.
    (3) Operating loss for Station Casino St. Charles for the fiscal year ended March 31, 1995, includes preopening expenses of $11.9 million.
    (4) Operating loss for Station Casino Kansas City for the fiscal year ended March 31, 1997, includes preopening expenses of $31.1 million.

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

    Consolidated net revenues increased 25.0% to $583.5 million for the fiscal year ended March 31, 1997, from $466.9 million in the prior year. The Company's Nevada Operations contributed $357.2 million of net revenues for the fiscal year ended March 31, 1997, an increase of 17.4% over the prior year. This increase is primarily due to improved operations at Boulder Station and the operations of Texas Station which opened in July 1995. The Company's Missouri Operations contributed $197.8 million of net revenues for the fiscal year ended March 31, 1997, an increase of 52.3% over the prior year. This increase is due to the opening of Station Casino Kansas City in January 1997, as well as an increase in
revenues at Station Casino St. Charles.   For the fiscal year ended March 31,
1996, net revenues and operating income at Station Casino St. Charles were adversely impacted by flooding on the Missouri River, which closed operations for 16 days and disrupted operations through the balance of the first quarter of fiscal year 1996. During the fiscal year ended March 31, 1997, the improved results at Station Casino St. Charles were achieved despite disruption created from the construction of a new parking garage and elevated roadway, which opened in May 1996, and construction related to the further development of the property's master plan. Flooding on the Missouri River did occur again in May 1996. The newly completed parking garage and elevated roadway served one of its intended purposes in minimizing business disruption caused by the flood. Additionally, results at Station Casino St. Charles were adversely impacted with the opening of a new hotel/casino in March 1997.

    Operating income decreased 16.3% to $58.1 million for the fiscal year ended March 31, 1997, from $69.5 million in the prior year. Operating income at the Company's Nevada Operations increased 19.8% to $72.6 million from $60.6 million in the prior year. Operating income at the Company's Missouri Operations were negatively impacted by the write-off of preopening expenses for Station Casino Kansas City and a one-time restructuring charge from the implementation of a plan to reduce costs and improve efficiency which resulted primarily in employee severance payments. Operating income at Station Casino St. Charles increased
24.7% to $35.0 million.   For the fiscal year ended March 31, 1997, these
results, including an increase in net interest expense of $6.1 million, a decrease in the income tax provision of $7.0 million and dividends of $7.2 million on the convertible preferred stock issued in March 1996, resulted in net income applicable to common stock of $6.5 million, or earnings per common share of $0.18, compared to net income applicable to common stock of $25.4 million or earnings per common share of $0.75 in the prior year.

    CASINO. Casino revenues increased 25.5% to $450.0 million for the fiscal year ended March 31, 1997, from $358.5 million in the prior year. This increase is due to the opening of Station Casino Kansas City, a full year of operations at Texas Station, as well as improved results at both Boulder Station and Station Casino St. Charles. Casino revenues increased $42.8 million and $51.6 million for the Nevada Operations and Missouri Operations, respectively. Station Casino Kansas City generated casino revenue of $29.9 million since opening in January 1997.

    Casino expenses increased 35.2% to $203.9 million for the fiscal year ended
March 31, 1997, from $150.8 million in the prior year.   These increases in
casino expenses are consistent with the increases in casino revenues discussed above. Casino net profit margin decreased to 54.7% from 57.9% in the prior year. This decrease is due to a slight decrease at the Nevada Operations and a lower margin at Station Casino Kansas City due to the start-up nature of the new operations. In addition, the Missouri Operations have a lower margin than the Company's combined margin due primarily to higher gaming tax rates in Missouri as compared to Nevada.

    FOOD AND BEVERAGE. Food and beverage revenues increased 26.2% to $92.2 million for the fiscal year ended March 31, 1997, from $73.1 million in the prior year. This improvement is primarily due to an increase in food and beverage revenues at Station Casino St. Charles of $5.0 million resulting from two new full-service restaurant facilities which opened in October 1995, an increase of $5.0 million at Texas Station and $7.5 million from Station Casino Kansas City.

    Food and beverage net profit margins improved to 25.2% for the fiscal year ended March 31, 1997, from 21.1% in the prior year. This increase in net margins is primarily due to improvements at the Nevada Operations, especially Texas Station, as a result of continued focus on cost control and strong margins at Station Casino St. Charles with the addition of the two full-service restaurants.

    ROOM. Room revenues increased 16.1% to $27.4 million for the fiscal year ended March 31, 1997, from $23.6 million in the prior year. This increase is due primarily to the addition of Texas Station with a total of 200 rooms which contributed an increase of $1.6 million of room revenues and Station Casino Kansas City with a total of 180 rooms which contributed $1.2 million of room revenues for the fiscal year ended March 31, 1997. The Company-wide room occupancy increased to 96% from 94%, while the average daily room rate increased to $48 from $46.

    OTHER.   Other revenues increased 25.2% to $49.0 million for the fiscal year ended March 31, 1997, from $39.1 million in the prior year. This increase is due to $2.3 million for the Company's interest in the operating income of Barley's Casino & Brewing Company which opened in January 1996, $3.1 million of lease income from the lease of a riverboat gaming facility, combined increases in other revenues at the Company's other operating properties of $7.5 million, offset by lost revenues of $3.0 million from the sale of vending assets of
Southwest Services, Inc. which were sold in September 1995.   The riverboat
gaming facility lease will terminate in August 1997. Revenues from the Company's slot route business remained constant at $21.0 million.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses ("SG&A") increased 23.4% to $120.3 million for the fiscal year ended March 31, 1997, from $97.5 million in the prior year. This increase is primarily due to the addition of Texas Station in July 1995 and Station Casino Kansas City in January 1997. SG&A as a percentage of net revenues decreased slightly to 20.6% from 20.9% in the prior year.

    CORPORATE EXPENSES. Corporate expenses increased 14.4% to $18.3 million for the fiscal year ended March 31, 1997, from $16.0 million in the prior year. These increases are attributable to increases in personnel infrastructure to manage the Company's new properties and projects under development. Corporate expenses decreased to 3.1% of net revenues for the fiscal year ended March 31, 1997, from 3.4% in the prior year.

    DEVELOPMENT EXPENSES. Development expenses decreased significantly for the fiscal year ended March 31, 1997 compared to the prior year. This decrease is the result of reduced efforts to identify potential gaming opportunities. Such costs are incurred by the Company in its efforts to identify and pursue potential gaming opportunities in selected jurisdictions, including those in which gaming has not been approved. The Company expenses development costs including lobbying, legal and consulting until such time as the jurisdiction has approved gaming and the Company has identified a specific site. Costs incurred subsequent to these criteria being met are capitalized.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 27.3% to $44.6 million for the fiscal year ended March 31, 1997, from $35.0 million in the prior year. Station Casino Kansas City contributed $2.8 million of this increase, while Texas Station contributed $3.8 million. Depreciation expense increased at Boulder Station primarily as a result of the parking garage and entertainment facilities added during mid-fiscal year 1996 as well as at Station Casino St. Charles primarily as a result of the parking garage which
opened in May 1996.   These increases were offset by a decrease in depreciation
expense at Palace Station.

    PREOPENING EXPENSES. The Company capitalizes significant preopening expenses associated with its construction projects, including Station Casino Kansas City which opened January 16, 1997, and Sunset Station. These amounts are expensed upon the opening of the related project and could have a material adverse impact on the Company's earnings. During the fiscal year ended March 31, 1997 the Company expensed preopening expenses of $31.8 million substantially related to Station Casino Kansas City. Preopening expenses for the fiscal year ended March 31, 1996 relate to the opening of the new restaurant facilities at Station Casino St. Charles, the theater and parking garage at Boulder Station, the opening of Texas Station in July 1995 and the opening at Barley's Casino & Brewing Company in January 1996.

    INTEREST EXPENSE, NET.   Interest costs incurred (expensed and capitalized)
increased 59.2% to $58.8 million for the fiscal year ended March 31, 1997.
This increase is primarily attributable to added interest costs associated with the 10 1/8 % Senior Subordinated Notes issued by the Company in March 1996 and borrowings under the reducing revolving credit facility. During the first quarter of fiscal year 1997, the

Company recorded interest income of $0.7 million from investments in tax free municipal securities purchased with the excess proceeds of the public offerings completed in March 1996. Capitalized interest is expected to continue, but at a reduced rate with the opening of Station Casino Kansas City in January 1997, due to the construction of a new casino facility in Las Vegas and expansion projects at the Company's Missouri facilities, as well as ongoing improvements at the Company's existing Las Vegas facilities (see "Liquidity and Capital Resources").


FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

    The Company's results of operations include the operations of Texas Station located in northwest Las Vegas which opened on July 12, 1995, operations for the full fiscal year ended March 31, 1996 at Boulder Station, which opened on August 23, 1994, and full-scale gaming at Station Casino St. Charles which opened on a limited basis on May 27, 1994. Operations at Station Casino St. Charles were limited for a significant portion of fiscal year 1995 due to the unexpected decision of the Missouri Supreme Court in January 1994 that certain games of chance were prohibited under the Missouri Constitution. On November 8, 1994, by referendum, the Missouri voters amended the Missouri Constitution to permit full-scale gaming. Full-scale operations began at Station Casino St. Charles on December 9, 1994.

    Consolidated net revenues increased 60.8% to $466.9 million for the fiscal year ended March 31, 1996, as compared to $290.3 million for the prior year.
This increase is due to the factors noted in the preceding paragraph.   Station
Casino St. Charles contributed $129.9 million of net revenues, an increase of $71.5 million as compared to the prior year, while Boulder Station contributed $118.0 million of net revenues, an increase of $53.4 million as compared to the prior year. Texas Station contributed $55.1 million of net revenues during the current fiscal year. For the fiscal year ended March 31, 1996, net revenues and operating income of Station Casino St. Charles were negatively impacted by the flooding of the Missouri River which led to the closing of the property from May 17 through June 1, 1995, and disruption of operations throughout the balance of the first quarter. The operations of Station Casino St. Charles have been further disrupted by ongoing construction, including a new parking garage and elevated roadway which opened in May 1996. The new parking garage and elevated roadway should provide improved access to the gaming facility and reduce the likelihood of further business disruption from flooding. In addition this project is the foundation for future phases of the land based elements of the Station Casino St. Charles master plan.

    Operating income increased $63.1 million to $69.5 million for the fiscal year ended March 31, 1996, as compared to $6.4 million for the prior year. This improvement is due to the new and expanded operations discussed above. In addition, contributing to the lower operating income for the fiscal year ended March 31, 1995 were preopening expenses of $19.4 million related to the opening of Boulder Station and Station Casino St. Charles. The Company did not incur a large amount of preopening expenses in connection with the Texas Station acquisition due to the fact that Texas Station was substantially ready to open upon acquisition. This improvement in operating income, partially offset by an increase in net interest expense of $10.6 million and an increase of $18.1 million in the income tax provision, resulted in net income applicable to common stock of $25.4 million, or earnings per common share of $0.75 for fiscal year 1996.

    CASINO. Casino revenues increased 70.3% to $358.5 million for the fiscal year ended March 31, 1996, as compared to $210.5 million for the prior year. This increase is directly related to $40.1 million in casino revenues generated by the new Texas Station property and combined casino revenue increases generated by Station Casino St. Charles and Boulder Station of $110.2 million. For the fiscal year ended March 31, 1996, casino revenues at Palace Station decreased $2.2 million or 2.3% as compared to the prior year, primarily as a result of a decline in sports book revenue. Management believes that Palace Station's revenues were negatively impacted by road construction at Interstate 15 and Sahara Avenue. This construction was substantially completed in October 1995. In addition, two of the restaurants at Palace Station were closed for remodeling during different parts of the fiscal year which management believes also had a negative impact on casino revenues. Both restaurants have been reopened. Revenues at the Southwest Company's Louisiana Downs Race Track video poker operation declined by $2.2 million for the fiscal year ended March 31, 1996 as compared to the prior year. This decrease is a result of increased competition in northwest Louisiana from riverboats opened in the first two quarters of fiscal year 1995. The Company is considering various alternatives for improving cash flows or possibly selling its interest in the Louisiana Downs joint venture.

In any event, the operations of the joint venture are not material to the Company's financial position or results of operations taken as a whole.

    Casino expenses increased 62.5% to $150.8 million for the fiscal year ended March 31, 1996, as compared to $92.8 million for the prior year. This increase in casino expenses is consistent with the increase in casino revenues discussed above. Casino net profit margin improved to 57.9% from 55.9% during the prior year. This improvement comes primarily from the operations at Station Casino St. Charles where the casino profit margin was 53.1% for the fiscal year ended March 31, 1996, compared to 45.0% for the prior year. The improvement at Station Casino St. Charles was primarily due to increased revenues generated as a result of the Missouri vote which allowed full-scale gaming beginning in December 1994. The increased revenues allowed for substantial operational efficiencies. The casino net profit margins at Station Casino St. Charles are lower than the Company's combined margin primarily due to higher gaming tax rates in Missouri as compared to Nevada.

    FOOD AND BEVERAGE. Food and beverage revenues increased $29.8 million or 69.1% for the fiscal year ended March 31, 1996, as compared to the prior year. This increase is due to food and beverage revenues of $15.1 million at the newly opened Texas Station property and combined food and beverage revenue increases at Station Casino St. Charles and Boulder Station of $14.2 million. Food and beverage revenues at Station Casino St. Charles have increased with the opening
of two full service restaurants in October 1995.   The addition of these
restaurants should have a positive impact on food and beverage revenues during the upcoming fiscal year.

    Food and beverage net profit margins have remained relatively flat, with a margin of 21.1% in fiscal year 1996. Net profit margins for Boulder Station have improved significantly over the prior year from 5.4% to 17.8% for the fiscal year ended March 31, 1996. Management believes that the low margin experienced in the prior year was due to typical initial operating inefficiencies of a new property. In fiscal year 1996 the increase in margin at Boulder Station was due to efficiencies resulting from effective cost control measures implemented. The net profit margin at Texas Station was 9.7% which management attributes primarily to initial operating inefficiencies typical for a new property.

    ROOM. Room revenues increased 33.5% to $23.6 million for the fiscal year ended March 31, 1996, as compared to $17.7 million for the prior year. This increase is due primarily to the addition of Texas Station and a full year of operations at Boulder Station. Texas Station, with a total of 200 rooms,
contributed $2.1 million of the increase.   Boulder Station, with a total of 300
rooms, contributed $2.7 million of the increase.  Palace Station contributed an
increase of $1.1 million over the prior year.   The Company-wide room occupancy
rate declined from 95% in the prior year to 94% for the fiscal year ended March 31, 1996, while the average daily room rate increased from $41 to $46.

    OTHER. Other revenues increased $2.5 million or 6.9% to $39.1 million for the fiscal year ended March 31, 1996, as compared to the prior year. This increase is due primarily to increased slot route revenues of $4.0 million and an increase in other revenues at Boulder Station of $1.8 million. In addition, Texas Station added $1.8 million of other revenues during the fiscal year ended March 31, 1996. These increases were offset by decreases in operating revenues resulting after the sale of certain assets of the pay phone division at the end of fiscal year 1995 and the vending division in the middle of fiscal year 1996.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses ("SG&A") increased $36.7 million or 60.3% for the fiscal year ended
March 31, 1996, as compared to the prior year.   This increase is primarily due
to the operations at Station Casino St. Charles and Boulder Station, which combined, contributed an increase of $20.5 million over the prior year. In addition, Texas Station added $14.8 million of SG&A for the fiscal year ended March 31, 1996. SG&A as a percentage of net revenues remained consistent at 20.9%.

    CORPORATE EXPENSES. Corporate expenses increased $2.8 million or 21.6% to $16.0 million for the fiscal year ended March 31, 1996, as compared to the prior year. This increase is attributable to increases in personnel and other infrastructure costs required to manage the Company's new properties and expansion plans for fiscal years 1997 and beyond. Corporate expenses declined to 3.4% of net revenues for the fiscal year ended March 31, 1996, as compared to 4.5% in the prior year.

    DEVELOPMENT EXPENSES. Development expenses decreased significantly for the fiscal year ended March 31, 1996, compared to the prior year. This decrease was the result of reduced efforts to identify potential gaming opportunities. Such costs are incurred by the Company in its efforts to identify and pursue potential gaming opportunities in selected jurisdictions, including those in which gaming has not been approved. The Company expenses development costs including lobbying, legal and consulting until such time as the jurisdiction has approved gaming and the Company has identified a specific site. Costs incurred subsequent to these criteria being met are capitalized.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $12.8 million or 57.7% to $35.0 million for the fiscal year ended March 31,
1996.   This increase is attributed to increases of  $3.5 million at Boulder
Station and $5.2 million  at Station Casino St. Charles due to expansions at
these facilities.   In addition, Texas Station generated $4.1 million of
depreciation and amortization for the fiscal year ended March 31, 1996.

    INTEREST EXPENSE, NET. Interest costs incurred (expensed and capitalized) for the fiscal year ended March 31, 1996 were $36.7 million, a 41.5% increase
over the prior year.    This increase is primarily attributable to increases in
term note and revolving line of credit balances as a result of the capital required for the Company's expansion strategy. Capitalized interest is expected to continue to grow at an increased pace due to ongoing improvements at the Company's casinos as well as construction of new facilities (see "Liquidity and Capital Resources").

    Other income includes a $1.2 million gain recorded as a result of the sale of certain assets of the vending division of Southwest Services, Inc.

LIQUIDITY AND CAPITAL RESOURCES

    During the fiscal year ended March 31, 1997, the Company's sources of capital included cash flows from operating activities of $111.8 million, borrowings under the Company's Bank Facility of $277.0 million, borrowings under the Sunset Loan Agreement (as defined herein) of $46.0 million, net proceeds from the exercise of the underwriters' over-allotment option to purchase an additional 270,000 shares of convertible preferred stock related to 1,800,000 shares of convertible preferred stock issued by the Company on March 29, 1996, of $13.1 million and excess cash invested from the March 29, 1996, issuance of convertible preferred stock and senior subordinated notes. At March 31, 1997, the Company had available borrowings of $91.0 million under its Bank Facility, $64.0 million under the Sunset Loan Agreement, available advances of $40.0 million under the Sunset Operating Lease (as defined herein) and $42.5 million in cash and cash equivalents. In addition, in April 1997 the Company completed the Old Notes Offering, the proceeds of which were used to reduce amounts outstanding under the Bank Facility.

    During the fiscal year ended March 31, 1997, total capital expenditures were approximately $506.1 million, of which approximately (i) $211.1 million was associated with the development and construction of Station Casino Kansas City,
(ii) $112.8 million was associated with the development and construction of Sunset Station, (iii) $99.6 million was associated with the construction of the St. Charles Expansion Project, (iv) $14.7 million was associated with the construction of a 4,000-space parking structure and elevated roadway at Station Casino St. Charles, which opened in May 1996 and (v) $67.9 million was associated with various other projects, maintenance capital expenditures and net construction period interest.

    The Company's primary requirements during fiscal year 1998 are expected to include the following:

- Sunset Station - The Company anticipates that the total cost of the Sunset Station project will be approximately $198 million (excluding net construction period interest and preopening expenses), of which approximately $143.9 million had been incurred as of March 31, 1997. The cost of the project has increased $38 million from the previous estimate of $160 million. The increased cost is primarily attributable to the Company's decision to expand the project to include an increase in the number of slot and video poker machines from 2,300 to 2,700 machines, a tenant buildout for a microbrewery, enhancements to the streetscape facades, sky ceilings, stained glass, landscaping and other general interior upgrades, an increased number of hotel suites, an enhanced outdoor pool and an amphitheater. In addition, the Company experienced increased construction costs due in part to the high level of overall construction activity in Las Vegas. Management believes that the enhanced project will position the Company as the premier entrant in the Henderson/Green Valley area, and allow the Company to market the property more effectively and offer guests a more complete entertainment experience. Sunset Station is being constructed on approximately 100 acres in the Henderson/Green Valley area of Las Vegas and will feature a casino, hotel, and dining and entertainment facilities. The construction of Sunset Station is being financed through $110 million of non-recourse debt under the Sunset Loan Agreement and a $40
    million operating lease provided by the Company.   See "Description of
    Certain Indebtedness and Capital Stock." As of March 31, 1997, the Company has made equity contributions of $54.0 million to the project and plans to fund all of the remaining construction and preopening expenses in excess of the $110 million note and $40 million operating lease through additional equity contributions of approximately $33.0 million.

- Station Casino St. Charles - The Company has commenced construction of the St. Charles Expansion Project. In connection with this expansion project, the Company is constructing a man-made backwater basin that would contain two new gaming vessels, which will be similar to the gaming vessels at Station Casino Kansas City. The project also includes a transition deck to provide direct access from the 4,000-space parking garage into the new casino facilities. This project is expected to cost approximately $190 million (excluding construction period interest and preopening expenses), of which $99.6 million had been incurred at March 31, 1997. Management estimates that the St. Charles Expansion Project will be completed by mid-summer 1998. The scope and timing of this expansion project depend on several factors, including, but not limited to, the Company's ability to draw under its Bank Facility as restricted by the maximum funded debt to EBITDA (as adjusted for preopening expenses) ratio described herein. In addition, the Company has entered into a non-binding letter of intent with the Gordon Group to develop a substantial portion of the new retail and entertainment complex portion of the St. Charles Expansion Project. The Company anticipates that between $50 million and $70 million of financing will be required by the Gordon Group for the development of a uniquely styled shopping and entertainment area, including a variety of specialty retail stores, restaurants and entertainment attractions. If the Gordon Group fails to proceed with development of the retail and entertainment complex, the Company plans to complete a smaller-scale build-out of the retail and entertainment complex for an estimated cost of $16 million (net of construction period interest and preopening expenses). No assurances can be given that the Company and the Gordon Group will enter into a definitive development agreement with respect to the project, that the Gordon Group will be able to obtain the necessary financing, that the Gordon Group will complete the build-out of the complex within the Company's estimated completion time of mid-summer 1998 or that the Gordon Group will be able to develop and operate the project successfully.

- Construction Contracts Payable - The payment of approximately $95 million of construction contracts payable and retention outstanding as of March 31, 1997. This includes approximately $35.3 million related to the construction and development of Sunset Station.

    Other planned uses of capital include (i) maintenance capital expenditures at Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino Kansas City, Station Casino St. Charles and SGSI, (ii) principal and interest payments on indebtedness, (iii) dividend payments on convertible preferred stock and (iv) general corporate purposes. The Company has delayed commencement of construction on a 507-room hotel project at Boulder Station. Management is currently evaluating the timing of this Boulder Station project which depends significantly on the operating results of the Company, including its new facility Station Casino Kansas City, as well as the Las Vegas market's ability to absorb significantly increased hotel capacity. The Company capitalizes significant preopening expenses associated with its construction projects, including Sunset Station, which amounts will be expensed upon the opening of the related project and could have a material adverse impact on the Company's earnings.

    The Company believes cash flows from operations, borrowings under the Bank Facility borrowings under the Sunset Loan Agreement, net proceeds from the issuance of the Old Notes in April 1997, vendor and lease financing of equipment and existing cash balances will be adequate to satisfy the Company's anticipated uses of capital during fiscal year 1998. The

Company, however, is continually evaluating the financing needs of its current and planned projects. If more attractive financing alternatives become available to the Company, the Company may amend its financing plans with respect to such projects, assuming such financing would be permitted under its debt agreements (see "Description of Certain Indebtedness and Capital Stock") and other applicable agreements.

    The Company's plans for the development of additional new gaming opportunities, as well as further expansion of the existing operations, may require substantial amounts of additional capital. The Company has entered into various option agreements to acquire or lease land for the development of existing and potential new gaming projects with purchase prices totaling $31.3 million as of March 31, 1997. In consideration for these options, the Company had paid or placed in escrow $6.0 million as of March 31, 1997, all of which would be forfeited and written off should the Company not exercise its option to acquire or lease the land. To develop all of these projects, together with any new commitments the Company may enter into, the Company will be required to obtain additional capital through debt or equity financings. There can be no assurance that any such financing would be available to the Company or, if available, that any such financing would be available on favorable terms. The Company's Bank Facility and the Indenture and Existing Indentures limit the incurrence of additional indebtedness by the Company and its subsidiaries and contain various financial and other covenants. In addition, the Sunset Loan Agreement contains similar restrictions related to the Sunset Station project. See "Description of Certain Indebtedness and Capital Stock."

                                       BUSINESS

GENERAL

    Station Casinos, Inc. (the "Company") is an established multi-jurisdictional gaming company that owns and operates six distinctly-themed casino properties, four of which are located in Las Vegas, Nevada, one which is located in Kansas City, Missouri and one which is located in St. Charles, Missouri. The Company also owns and provides slot route management services in southern Nevada and Louisiana. Management's growth strategy includes the master-planned expansion of the Company's existing gaming facilities in Nevada and Missouri, as well as the evaluation and pursuit of additional development opportunities in Nevada and other emerging gaming markets.

    In Las Vegas, the Company owns and operates Palace Station Hotel & Casino ("Palace Station"), Boulder Station Hotel & Casino ("Boulder Station"), Texas Station Gambling Hall & Hotel ("Texas Station") and Sunset Station Hotel &
Casino ("Sunset Station").   Palace Station caters primarily to Las Vegas
residents and repeat visitors and aggressively markets itself as "The Local Favorite." Located on Sahara Avenue adjacent to Interstate 15, Palace Station is near major attractions on the Las Vegas Strip and downtown Las Vegas. Boulder Station is situated on 40 acres along the Boulder Highway, immediately adjacent to Interstate 515, and is strategically located on the opposite side of Las Vegas from Palace Station. Boulder Station caters primarily to Las Vegas residents living on the eastern side of Las Vegas. Texas Station is strategically located on 47 acres at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas and draws customers from the rapidly growing North Las Vegas and Summerlin residential areas. Sunset Station, which commenced operations in June 1997, is strategically located on 100 acres at the intersection of Interstate 515 and Sunset Road on the southeast side of Las Vegas. Sunset Station caters primarily to residents living in the rapidly growing Henderson/Green Valley area.

    In Missouri, the Company owns and operates Station Casino Kansas City and Station Casino St. Charles. Station Casino Kansas City, which commenced operations in January 1997, is situated on 171 acres immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City. Station Casino Kansas City caters to local customers within the greater Kansas City area, as well as tourists from outside the region. Station Casino St. Charles is situated immediately north of the Interstate 70 bridge in St. Charles, and is strategically located to attract customers from the St. Charles and greater St. Louis areas, as well as tourists from outside the region. Management is employing the same operating strategies that have been successful at the Company's properties in the competitive Las Vegas market in order to secure a strong presence in the Missouri markets. The Company is currently expanding Station Casino St. Charles through an expansion project. See "Expansion of Station Casino St. Charles."

    Management's expansion strategy includes the master-planned expansion of the Company's existing gaming facilities in Nevada and Missouri, as well as the evaluation and pursuit of additional development opportunities in Nevada, Missouri, and other emerging gaming markets. Management believes that the following factors enable the Company to capitalize on its expertise in the local and repeat visitor markets as well as on its reputation as a provider of a high-quality, affordable gaming and entertainment experience.

OPERATING STRATEGY

    Management believes that the following key principles have been integral to its success as a gaming operator and intends to continue to employ these strategies at each of its various operations.

    TARGETED CUSTOMER BASE

    The Company's operating strategy emphasizes attracting and retaining
customers primarily from the local and repeat visitor markets.   The Casino
Properties attract customers from their local markets through innovative, frequent and high-profile promotional programs, focused marketing efforts and convenient locations, and from the repeat visitor market through aggressive marketing and the development of strong relationships with specifically targeted travel wholesalers. Although perceived value initially attracts a customer to the Casino Properties, actual value generates customer satisfaction and loyalty. Management believes that actual value becomes apparent during the customer's visit through an enjoyable, affordable and high-quality entertainment experience. Las Vegas, which is and has been one of the fastest growing cities in the United States, is characterized by a strong economy and demographics which include an increasing number of retirees and other active gaming customers. This strategy applies as well to the Missouri markets. The Company believes that its visitor patrons are also discerning customers who enjoy the Company's value-oriented, high-quality approach. This is particularly true in Las Vegas where patrons view the Company's hotel and casino product as a preferable alternative to attractions located on the Las Vegas Strip and downtown Las Vegas.

    PROVIDE A HIGH-VALUE EXPERIENCE

    Because the Company targets the repeat customer, management is committed to providing a high-value entertainment experience for its customers in its restaurants, hotels and casinos. Management believes that the value offered by restaurants at each of the Casino Properties is a major factor in attracting its local gaming customers, as dining is a primary motivation for casino visits by many locals. Through their restaurants, each of which has a distinct theme and style of cuisine, the Company's Casino Properties offer generous portions of high-quality food at reasonable prices. In addition, the Company's operating strategy focuses on slot and video poker machine play. The Company's target market consists of frequent gaming patrons who seek not only a friendly atmosphere and convenience, but also higher than average payout rates. Because locals and repeat visitors demand variety and quality in their slot and video poker machine play, the Casino Properties offer the latest in slot and video poker technology, including several games designed exclusively for the Company.

    As part of its commitment to providing a quality entertainment experience for its patrons, the Company is dedicated to ensuring a high level of customer satisfaction and loyalty by providing attentive customer service in a friendly, casual atmosphere. Management recognizes that consistent quality and a comfortable atmosphere stem from the collective care and friendliness of each employee. The Company, which began as a family-run business, has maintained close-knit relationships among its management and endeavors to instill among its employees this same sense of loyalty. Toward this end, management takes a hands-on approach through active and direct involvement with employees at all levels. An indication of the value of this approach is seen by the number of Las Vegas residents seeking employment with the Company.

    MARKETING AND PROMOTION

    The Company employs an innovative marketing strategy that utilizes frequent, high-profile promotional programs in order to attract customers and establish a high level of name recognition. In addition to aggressive marketing through television, radio and newspaper advertising, the Company has created and sponsored such promotions as the annual Car-A-Day in May-TM-, "Paycheck Bonanza" and the "Great Giveaway," a popular football season contest. These promotions have become a tradition in the locals market and have had a positive impact upon the Company's patronage during their respective promotion periods.

EXPANSION STRATEGY

    SELECTION CRITERIA

    Management believes that a highly visible central location, convenient access and ample parking are critical factors in attracting local patronage and repeat visitors. Additionally, sites must be large enough to support multi-phased master-planned growth. The Company selects sites that are centrally located within a dense population base so that the facility cannot be cut-off from its primary market. These sites generally have been adjacent to high-traffic surface streets and interstate highways. Management believes that each of its casino properties' locations has provided the Company with a significant competitive advantage to attract its targeted customer base.

    MASTER-PLANNED DEVELOPMENT

    Management's expansion strategy includes the master-planned expansion of its existing and future gaming locations. In designing project sites, the Company plans and engineers for multi-phased facility expansion to accommodate future growth and to allow the Company to develop dominant properties in each market place. A project's master-planned design typically allows the option of adding hotel rooms, casino space and non-gaming entertainment such as movie theaters, additional restaurants, retail shops, and various other entertainment venues.

    EXPANSION AND DEVELOPMENT OPPORTUNITIES

    The Company continually evaluates the timing and scope of its master-planned developments at each of its properties and may determine from time to time to expand the scope of, improve on or suspend the implementation of its master plans. These decisions are dependent upon the availability of financing, competition and future economic and gaming regulatory environments, many of which are beyond the Company's control.

    The Company also evaluates other development opportunities in current and emerging gaming markets, including land-based, dockside, riverboat and Indian gaming opportunities. The Company's decision whether to proceed with any new gaming development opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations, many of which are beyond the Company's control.

EXPANSION OF STATION CASINO ST. CHARLES

    STATION CASINO ST. CHARLES

    The Company has commenced construction on certain elements of the Station Casino St. Charles master plan. In May 1996, the Company completed construction of an elevated roadway and a 4,000-space parking garage. In Fall 1996, the Company commenced construction of the next phase of development at Station Casino St. Charles consisting of two new gaming vessels which will be located in a newly-formed backwater protective basin as well as a uniquely designed retail and entertainment complex (the "St. Charles Expansion Project"). Management estimates that the St. Charles Expansion Project will be completed by mid-summer 1998.

    Upon completion, the new gaming facility at Station Casino St. Charles will feature two new gaming vessels which will be located in the newly-formed backwater basin adjacent to the Missouri River and the 4,000-space parking garage. Both of the new gaming vessels will be 132 feet wide by 350 feet long and offer gaming on each of two levels, similar to the Station Casino Kansas City vessels. Combined, the new vessels will have approximately 3,000 slot and video poker machines and 190 gaming tables and will comprise over 140,000 square feet of casino space (compared to 47,000 square feet at the existing vessels). The new gaming facilities are designed to offer guests a more complete entertainment experience.

    The Company has entered into a non-binding letter of intent with Gordon Group Holdings, Ltd. (the "Gordon Group") pursuant to which the Gordon Group will lease from the Company a substantial portion of the new retail and entertainment complex. The Company selected the Gordon Group for this project based upon its experience in developing unique shopping and entertainment destinations, including experience as the developer of the successful Forum Shops at Caesars Palace. The Company anticipates that between $50 million and $70 million of financing will be required by the Gordon Group for the development of a uniquely styled shopping and entertainment area, including a variety of specialty retail stores, restaurants and entertainment attractions. The Company will retain certain space in the entertainment facility for selected restaurant concepts, a high-quality movie theater, a gift shop and other customer services as well as passenger ticketing and back of the house facilities. The gaming facilities and retail and entertainment space will be accessible from the adjacent 4,000-space parking structure and elevated roadway. The Company believes that the St. Charles Expansion Project will enable the Company to leverage the success of its current operations at Station Casino St. Charles and position itself as the premier facility in the St. Louis marketplace.

    The Company anticipates that the Company's cost for the St. Charles Expansion Project will be approximately $190 million (excluding net construction period interest and preopening expenses) of which approximately $99.6 million had been incurred as of March 31, 1997. Upon completion of the St. Charles Expansion Project, the new facilities will replace the existing riverboat, gaming barge and restaurant facilities. Management estimates that the St. Charles Expansion Project will be completed by mid-summer 1998. The scope and timing of this expansion project depend upon several factors, including, but not limited to, the Company's ability to draw amounts under the Bank Facility, which are restricted based on the Company's operating cash flow, the execution of a definitive development agreement with the Gordon Group, the Gordon Group's ability to secure financing, the cash flow generated by the Company's operations including Station Casino Kansas City, regulatory requirements unique to the state of Missouri and gaming in general and construction risks. Additionally, the letter of intent is subject to various termination provisions and a 90-day due diligence period which the parties have continued to conduct beyond the original June 19, 1997 diligence expiration date. If the Gordon Group fails to proceed with development of the retail and entertainment complex, the Company plans to complete a smaller-scale build-out of the retail and entertainment complex for an estimated cost of $16 million (net of construction period interest and preopening expenses). No assurances can be given that the Company and the Gordon Group will enter into a definitive development agreement with respect to the project, that the Gordon Group will be able to obtain the necessary financing, that the Gordon Group will complete the build-out of the complex within the Company's estimated completion time of mid-summer 1998 or that the Gordon Group will be able to develop and operate the project successfully.

LAS VEGAS CASINO PROPERTIES

    PALACE STATION

    Palace Station is situated on 39 acres strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas, and a short distance from the McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. With Palace Station's ample parking and its convenient location, customers are assured easy access to the hotel and casino, a factor that management believes is particularly important in attracting and retaining its customers. The Palace Station complex has approximately 287,000 square feet of main facility area and features a turn-of-the-century railroad station theme. The complex includes a 1,028-room hotel, an approximately 84,000-square foot casino, two swimming pools, 3,700 parking spaces (including 1,900 spaces in two multi-level parking structures), an approximately 20,000-square foot banquet and convention center, five full-service restaurants, two fast-food outlets, a 24-hour gift shop and a
non-gaming video arcade.   The casino offers approximately 2,220 slot and video
poker machines, 53 gaming tables, two keno lounges, a poker room, a bingo parlor, and a race and sports book.

    The hotel features 587 rooms in a modern 21-story tower. Guests in the tower enjoy a view of the Las Vegas Strip, downtown Las Vegas and the surrounding mountains. The remaining 441 hotel rooms are located in low-rise buildings adjoining the tower and casino. Palace Station's hotel rooms are spacious and well-appointed. Standard tower rooms average approximately 377 square feet and include a king or queen-size bed, a vanity and a sitting area. These amenities are offered to visitors at rates that compare favorably to those at other Las Vegas hotels. Each of the hotel's two landscaped courtyard areas includes a swimming pool and a jacuzzi.

    Palace Station's five full-service restaurants have a total of over 1,225 seats. These restaurants offer a variety of high-quality food at reasonable prices, including the 24-hour Iron Horse Cafe (featuring a Chinese menu in addition to American fare), an all-you-can-eat buffet known as "The Feast," the Broiler (a steak and seafood restaurant), the Pasta Palace (an Italian restaurant) and the Guadalajara Bar & Grille (a Mexican restaurant). Palace Station guests also may take advantage of the Palace Saloon Piano Bar and the Loading Dock Lounge which provide music, dancing and entertainment. Quick service meals and snacks are offered at the Pizza Palace, Samueli's Deli, Manhattan Bagel and Burger King.

    In planning the 1991 addition of the hotel tower, management created a master plan that provides for the addition of 1,500 new tower rooms and improved recreational facilities, replacing 441 existing low rise rooms. This, added to the existing 587 tower rooms, would result in approximately 2,100 hotel rooms at Palace Station. With this master plan in mind, management reconfigured the facility and developed a significant portion of the overall infrastructure in conjunction with the 1991 expansion in order to achieve economies of scale, reduce costs and minimize disruptions that might be experienced with future expansion.

    The Company has received approvals from the City of Las Vegas for an expansion of an additional 1,200 hotel rooms and up to 195,000 square feet of additional public space at Palace Station. With the assistance of its architectural design consultant, the Company will develop detailed construction plans and budgets for the Palace Station expansion project. The Company anticipates that it will engage one or more general contractors to perform the required construction in accordance with the Company's plans and budgets. To date, there are neither definitive construction plans nor budgets for the project, nor has any general contractor been engaged, and the scope of the project may vary significantly from that which is currently anticipated. While a significant portion of the requisite infrastructure is already in place, and the Palace Station site has the capacity for significant expansion, the Company's decision to complete this expansion and the master plan is subject to future market and strategic considerations and the availability of capital.

    BOULDER STATION

    Boulder Station, which opened in August 1994, is situated on 40 acres strategically located on the opposite side of Las Vegas from Palace Station. Patrons enjoy convenient access to this facility which is located on the Boulder Highway and immediately adjacent to the Interstate 515 interchange. Interstate 515 and the Boulder Highway are the major thoroughfares into Las Vegas for visitors from Arizona. Management believes that its highly visible location at this well-traveled intersection offers a competitive advantage relative to existing hotels and casinos located on the Boulder Highway. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. The Boulder Station complex has approximately 337,000 square feet of main facility area and, like Palace Station, features a turn-of-the-century railroad station theme. The complex includes a 300-room hotel, an approximately 86,000-square foot casino, 4,350 parking spaces (including a 1,900-space multi-level parking structure), five full-service restaurants, several fast-food outlets, a 280-seat entertainment lounge, eight additional bars, a high-quality 11-screen movie theater complex, a child-care facility, a swimming pool, a non-gaming video arcade and a gift shop. The casino offers approximately 2,950 slot and video poker machines, 38 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book. The Company entered into a 25-year lease agreement with Act III Theaters ("Act III"), a premier national theater operator, whereby Act III has provided all interior theater construction, operates the theaters and pays the Company a percentage of the monthly gross sales. The lease prohibits Act III from operating or developing theaters at gaming facilities in Las Vegas other than the Company's facilities and provides the Company the right to participate in future Act III theater developments at non-gaming facilities in Las Vegas on similar terms.

    Boulder Station's five full-service restaurants have a total of over 1,400 seats. These restaurants offer a variety of high-quality food at reasonable prices. Restaurant themes and menus are similar to Palace Station's, allowing Boulder Station to benefit from the market acceptance and awareness of this product. Restaurants include the 24-hour Iron Horse Cafe (featuring a Chinese menu in addition to American fare), an all-you-can-eat buffet known as "The Feast," the Broiler (a steak and seafood restaurant), the Pasta Palace (an Italian restaurant), and the Guadalajara Bar & Grille (a Mexican restaurant). In addition to these restaurants which are similar to the offerings at Palace Station, Boulder Station offers fast-food outlets, including Pizza Palace, Viva Salsa, and China Express. Additionally, the Company leases space to the operators of such restaurants as Burger King and Starbuck's Coffee to enhance the customers' dining selection. Boulder Station's restaurants and bars are located in open settings that are designed to intermingle the dining and gaming
experience.   Boulder Station also is master-planned for expansion, but the
Company's decision to complete this expansion and the master plan is subject to future market and strategic considerations and the availability of capital. The Company has delayed commencement of construction on a 507-room hotel project at Boulder Station. Management is currently evaluating the timing of this project which depends significantly on the operating results of the Company, including Station Casino Kansas City, as well as the Las Vegas market's ability to absorb significantly increased hotel capacity.

    TEXAS STATION

    Texas Station, which commenced operations in July 1995, is situated on 47 acres strategically located at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas. The facility features a friendly, "down-home" Texas atmosphere, highlighted by the distinctive early Texas architecture. Texas Station has approximately 258,000 square feet of main facility area in a low rise complex plus a six story, 200-room hotel tower and approximately 4,000 parking spaces (including a recently opened 1,500-space covered parking structure). The complex includes an approximately 75,000-square foot casino, five full-service restaurants, several fast-food outlets, a 132-seat entertainment lounge, seven additional bars, a high-quality 12-screen movie theater complex, a swimming pool, a non-gaming video arcade and a gift shop.
The casino offers approximately 1,985 slot and video poker machines, 36 gaming tables, a keno lounge, a poker room, a bingo parlor which opened in May 1996, and a race and sports book. Management believes that the theater complex provides a competitive advantage for the property and is an additional attraction that draws a significant number of patrons to the facility. Texas Station has entered into a 25-year lease agreement with Act III with terms substantially the same as the Boulder Station agreement noted above.

    Texas Station's five full-service restaurants have a total of over 1,300 seats. These restaurant facilities offer a variety of high-quality food at reasonable prices, including the 24-hour Yellow Rose Cafe (a 24-hour coffee shop), the Stockyard Steakhouse, the Laredo Cantina and Cafe (a Mexican restaurant), the San Lorenzo (an Italian restaurant) and the Market Street Buffet (featuring seven different food stations). In addition to the Texas Station themed restaurants, guests may also take advantage of the unique features of the Whiskey Bar with a seven-foot high bronco rider, which rotates on a pedestal and may be viewed by patrons on all sides, the Garage Bar which features a 1976 fire-engine red Cadillac Eldorado with seven-foot Texas long-horns on the hood, or the Armadillo Honky Tonk where a 3,000 piece cut glass armadillo is the centerpiece of a dance hall. The facility also offers fast-food outlets, including a pizza kitchen and deli. Management believes that the quality and variety of the restaurants offered at the facility are a major draw in the rapidly growing North Las Vegas and Summerlin markets.

    In December 1996, the Company completed construction of an approximately $7 million multi-level parking structure which added approximately 1,500 parking spaces. This addition was designed to alleviate parking constraints during peak periods and has resulted in improved customer traffic at the facility. To accommodate future expansion, Texas Station has been master-planned for additional hotel rooms, casino space and entertainment facilities.

    SUNSET STATION

     Sunset Station, which commenced operations in June 1997, is located on a nearly 100-acre parcel at the intersection of Interstate 515 and Sunset Road. Multiple access points provide customers convenient access to the gaming complex and parking areas. Situated in the path of development along Interstate 515, the major thoroughfare into Las Vegas from Boulder City and Arizona, the project has prominent visibility from the freeway and the Sunset commercial corridor. The Sunset Station facility features approximately 350,000 square feet of main facility area, plus a 20-story, 467-room hotel tower and approximately 4,200 parking spaces. The complex includes an approximately 80,000-square foot casino, 2,700 slot and video poker machines, 40 gaming tables, a keno lounge, a 10-table poker room and a 300-seat race and sports book. The complex also includes five full-service restaurants, themed to capitalize on the restaurants at the Company's other properties, an entertainment lounge, additional bars, a microbrewery operated by Gordon Biersch, a gift shop, a non-gaming video arcade, several fast-food outlets, a high-quality 13-screen movie theater complex, a child-care facility, an outdoor swimming pool and an amphitheater. Sunset Station has entered into a 25-year lease agreement with Act III with terms substantially the same as the Boulder Station agreement noted above.

    Sunset Station's five full-service restaurants have a total of over 1,700 seats. These restaurant facilities offer a variety of high-quality food at reasonable prices, including the 24-hour Sunset Cafe (a 24-hour coffee shop), an all-you-can-eat live action buffet "Feast Around the World," featuring Italian, Mexican, Chinese, barbecue and traditional American fare, Capri Ristorante (an Italian restaurant), Rosalitas (a Mexican restaurant), and Costa Del Sol (a steak and seafood restaurant). In addition to these restaurants, Sunset Station offers fast-food outlets, including Capri Pizza Kitchen and Viva Salsa. The Company also leases space to the operators of Fatburger, Manhattan Bagel and Ben and Jerry's Ice Cream. Like Boulder Station, Sunset Station restaurants are located in open settings that are designed to intermingle the dining and gaming experience.

    The Company anticipates that the total cost of the Sunset Station project will be approximately $198 million (excluding net construction period interest and preopening expenses). The cost of the project has increased $38 million from the previous estimate of $160 million. The increased cost is primarily attributable to the Company's decision to expand the project to include an increase in the number of slot and video poker machines from 2,300 to 2,700 machines, a tenant buildout for a microbrewery, enhancements to the streetscape facades, sky ceilings, stained glass, landscaping and other general interior upgrades, an increased number of hotel suites, an enhanced outdoor pool and an amphitheater. In addition, the Company has experienced increased construction costs due in part to the high level of overall construction activity in Las Vegas. Management believes that the enhanced project will position the Company as the premier entrant in the Henderson/Green Valley area and allow the Company to market the property more effectively and offer its guests a more complete entertainment experience.

    The Company believes that growth in the Henderson/Green Valley area of Las Vegas will fuel significant growth and expansion opportunities at Sunset Station that can be implemented on an incremental basis. The Sunset Station master plan includes a total of approximately 2,000 hotel rooms, additional restaurants, meeting space, a parking structure, additional casino space and other entertainment amenities. The development of the additional facilities is subject to numerous uncertainties, including future market conditions, regulatory approvals and ultimate financial viability.

MISSOURI CASINO PROPERTIES

    STATION CASINO KANSAS CITY

    Station Casino Kansas City commenced operations in January 1997. This facility is a master-planned gaming and entertainment destination facility featuring a historic Missouri riverboat theme and is strategically located to attract customers from the greater Kansas City area as well as tourists from outside the region. The facility is located on a 171-acre site immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City, one mile south of Worlds of Fun and Oceans of Fun Amusement Parks, six miles north of the Truman Sports Complex, which includes Arrowhead Stadium and Kauffman Stadium, and 12 miles from the Kansas City International Airport. Station Casino Kansas City's marketing programs are specifically designed to effectively target and capture repeat customer demand from the local customer base and also emphasize the strong visitor and overnight markets. Management believes that Station Casino Kansas City has specific advantages relative to both existing and future riverboat facilities in the region and that it is the premier facility in the Kansas City market. The site is adjacent to the Interstate 435 bridge, which supports traffic flow of approximately 71,000 cars per day. Interstate 435 is a six-lane, north-south expressway offering quick and easy accessibility to the site, and also provides direct visibility of the site. The high visibility and easy access to the Station Casino Kansas City site helps attract auto travelers who are visiting the theme parks and sports facilities along this entertainment corridor.

    The Station Casino Kansas City facility features two continuously docked gaming vessels situated in a man-made protective basin. The two gaming facilities feature approximately 140,000 square feet of gaming space that offers approximately 3,300 slot and video poker machines and 190 gaming tables and a
poker room.   Station Casino Kansas City is the fourth largest casino in the
United States in terms of casino square footage and the Company believes the facility offers the first Las Vegas-style gaming experience in the Midwest. The gaming facilities are docked adjacent to a land-based entertainment facility with approximately 526,000 square feet of main facility area which includes a 200-room hotel, seven full-service restaurants, several fast-food outlets, 11 bars and lounges, a 1,400-seat Grand Pavillion featuring headline entertainment, a Kid's Quest child-care facility, a gift shop and parking for 5,000 vehicles. Act III is currently constructing a high-quality 18-screen movie theater complex adjacent to the facility pursuant to a long-term ground lease and the Company is completing a 5,700-square foot non-gaming video arcade and midway operated by Sega Game Works both of which are scheduled to open in July 1997.

    Station Casino Kansas City's restaurants offer a variety of high-quality food at reasonable prices. Restaurants include an all-you-can-eat live action buffet "Feast Around the World," featuring Italian, Mexican, Chinese, barbecue, and traditional American fare, Bugatti's Little Italy Cafe, featuring fine Italian cuisine and a wine bar with an extensive selection, Pancho Villa's Cantina, featuring southwestern foods guided by culinary sensation Mark Miller of Sante Fe, the Orleans Seafood Co. and Oyster Bar, featuring fresh Louisiana style seafood, managed by renowned Chef Paul Prudhomme and the Hafbrauhaus Brewery & Biergarten featuring a wide selection of micro-brewed lagers, an assortment of American and Bavarian cuisine and live entertainment. In addition, Station Casino Kansas City leases space to two well-known Kansas City favorites, Arthur Bryant's Barbeque and The Phoenix Piano Bar & Grill, known as one of the best jazz clubs in the city. Additionally, the complex offers the Morning Glory Coffee Cafe and Bakery featuring Starbuck's Coffee and fresh-baked goods and the Royal Chieftan Cigar Co., offering a wide variety of fine cigars and cigar accessories.

    The Company believes that Station Casino Kansas City offers significant growth and expansion opportunities that can be implemented on an incremental basis. The project is master-planned for multi-phased growth including additional hotel rooms, restaurants and other entertainment facilities. The development of the additional facilities is subject to numerous uncertainties, including future market conditions, regulatory approvals and ultimate financial viability.

    STATION CASINO ST. CHARLES

    Station Casino St. Charles commenced operations in May 1994.  Station
Casino St. Charles is a master-planned gaming and entertainment complex featuring a historic riverboat theme. Station Casino St. Charles is situated immediately north of the Interstate 70 bridge in St. Charles on approximately 52 acres owned by the Company. The Station Casino St. Charles complex is strategically located to attract customers from the St. Charles and greater St. Louis area, as well as tourists from outside the region. Management believes that this location offers the Company certain competitive advantages relative to both existing and future riverboat facilities in the region. The site is adjacent to the Interstate 70 bridge. Interstate 70 is a 10-lane, east-west expressway offering quick and easy accessibility to and direct visibility of the Station Casino St. Charles site. Furthermore, the Station Casino St. Charles location is approximately seven miles from St. Louis' airport, offering convenience to the air traveler and access to the large number of hotel rooms in the area, approximately 4,750 of which surround the airport.

    Station Casino St. Charles currently features two gaming vessels -- a 292-foot long by 74-feet wide gaming riverboat known as "The Station Casino Belle" and a floating two-story, 105,000-square foot gaming and entertainment facility. The two current gaming vessels have 47,000 square feet of gaming space with capacity for 4,000 gaming customers, as well as food and beverage and other related facilities. Station Casino St. Charles offers approximately 1,810 slot and video poker machines, 85 gaming tables and a poker room. Station Casino St. Charles features a 250-seat all-you-can-eat buffet known as "The Feast," as well as an 80-seat specialty steakhouse known as "The Broiler." In addition to the casinos and restaurants, the facility offers seven bars, a fast-food court, an entertainment lounge, a lobby, a ticketing facility and a gift shop. The Company has commenced the St. Charles Expansion Project, which is ultimately intended to replace the existing facilities at Station Casino St. Charles upon completion of such project.

    Capitalizing on its operating experience in Las Vegas, the facility has emphasized convenience in offering two separate gaming facilities. In doing so, the Company is able to stagger its two hour cruises to begin each hour of the day from nine in the morning until two the following morning, seven days a week. With a 45 minute boarding time, the longest a customer has to wait is 15 minutes to enter a gaming facility. Additionally, the Company received approval for continuously docked gaming on each of the gaming facilities. In Missouri, continuously docked gaming requires "simulated cruising," which allows customers to board only at certain specified times, however, the customer may leave at any time, which is significantly more convenient for the customer.

    In furtherance of the Station Casino St. Charles master plan, the Company completed construction of a new elevated roadway and a 4,000-space five-story parking structure in May 1996. This project includes a turn-around deck and porte-cochere. The parking facility is constructed above the existing flood plain and provides the infrastructure for the current facilities as well as the St. Charles Expansion Project. The elevated roadway and parking structure provide improved access to the current and new gaming facilities and significantly diminish Station Casino St. Charles' susceptibility to closure during the spring flooding season. This was evidenced in May 1996 when flooding on the Missouri River occurred and the parking garage and elevated roadway served one of its intended purposes in minimizing business disruption caused by the flood.

    In addition, Station Casino St. Charles has been chosen by the City of St. Charles, Missouri as the redeveloper of a designated Redevelopment Project Area (the "TIF District") totaling approximately 107 acres adjacent to Station Casino St. Charles. In connection with this redevelopment, Station Casino St. Charles has entered into an agreement for property acquisition with the City of St. Charles that allows for the acquisition by Station Casino St. Charles of the property within the TIF District. This agreement designated Station Casino St. Charles as the city's agent to acquire property using the city's power of eminent domain, and required, subject to certain limitations, Station Casino St. Charles to initiate eminent domain proceedings on all property in the TIF District by March 22, 1997. Station Casino St. Charles has initiated, completed or, with the consent of the City of St. Charles, dismissed eminent domain proceedings on all land in the designated Phase I of the TIF District (approximately 40 acres). This land has been or may be acquired for the construction of a mixed-use development, which may include retail space, a hotel, office space, convention space, or restaurants. Eminent domain proceedings on all land in the designated Phase II and III of the TIF District have been postponed or suspended in light of the condemnation awards in the Phase I proceedings. The property acquisition agreement provides Station Casino St. Charles with the right to terminate this agreement in the event the cost to purchase the property, relocate existing tenants and demolish existing structures exceeds $13.7 million.

THE SOUTHWEST COMPANIES

    The Company provides slot route management services to numerous food and beverage establishments and commercial businesses in southern Nevada and Louisiana through its subsidiary, Southwest Gaming Services, Inc. ("SGSI"). (SGSI, together with Southwest Services, Inc. ("SWSI") and their respective subsidiaries, the "Southwest Companies").

    SGSI commenced its slot route business in southern Nevada in December 1990. Management combined its gaming experience with its route management abilities from SWSI to capitalize on the rapidly expanding slot route business. SGSI has approximately 720 machines in service throughout southern Nevada. In July 1992, SGSI entered into a joint venture with a corporation owned by certain Louisiana residents to form Southwest Gaming of Louisiana ("SGLA"), in which SGSI owns a 49% equity interest. SGLA operates approximately 90 video poker machines at Louisiana Downs Race Track ("Louisiana Downs") and over 210 machines at other locations in Louisiana. The Company's contract with Louisiana Downs expires in June 1997 and will not be renewed. Due to the addition of three riverboat gaming facilities in Shreveport Louisiana, revenues and operating cash flows from the Company's Louisiana joint venture have significantly declined.

COMPETITION

    The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Indian reservations and other forms of legalized gaming. There is intense competition among companies in the gaming industry, many of which have significantly greater resources than the Company. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in such states and on Indian reservations will provide strong competition to the Company and could adversely affect the Company's operations, particularly to the extent that such gaming is conducted in areas close to the Company's operations.

    Palace Station, Boulder Station, Texas Station and Sunset Station face competition from all other casinos and hotels in the Las Vegas area, including to some degree, from each other. Such competition includes at least eight hotel-casinos targeted primarily towards local residents and repeat visitors, as well as numerous non-hotel gaming facilities targeted towards local residents. The Company competes with other locals oriented hotel-casinos by focusing on repeat customers and attracting these customers through innovative marketing programs, which include the annual Car-A-Day in May-TM- promotion. The Company's value-oriented, high-quality approach is designed to generate repeat business. Additionally, the casino properties are strategically located and designed to permit convenient access and ample parking, which are critical factors in attracting local visitors and repeat patrons. In recent months, several of the Company's direct competitors who cater to the "locals" market have completed major expansion projects, and other expansions are in progress or are planned. Currently, there are approximately 27 major gaming properties located on or near the Las Vegas Strip, 14 located in the downtown area and several located in other areas of Las Vegas. In the past year, four large hotel-casinos have opened on or near the Las Vegas Strip. In addition, nine new hotel-casinos and three hotel-casino expansions are under construction or have been announced, which will add approximately 21,000 rooms to the Las Vegas area over approximately the next two years. Five of the new hotel-casinos are major resorts with a theme and an attraction which are expected to draw significant numbers of visitors. These new facilities could have a positive effect on Palace Station, Boulder Station, Texas Station and Sunset Station if more visitors are drawn to Las Vegas. Any other major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could have a material adverse effect on the businesses of Palace Station, Boulder Station, Texas Station and Sunset Station. The additional capacity has had little, if any, impact on Palace Station's, Boulder Station's or Texas Station's hotel occupancy or casino volume to date, although there can be no assurance that hotel occupancy or casino volume will not be adversely affected in the future.

    The Company's Las Vegas casino properties face more direct competition from eight hotel-casinos primarily targeted to the local and the repeat visitor markets. Many of these competitors have completed major expansions and existing competitors and new entrants into these markets are in the planning stages or well under construction. Although the Company has competed strongly in these marketplaces, there can be no assurance that this additional capacity will not have a negative impact on the Company.

    The Missouri Gaming Commission has been empowered to determine the number of gaming licenses supportable by the region's economic situation. As of March 31, 1997, 38 applications for gaming licenses had been filed with the State of Missouri, including 12 applications to operate in the St. Louis marketplace. 16 of these 38 applicants have been granted a license, permitting gaming operations in St. Louis, Kansas City, St. Joseph and Caruthersville, Missouri. Station Casino St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. Currently, in addition to Station Casino St. Charles, there are four facilities operating in the St. Louis market, including a facility in Maryland Heights which opened in March 1997. In particular, the Company expects that Station Casino St. Charles will be directly impacted by competition from the facility located in Maryland Heights due to its size, quality and close proximity. While the Company has experienced a decline in revenues at Station Casinos St. Charles since the opening of the Maryland Heights facility, the Company is taking steps to mitigate the effects of such competition, including undertaking the St. Charles Expansion Project. Additionally, two of the four competitors operating in the St. Louis market are located in Illinois, which does not impose a $500 loss limit. Gaming also has been approved by local voters in jurisdictions near St. Louis, including
St. Charles, Jefferson City and other cities and counties along the Mississippi and Missouri Rivers. Any new gaming operations developed near St. Louis would likely provide significant competition to Station Casino St. Charles. Gaming laws in surrounding states and in other areas may be amended in ways that would increase the competition to Station Casino St. Charles. This increasing competition could have a material adverse effect on the Company's business.

    Recently, Davis Gaming was selected for investigation for licensure for a gaming operation which it intends to develop in Boonville, Missouri, a city in central Missouri near Jefferson City and Columbia, and Mark Twain Casino L.L.C. was selected for investigation for licensure for a gaming operation which it intends to develop in LaGrange, Missouri, a city in northeastern Missouri. Neither area is currently served by a Missouri gaming facility.

    Station Casino Kansas City competes primarily with other gaming operations in and around Kansas City, Missouri. Currently there are five gaming facilities operating in the Kansas City market. Earlier entrants to the Kansas City market may have an advantage over the Company due to their ability to establish early market share. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Josephs (which currently has one riverboat gaming operation), Jefferson City and other cities and counties along the Missouri River. Any new gaming operations developed near Kansas City would likely provide significant competition to Station Casino Kansas City.

    Several companies are engaging in riverboat gaming in states neighboring Missouri. Illinois sites, including Alton, East St. Louis, and Metropolis, enjoy certain competitive advantages over Station Casino St. Charles because Illinois, unlike Missouri, does not impose limits on the size of losses and places fewer restrictions on the extension of credit to customers. In contrast, Missouri gaming law provides for a maximum loss of $500 per player on each cruise and prohibits the extension of credit (except credit cards and checks). Unlike Illinois gaming law, the Missouri gaming law places no limits on the number of gaming positions allowed at each site. As of March 31, 1997, Illinois had approved a total of ten licenses. While riverboats currently are the only licensed form of casino-style gaming in Illinois and the number of licenses is restricted to ten, possible future competition may arise if gaming is legalized in or around Chicago, which was specifically excluded from the legislation permitting gaming in Illinois.

    The Company's Missouri gaming operations also compete to a lesser extent with the riverboat and floating gaming facilities in Mississippi, Louisiana, Iowa and Indiana. Like Illinois, neither Mississippi nor

Louisiana gaming legislation imposes limits on wagers or losses. Mississippi had 33 licensed riverboats and three pending applications as of March 31, 1997. In addition, Mississippi has one land-based casino located on Indian lands. In Louisiana, 15 licenses for gaming vessels have been granted, which is the maximum number of licenses currently authorized in the state, and 12 vessels have commenced operations. The opening of three riverboat gaming facilities in Shreveport, Louisiana, has had a negative impact on the revenues and cash flows of the Company's Louisiana joint venture. Gaming laws in these surrounding states and in other areas may be amended in ways that would increase the competition to the Company's Missouri gaming operations.

    To a lesser extent, the Company's operations compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, with facilities in Atlantic City, New Jersey and other parts of the world and with state-sponsored lotteries, on-and-off-track pari-mutuel wagering, card parlors and other forms of legalized gambling.

EMPLOYEES

    As of May 31, 1997, the Company and its subsidiaries had approximately 10,000 employees. Management believes that it has good relationships with its employees.

FORWARD-LOOKING STATEMENTS

    This document contains forward-looking statements within the meaning at
Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A and Section 21E. All forward-looking statements involve risks and uncertainties. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not materially differ from its expectations. Factors that could cause actual results to differ materially from expectations include, among other things, the Company's competition, the limitation on capital resources imposed by the Company's Bank Facility, the Sunset Loan Agreement (as defined herein) and the terms of the Indenture and the Existing Indentures, the Company's ability to meet its interest expense and principal repayment obligations, loss of the Company's riverboat and dockside facilities from service, construction risks, the Company's dependence on key gaming markets, the Company's ability to take advantage of new gaming development opportunities and gaming and liquor regulations. See
"Risk Factors." Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as the date thereof. The Company undertakes no obligation to publicly release any revisions to such forward-looking statments to reflect events or circumstances after the date hereof.

PROPERTIES

    Palace Station is situated on 39 acres located on the west side of Las Vegas, Nevada. The Company owns 26 acres and leases the remaining 13 acres pursuant to five long-term ground leases with unaffiliated third parties. The property is subject to a lien to secure borrowings under the Company's reducing revolving bank credit facility.

    Boulder Station is situated on 40 acres located on the east side of Las Vegas, Nevada. The Company owns 13 acres and leases the remaining 27 acres from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary of which is KB Enterprises, an affiliated company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a maximum term of 65 years, ending in June 2058. Currently, the lease provides for monthly payments of $125,000 until June 1998. In June 1998 and every ten years thereafter the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted in June 2003 and every ten years thereafter by a cost of living factor. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party. The Company's leasehold interest in the property and the acreage it owns directly are subject to a lien to secure borrowings under the Company's reducing revolving bank credit facility.

    Texas Station is situated on 47 acres located in North Las Vegas, Nevada. The Company leases the property from a trust pursuant to a long-term ground lease. The trustee of such trust is Bank of America NT&SA and the beneficiary of which is Texas Gambling Hall & Hotel, Inc. an affiliate company of the Related Lessor. The lease has a maximum term of 65 years, ending in May 2060. The lease provides for monthly rental payments of $150,000 until July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing rate of return being realized for owners of comparable land in Clark County or
(ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals, to purchase the land at fair market value. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Company's reducing revolving bank credit facility.

    Station Casino St. Charles is situated on 52 acres located immediately north of Interstate 70 on the edge of the Missouri River in St. Charles,
Missouri. The Company owns the entire 52 acres.   The Company's ownership
interests in the St. Charles property is subject to liens to secure borrowings under the Company's reducing revolving bank credit facility.

    Station Casino Kansas City is situated on 171 acres in Kansas City, Missouri. The Company entered into a joint venture with an unaffiliated third party to acquire the property. Station Casino Kansas City leases the site from the joint venture with monthly payments of $100,000. The Company will make monthly payments of $85,000 through March 31, 1997, and $90,000 through the remainder of the lease term. The lease term was extended to March 31, 2006, with the option to extend the lease for up to eight renewal periods of ten years each plus one additional period of seven years. Commencing April 1, 1998, and every anniversary thereafter the rent shall be adjusted by a cost of living factor. In connection with the joint venture agreement, the Company received an option that provided for the right to acquire the joint venture partners interest in this joint venture. The Company has the option to purchase this interest at any time after April 1, 2002 through April 1, 2011 for $11.7 million, however, commencing April 1, 1998, the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. The Company paid $2.6 million for this option. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Company's reducing revolving bank credit facility, and under certain circumstances the Bank Facility permits the lenders to force the exercise of such option.

    Sunset Station is situated on approximately 100 acres located in the Green Valley/Henderson area of Las Vegas, Nevada. The Company leases approximately 48 acres pursuant to a long-term ground lease with an unaffiliated third party. The lease was entered into in June 1994, and has a term of 65 years with monthly rental payments of $120,000, adjusted on each
subsequent five-year anniversary by a cost of living factor.   On the seventh
anniversary date of the lease, the Company has the option to purchase the land for $23.8 million. The lessor also has an option to sell the land to the Company for $21.8 million on the seventh anniversary of the lease. The remaining approximate 52 acres were purchased by the Company in September 1995, for approximately $11 million.

    The Company has acquired several parcels of land in various jurisdictions as part of the Company's development activities. At March 31, 1997, $22.6 million of land had been acquired for potential gaming projects in jurisdictions where gaming has been approved. In addition, $3.7 million of land had been acquired in certain jurisdictions where gaming has not yet been approved. No assurances can be made that these jurisdictions will approve gaming in the future.

    The Company has entered into various purchase agreements whereby the Company has the option to acquire or lease land for developing existing and potential new gaming projects with purchase prices totaling $31.3 million at March 31, 1997. In consideration for these options, the Company has paid or placed in escrow $6.0 million at March 31, 1997, all of which would be forfeited should the Company not exercise its options to acquire or lease the land.

LITIGATION

    The Company and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. Management does not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the Company.

    A suit seeking status as a class action lawsuit was filed by plaintiff, William H. Poulos, et. al, as class representative, on April 26, 1994, in the United States District Court, Middle District of Florida, naming 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. On May 10, 1994, a lawsuit alleging substantially identical claims was filed by another plaintiff, William Ahearn, et. al, as class representative, in the United States District Court, Middle District of Florida, against 48 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company and most of the other major hotel-casino companies. The lawsuits allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win. The two lawsuits have been consolidated into a single action, and have been transferred to the United States District Court, for the State of Nevada. On September 26, 1995, a lawsuit alleging substantially identical claims was filed by plaintiff, Larry Schreier, et. al, as class representative, in the United States District Court for the District of Nevada, naming 45 manufacturers, distributors, and casino operators of video poker and electronic slot machines, including the Company. Motions to dismiss the Poulos/Ahearn and Schreier cases were filed by Defendants. On April 17, 1996, the Poulos/Ahearn lawsuits were dismissed, but plaintiffs were given leave to file Amended Complaints on or before May 31, 1996. On May 31, 1996, an Amended Compliant was filed, naming William H. Poulos, et. al, as plaintiff. Defendants filed a motion to dismiss. On August 15, 1996, the Schreier lawsuit was dismissed with leave to amend. On September 27, 1996, Schreier filed an Amended Complaint. Defendants filed motions to dismiss the Amended Complaint. In December 1996, the Court consolidated the Poulos/Ahearn, the Schreier, and a third case not involving the Company and ordered all pending motions be deemed withdrawn without prejudice, including Defendants' Motions to Dismiss the Amended Complaints. The plaintiffs filed a Consolidated Amended Complaint on February 13, 1997. The Defendants have filed motions to dismiss, substantially identical to those filed in the earlier separate actions. The motions to dismiss remain pending before the Court. Management believes that the claims are wholly without merit and does not expect that the lawsuits will have a material adverse effect on the Company's financial position or results of operations.

                               REGULATION AND LICENSING

NEVADA GAMING REGULATIONS

    The ownership and operation of casino gaming facilities, the operation of gaming device routes and the manufacture and distribution of gaming devices in Nevada are subject to the Nevada Gaming Control Act (the "Nevada Act") and to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and various other local city and county regulatory agencies (collectively, the Nevada Gaming Authorities").

    The Company's direct and indirect subsidiaries that conduct gaming operations in Nevada are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. SGSI is licensed as a distributor and as an operator of a slot machine route. PSHC has been licensed to conduct nonrestricted gaming operations at Palace Station. BSI has been licensed to conduct nonrestricted gaming operations at Boulder Station and TSI has been licensed to conduct nonrestricted gaming operations at Texas Station. The Company is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of PSHC, BSI, TSI, SSI and SGSI (individually a "Gaming Subsidiary" and collectively the "Gaming Subsidiaries") under the terms of the Nevada Act. As a Registered Corporation, the Company is required periodically to submit detailed financial and operating reports to the Nevada Commission and the Nevada Board and furnish any other information which the Nevada Commission or the Nevada Board may require. No person may become a stockholder or holder of an interest of, or receive any percentage of profits from the Gaming Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company and the Gaming Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses (collectively, the "Gaming Licenses") required in order to engage in gaming activities in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation, such as the Company or the Gaming Subsidiaries, which holds a license, in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee. No person may become a controlling stockholder of the Company without the prior approval of the Nevada Commission, although any beneficial owner of the Company's voting securities, regardless of the number of shares owned, may be required to file applications, be investigated and have his suitability determined if the Nevada Commission has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada.

    The Nevada Act provides that persons who acquire beneficial ownership of more than 5% of the voting securities of a Registered Corporation must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. An "institutional investor," as defined in the Nevada Commission's regulations, which acquires beneficial ownership of more than 10%, but not more than 15% of the Company's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. Further, the Nevada Commission may, in its discretion, require the holder of any security of a Registered Corporation, such as the Company, including the Common Stock or the Notes, to file applications, be investigated and be found suitable to own a security of the Registered Corporation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation.

    The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

    The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On March 20, 1997, the Nevada Commission granted the Company prior approval to make offerings under a Shelf Registration for a period of two years, subject to certain conditions ("Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the two year approval period. The Shelf Approval also applies to any affiliated company wholly-owned by the Company
(an "Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The
Shelf Approval also includes approval for the Gaming Subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by, the Company or an Affiliate in a public offering under the Shelf Approval. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The exchange of the Old Notes for the New Notes will qualify as a public offering (as such term is defined in the Nevada Act) and will be made pursuant to the Shelf Approval.

    The loss or restriction of the Company's Gaming Licenses in Nevada would have a material adverse effect on its business and could require the Company to cease gaming operations in Nevada. For a more detailed discussion of Nevada's regulatory requirements, see the Company's Annual Report on Form 10-K for the year ended March 31, 1997.

    NEVADA LIQUOR REGULATIONS

    The sale of alcoholic beverages at Palace Station and Boulder Station are subject to licensing, control and regulation by the City of Las Vegas and the Clark County Board, respectively. Texas Station is subject to licensing control and regulation of the City of North Las Vegas. Sunset Station is subject to the licensing, control and regulation of the City of Henderson. Barley's Casino is subject to licensing control and regulation of the City of Henderson and the Department of Treasury, Bureau of Alcohol, Tobacco and Firearms. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Gaming Subsidiaries.

    MISSOURI GAMING REGULATIONS

    Gaming was originally authorized in the State of Missouri and the City of St. Charles on November 3, 1992, although no governmental action was taken to enforce or implement the original law. On April 29, 1993, Missouri enacted the Missouri Gaming Law which replaced the original law and established the Missouri Gaming Commission, which is responsible for the licensing and regulation of riverboat gaming in Missouri. The Missouri Gaming Commission has discretion to approve gaming license applications for both permanently moored ("dockside") riverboat casinos and powered ("excursion") riverboat casinos. On September 20, 1993, the Company filed its initial application with the Missouri Gaming Commission for either a dockside or a cruising gaming license in St. Charles, Missouri, which license was issued on May 27, 1994, thereby making the Company one of the first two entrants in the Missouri riverboat gaming market.

    However, due to both a January 25, 1994, ruling by the Missouri Supreme Court which held that games of chance, including certain games authorized under the Missouri Gaming Law such as bingo and keno, constitute "lotteries" and were therefore prohibited under the Missouri Constitution and the failure of a state wide election on April 5, 1994, to adopt a constitutional amendment that would have exempted excursion boats and floating facilities from such constitutional prohibition on lotteries, the Company commenced operations only with those games which involve some element of skill ("limited gaming"), such as poker and blackjack, that would be constitutionally permissible. The authorization of both games of skill and games of chance ("full-scale gaming") occurred on November 9, 1994 with passage by Missouri voters of a constitutional amendment virtually identical to the measure which was defeated on April 5, 1994. Full-scale gaming became effective on December 9, 1994, and by the end of December 1994, the Company was conducting full scale gaming on both its excursion and dockside casinos in St. Charles, Missouri.

    Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including the operations of the Company and its subsidiaries.

    On January 16, 1997, the Missouri Gaming Commission granted Station Casino Kansas City a Class A and Class B Excursion Gambling Boat license to own and operate the River King and River Queen floating gaming facilities.

    Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. By virtue of its gaming license in Missouri, the Company, any subsidiaries it has or it may form and certain of its officers and employees are subject to the Missouri Gaming Law and the regulations of the Missouri Gaming Commission.

    As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. In addition to the information required of the applicant, directors, officers and other key persons must submit Personal Disclosure Forms which include detailed personal financial information and are subject to thorough investigations. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission. The operators' licenses are issued through application to the Missouri Gaming Commission, which requires, among other things, (a) investigations into an applicant's character, financial responsibility and experience qualifications and (b) that applicants furnish (i) an affirmative action plan for the hiring and training of minorities and women and (ii) an economic development or impact report. License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter.

    The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violation of the Missouri Gaming Law and the rules and regulations which may be promulgated thereunder, including, without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times an operator's highest daily gross adjusted receipts during the preceding twelve months. The gaming licenses may not be transferred nor pledged as collateral, and the Missouri Gaming Law regulations bar a licensee from taking any of the following actions without 15 days' prior notice to, and approval by, the Missouri Gaming Commission: any issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest, any private incurrence of debt by the licensee or any holding company of $1,000,000 or more, and any public issuance of debt by a licensee or its holding company. The Missouri Gaming Commission may reopen the licensing hearing of the applicable gaming licensee prior to or following the consummation date to consider the effect of the transaction on the gaming licensee's suitability. In addition, the licensee must notify the Missouri Gaming Commission of other transactions, including the transfer of five percent or more of an ownership interest in the licensee or holding company, the pledge of five percent or more of the ownership interest in a license or holding company, and any transaction of at least $1,000,000. The restrictions on transfer of ownership apply to the Company and its subsidiaries.

    The Missouri Gaming Law imposes operational requirements on riverboat operators, including a charge of two dollars per gaming customer that licensees must pay to the Missouri Gaming Commission, certain minimum payout requirements, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit audited quarterly financial reports to the Commission and pay the associated auditing fees. Other areas of operation which are subject to regulation under Missouri rules are the size, denomination and handling of chips and tokens; the surveillance methods and computer monitoring of electronic games; accounting and audit methods and procedures; and approval of an extensive internal control system. The Missouri rules also require that all of an operator's purchases of chips, tokens, dice, playing cards and electronic gaming devices must be acquired from suppliers licensed by the Missouri Gaming Commission. The Missouri Gaming Law provides for a loss limit of $500 per person per excursion and requires licensees to maintain scheduled excursions with boarding and debarking times regardless of whether the riverboat cruises. Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose such space limitations through the adoption of rules and regulations. Additionally, United States Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Gaming Law also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities. All eleven licensees in Missouri are authorized to conduct all or a portion of their operations on a dockside basis.

    With respect to the availability of dockside gaming, which may be more profitable than excursion gaming, the Missouri Gaming Commission is empowered to determine on a site-by-site basis where such gaming is appropriate and shall be permitted.

LOUISIANA GAMING REGULATIONS

    The Company, through SGSI and other subsidiaries, provides slot route management services to numerous food and beverage establishments, commercial businesses and major hotels and casinos in southern Nevada and Louisiana. In July 1992, SGSI entered into a joint venture with a corporation owned by certain Louisiana residents to form Southwest Gaming Services of Louisiana ("SGLA"), in which SGSI owns a 49% equity interest.

    The manufacture and distribution of video draw poker devices in Louisiana and the ownership of video poker terminals ("Terminals") in Louisiana, are subject to the Louisiana Draw Poker Control Law and the Rules and Regulations promulgated thereunder (the "Louisiana Act") and to licensing and regulatory control by the Louisiana Gaming Control Board and the Video Gaming Division of the Gaming Enforcement Section of the Office of State Police within the Louisiana Department of Public Safety and Corrections (the "Louisiana Gaming Authorities"). The laws and regulations of the Louisiana Gaming Authorities are based upon declarations of policy which are concerned with protecting the video gaming industry from elements of organized crime, illegal gambling activities and other harmful elements, and protection of the public from illegal and unscrupulous gaming to ensure the fair play of devices.

    SGLA has been granted a license as a Terminal owner by the Louisiana Gaming Authorities. SGSI owns a 49% equity interest in SGLA, with the remaining 51% interest owned by River Cities Gaming Corporation, a Louisiana corporation not otherwise affiliated with the Company. The license held by SGLA is not transferable and must be renewed annually through payment of fees.

    The Louisiana Gaming Authorities may, upon compliance with certain regulatory procedures, limit, condition, suspend or revoke the license of SGLA for any cause deemed reasonable by such licensing agency. Fines for violations of gaming laws or regulations may be levied against the licensees and the persons involved. In addition, SGLA could be subject to fines for each violation of the gaming laws. Suspension or revocation of any of the licenses of SGLA could have a material adverse effect upon the business of the Company.

    Every person who has or controls more than a 5% ownership, income or profit interest in an entity which has or applies for a license in accordance with the provisions of the Louisiana Gaming Authorities, to exercise a significant influence over the activities of a licensee must meet all suitability requirements and qualifications for licensees. Thus, any holder of more than 10% of the equity securities of the Company will be required to meet such suitability requirements and qualifications. Frank J. Fertitta III, Blake L. and Delise F. Sartini, and Lorenzo J. Fertitta have already obtained such requisite licenses. The Louisiana Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. The Louisiana Gaming Authorities require the submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing must pay a filing fee which also covers the cost of investigation. Determinations of suitability or of questions pertaining to licensing are subject to review under the provisions of Louisiana's Administrative Procedures Act.

    In order for an entity such as a joint venture to be licensed by the Louisiana Gaming Authorities, it must be demonstrated that a majority of the interest in the joint venture is owned by persons who have been domiciled in Louisiana for a period of a least two years prior to the date of the application.

    Terminals must meet strict specifications established by the Louisiana Gaming Authorities. There are also restrictions on the number of Terminals that can be operated at certain locations. Fees are paid to the Louisiana Gaming Authorities based upon a percentage of net revenues from the operation of such Terminals, together with license renewal fees payable quarterly and annually.

GENERAL GAMING REGULATIONS IN OTHER JURISDICTIONS

    If the Company becomes involved in gaming operations in any other jurisdictions, such gaming operations will subject the Company and certain of its officers, directors, key employees, stockholders and other affiliates ("Regulated Persons") to strict legal and regulatory requirements, including mandatory licensing and approval requirements, suitability requirements, and ongoing regulatory oversight with respect to such gaming operations. Such legal and regulatory requirements and oversight will be administered and exercised by the relevant regulatory agency or agencies in each jurisdiction (the "Regulatory Authorities"). The Company and the Regulated Persons will need to satisfy the licensing, approval and suitability requirements of each jurisdiction in which the Company seeks to become involved in gaming operations. These requirements vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. In general, the procedures for gaming licensing, approval and finding of suitability require the Company and each Regulated Person to submit detailed personal history information and financial information to demonstrate that the proposed gaming operation has adequate financial resources generated from suitable sources and adequate procedures to comply with the operating controls and requirements imposed by law and regulation in each jurisdiction, followed by a thorough investigation by such Regulatory Authorities. In general, the Company and each Regulated Person must pay the costs of such investigation. An application for any gaming license, approval or finding of suitability may be denied for any cause that the Regulatory Authorities deem reasonable. Once obtained, licenses and approvals may be subject to periodic renewal and generally are not transferable. The Regulatory Authorities may at any time revoke, suspend, condition, limit or restrict a license, approval or finding of suitability for any cause they deem reasonable. Fines for violations may be levied against the holder of a license or approval and in certain jurisdictions, gaming operation revenues can be forfeited to the state under certain circumstances. There can be no assurance that the Company will obtain all of the necessary licenses, approvals and findings of suitability or that its officers, directors, key employees, other affiliates and certain other stockholders will satisfy the suitability requirements in one or more jurisdictions, or that such licenses, approvals and findings of suitability, if obtained, will not be revoked or renewed in the future.

    Failure by the Company to obtain, or the loss or suspension of, any necessary licenses, approval or findings of suitability would prevent the Company from conducting gaming operations in such jurisdiction and possibly in other jurisdictions. The Company may be required to submit detailed financial and operating reports to Regulatory Authorities.

    The laws, regulations and procedures pertaining to gaming are subject to the interpretation of the Regulatory Authorities and may be amended. Any changes in such laws, regulations, or their interpretations could have a material adverse effect on the Company.

                                      MANAGEMENT


    The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries as of May 31, 1997. All directors hold their positions until the annual meeting of stockholders at which their term expires or until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

              NAME               AGE                  POSITION
              ----               ---                  --------

Frank J. Fertitta III* . . .    35     Chairman of the Board, President, Chief
                                       Executive Officer and Director

Glenn C. Christenson . . . .    47     Executive Vice President, Chief
                                       Financial Officer, Chief Administrative
                                       Officer, Treasurer and Director

Blake L. Sartini*. . . . . .    37     Executive Vice President, Chief
                                       Operating Officer and Director

Scott M. Nielson . . . . . .    39     Executive Vice President, General
                                       Counsel and Secretary

Lorenzo J. Fertitta* . . . .    28     Director

Delise F. Sartini* . . . . .    37     Director

R. Hal Dean. . . . . . . . .    80     Director

Lowell H. Lebermann, Jr. . .    58     Director

----------
* Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F. Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

     FRANK J. FERTITTA III. Mr. Fertitta has served as Chairman of the Board of the Company since February 1993, Chief Executive Officer since July 1992 and President of the Company since 1989. He has held senior management positions since 1985, when he was named General Manager of Palace Station Hotel & Casino, a subsidiary of the Company ("Palace Station"). He was elected a director of the company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. In 1992, he co-founded St. Charles Riverfront Station, Inc., a subsidiary of the Company ("Station Casino St. Charles") and has served as Chairman of the Board of Directors of that company since that time.

     GLENN C. CHRISTENSON. Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From 1989 to 1993, he served as Vice President. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Associations's Internal Revenue Service ("IRS") Liaison Committee.

     BLAKE L. SARTINI. Mr. Sartini was appointed Chief Operating Officer in March 1997 and has served as Executive Vice President since February 1994. From February 1994 to March 1997 he also served as President-Nevada Operations of the Company. From 1991 to 1993, he served as Vice President of Gaming Operations. He has served as a director since 1993 and has over 14 years of experience in the hotel and casino industry. From 1985 to 1990, Mr. Sartini held various management positions at the Company and has served as President of Southwest Gaming Services, Inc., a subsidiary of the Company ("Southwest Gaming") since January 1993. In 1992, he co-founded Station Casino St. Charles and serves as its Vice President.

     SCOTT M. NIELSON. Mr. Nielson was appointed Executive Vice President of the Company in June 1994. In 1991 he was appointed General Counsel and in 1992 he was appointed Secretary of the Company. From 1991 through June 1994, he served as Vice President of the Company. From 1986 to 1991, Mr. Nielson was in private legal practice, most recently as a partner in the Las Vegas firm of Schreck-Morris, (formerly known as Schreck, Jones, Bernhard, Woloson & Godfrey), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

     LORENZO J. FERTITTA. Mr. Fertitta has served as a director of the Company since 1991. He has served as President and Chief Executive Officer of Fertitta Enterprises, Inc. since June 1993, where he is responsible for managing an investment portfolio consisting of marketable securities and real property.
From time to time, the investment portfolio contains investments in other gaming operations. Mr. Fertitta was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992 and has served on their respective boards since their inception. From 1991 to 1993, he served as Vice President of the Company.

     DELISE F. SARTINI. Ms. Sartini was appointed a director of the company on August 30, 1995. She has served as Vice President of Community Affairs at Palace Station in excess of five years. Ms. Sartini was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

     R. HAL DEAN. Mr. Dean has served as a director of the Company since June 1993 and is chairman of the Human Resources Committee. Mr. Dean presently is a member of the Board of Directors of LaBarge, Inc. (from 1984) in St. Louis.
Mr. Dean retired in 1982 from the Ralston Purina Company, having served 44 years in various capacities including Chairman of the Board (1968-1982) and Chief Executive Officer (1964-1982). Mr. Dean has served on several other Boards of Directors including those of Gulf Oil Corp., Pittsburgh, Pennsylvania (1970-1985), Chase Manhattan Bank International Advisory Group, New York, New York (1965-1970), Mercantile Trust Co., St. Louis, Missouri (1969-1987), General American Life Insurance Co., St. Louis, Missouri (1972-1987), Barnes Hospital, St. Louis, Missouri (1979-1985) and Chevron Corp., San Francisco, California (1985-1989).

     LOWELL H. LEBERMANN, JR. Mr. Lebermann has served as a director of the Company since October 1993 and is chairman of the Audit Committee. He is also a director of Valero Energy Corporation, San Antonio, serving as a member of the executive committee. He is a former director of Franklin Federal Bancorp, Austin (now Norwest), and founding member of the board of directors of the Texas Workers' Compensation Fund. He is president and CEO of Centex Beverages, Inc., wholesale distributor of Miller beer and imported beverages. Since 1993, he has been a member of the Board of Regents of The University of Texas System. He was a Council Member on the Austin City Council from 1971-1977.

                                PRINCIPAL STOCKHOLDERS

     The following table sets forth as of May 31, 1997 certain information regarding the shares of Common Stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, by each director and named executive officer and by all executive officers and directors as a group.


     NAME AND ADDRESS OF BENEFICIAL OWNER (1)      NUMBER (2)  PERCENT OF CLASS
     ----------------------------------------      ----------  -----------------

 Frank J. Fertitta III . . . . . . . . . . . . .    5,764,268        16.0

 Blake L. Sartini(3) . . . . . . . . . . . . . .    4,852,807        13.7

 Lorenzo J. Fertitta . . . . . . . . . . . . . .    4,787,719        13.5

 Delise F. Sartini(3)  . . . . . . . . . . . . .    4,728,115        13.4

 The Capital Group Companies(4). . . . . . . . .    3,317,830         9.4

 Columbia Funds Management Company(5). . . . . .    2,176,600         6.2

 Glenn C. Christenson  . . . . . . . . . . . . .      172,335          *

 Scott M. Nielson  . . . . . . . . . . . . . . .      153,816          *

 R. Hal Dean . . . . . . . . . . . . . . . . . .       41,765          *

 Lowell H. Lebermann, Jr.  . . . . . . . . . . .       18,500          *

 Executive Officers and Directors as a Group       15,803,642        43.2
 (8) persons)
                          ---------------------------------
                                *Less than one percent

(1) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. The address of each of the stockholders named in this table is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

(2) Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table: Frank J. Fertitta III 742,410; Blake L. Sartini 137,124; Delise F. Sartini 12,432; Lorenzo J. Fertitta 84,150; Glenn C. Christenson 134,135; Scott M. Nielson 109,816; R. Hal Dean 20,000 and Lowell H. Lebermann, Jr. 17,500.

(3) Reflects beneficial ownership shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of the vested options reflected in note (2) and thus have different total ownership figures.

(4) As reported in a Schedule 13G dated February 14, 1997 and filed with the Securities and Exchange Commission. Beneficial ownership is disclaimed. The Capital Group Companies, Inc. reports that it is the parent holding company of a group of investment management companies which hold the reported stock and that Capital Research and Management Company, one of such subsidiaries, is the beneficial owner of 2,609,470 shares.
     Includes 1,263,830 shares resulting from the assumed conversion of the Company's convertible preferred stock.

(5) As reported in a Schedule 13G dated February 10, 1997 and filed with the Securities and Exchange Commission. Beneficial ownership is disclaimed.

                DESCRIPTION OF CERTAIN INDEBTEDNESS AND CAPITAL STOCK

BANK FACILITY

     The Company's secured, Amended and Restated Reducing Revolving Loan Agreement, dated as of March 19, 1996, as amended June 27, 1997 (the
"Bank Facility"), is a reducing revolving credit facility which provides for borrowings up to an aggregate principal amount of $368 million as of March 31, 1997, reducing to $360 million as of July 1, 1997. The Bank Facility is secured by substantially all of the assets of Palace Station, Boulder Station, Texas Station, Station Casino Kansas City and Station Casino St. Charles (collectively, the "Borrowers"). The Company and SGSI guarantee the borrowings under the Bank Facility (collectively the Guarantors"). The Bank Facility matures on September 30, 2000 and available borrowings reduce quarterly by varying amounts (including $10.0 million for each quarter ending September 30, 1997, December 31, 1997, and March 31, 1998, and by substantially higher amounts thereafter). Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or the Eurodollar Rate, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrower's and the Company's consolidated (exclusive of Sunset Station) ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted for preopening expenses.
As of March 31, 1997, the Company's margin above the Eurodollar Rate on borrowings under the Bank Facility is 2.0%. Such margin will increase to 2.75% if the maximum funded debt to EBITDA (adjusted for preopening expenses) ratio is reached.

     The Bank Facility contains certain financial and other covenants. These include a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio for the Borrowers combined of 3.00 to 1.00 for each fiscal quarter through June 30, 1997, 2.75 to 1.00 for each fiscal quarter through June 30, 1998, and 2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.35 to 1.00 for the periods March 31, 1996 through June 30, 1998, and 1.50 to 1.00 for periods thereafter, a limitation on indebtedness, and limitations on capital expenditures. As of March 31, 1997, the Borrowers funded debt to EBITDA ratio was 1.97 to 1.00 and the fixed charge coverage ratio for the fiscal year ended March 31, 1997 was 2.54 to 1.00. A tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace Station ($10 million plus 95% of net income determined as of the end of each fiscal quarter with no reduction for net losses) and certain restrictions on distributions of cash from Palace Station to the Company. As of March 31, 1997, Palace Station's tangible net worth exceeded the requirement by approximately $7 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

     In addition, the Bank Facility has financial covenants relating to the Company. These include prohibitions on dividends on or redemptions of the Company's Common Stock, restrictions on repayment of any subordinated debt, limitations on the incurrence of additional indebtedness, the Company's senior subordinated notes and other specified indebtedness, minimum consolidated tangible net worth requirements (adjusted upwards for post
October 1, 1995 preopening expenses, not to exceed $18 million and for potential losses on disposed or discontinued assets, not to exceed $30 million), for the Company of $165 million plus 95% of post October 1, 1995 net income (not reduced by net losses) and 100% of net equity offering proceeds, and limitations on capital expenditures and investments. As of March 31, 1997, the Company's consolidated net worth exceeded the requirement by approximately $20 million. In March and June 1997 the Company obtained certain amendments to the Bank Facility in order to enhance its borrowing capacity under its Bank Facility to fund the expansion strategy described herein. As amended through June 1997, the Bank Facility includes a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio, including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year, for the Company on a consolidated basis of
5.00 to 1.00 for the fiscal quarter ending March 31, 1997, 5.75 to 1.00 for the fiscal quarter ending June 30, 1997, 5.85 to 1.00 for the fiscal quarter ending September 30, 1997, 5.75 to 1.00 for each fiscal quarter through March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to
1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September
30, 1999 and 3.75 to 1.00 thereafter. As of March 31, 1997, the Company's funded debt to EBITDA ratio was 4.54 to 1.00. Such consolidated calculations for the Company do not include Sunset Station. In addition, the Bank
Facility prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on the Company's senior subordinated notes and preferred stock, the amounts necessary to fund casino bankroll in the ordinary course of business and $2.0 million. The Guarantors waive certain defenses and rights including rights of subrogation and reimbursement. The Bank Facility contains customary events of default and remedies and is cross-defaulted to the Company's senior subordinated notes and the Change of Control Triggering Event as defined in the indentures governing the senior subordinated notes.

     The Company also obtained an amendment to the Bank Facility in May 1997 that permits the Company to form a wholly-owned limited partnership to enter into a financing transaction to lease the two new gaming vessels under construction at Station Casinos St. Charles pursuant to an operating lease.

SENIOR SUBORDINATED NOTES

     The Company has $383.1 million, net of unamortized discount of $8.0 million, of senior subordinated notes outstanding as of March 31, 1997 (collectively the "Existing Senior Subordinated Notes"). $186.2 million of Existing Senior Subordinated Notes bear interest, payable semi-annually, at a rate of 9 5/8% per year and $196.8 million of Existing Senior Subordinated Notes bear interest, payable semi-annually, at a rate of 10 1/8 % per year. In April 1997, the Company issued the Old Notes, which rank PARI PASSU with the Existing Senior Subordinated Notes. The indentures governing the Existing Senior Subordinated Notes ("Existing Indentures") contain certain customary financial and other covenants which prohibit the Company and its subsidiaries from incurring indebtedness (including capital leases) other than (a) non-recourse debt for certain specified subsidiaries, (b) certain equipment financings, (c) the Notes, (d) up to $15 million of additional indebtedness, (e) additional indebtedness if, after giving effect thereto, a
2.00 to 1.00 pro forma Consolidated Coverage Ratio (as defined) has been met,
(f) Permitted Refinancing Indebtedness (as defined), (g) borrowings of up to $72 million under the Bank Facility, and (h) certain other indebtedness. At March 31, 1997, the Company's Consolidated Coverage Ratio was 2.66 to 1.00. In addition, the Existing Indentures prohibit the Company from paying dividends on any of its capital stock unless at the time of and after giving effect to such dividends, among other things, the aggregate amount of all Restricted Payments and Restricted Investments (as defined in the Existing Indentures, and which include any dividends on any capital stock of the Company) do not exceed the sum of (i) 50% of Cumulative Consolidated Net Income (as defined) of the Company (less 100% of any consolidated net losses), (ii) certain net proceeds from the sale of equity securities of the Company and (iii) $15 million. The limitation on the incurrence of additional indebtedness and dividend restrictions in the Existing Indentures may significantly affect the Company's ability to pay dividends on its capital stock. The Existing Indentures also give the holders of the Existing Senior Subordinated Notes the right to require the Company to purchase the Existing Senior Subordinated Notes at 101% of the principal amount of the Existing Senior Subordinated Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Exisiting Indentures) of the Company.

SUNSET LOAN AGREEMENT, SUPPLEMENTAL LOAN AGREEMENT AND SUNSET OPERATING LEASE

     On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with Bank of America National Trust and Savings Association ("Bank of America NT&SA"), Bank of Scotland, Societe Generale and each of the other lenders party to such agreement, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for certain furniture, fixtures and equipment with a cost of $40 million to be subleased to Sunset Station.

     The Sunset Loan Agreement includes a first mortgage term note in the amount of $110 million (the "Sunset Note") which is non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station, and except that the Company has pledged all of the stock of Sunset Station as security for the Sunset Loan Agreement. As of March 31, 1997, Sunset Station had borrowed $46.0 million under the Sunset Note. The Sunset Note is to reduce $1.8 million for each fiscal quarter ending March 1998 through December 1998, $2.3 million for each fiscal quarter ending March 1999 through December 1999, and $2.0 million for the fiscal quarters ending March 2000 and June 2000 and matures in September 2000. In addition, the Sunset Note is subject to prepayment subsequent to July 1998 by an amount equal to a specified percentage of Excess Cash Flow (as defined). The Sunset Note carries an interest rate of 375 basis points over the Eurodollar Rate (as defined in the Sunset Loan Agreement). The Sunset Note is secured by substantially all of the assets of Sunset Station, including a deed of trust with respect to the real property on which Sunset Station is being constructed, a portion of which is subject to a lease from the Company to Sunset Station, and the remainder of which property is owned by Sunset Station, and a security agreement as to all tangible and intangible personal property including Sunset Station's rights under an operating lease for certain furniture, fixtures and equipment.

     The Sunset Loan Agreement contains certain customary financial and other covenants (related exclusively to Sunset Station) including a minimum fixed charge coverage ratio as of the last day of any full quarter after the opening of Sunset Station of not less than 1.10 to 1.00, a maximum senior funded debt to EBITDA (adjusted for certain cash contributions or advances by the Company) ratio after opening of 4.50 to 1.00 for the first full quarter reducing by 0.25 on certain quarters thereafter to 3.25 to 1.00 for the tenth quarter and each quarter thereafter, and a minimum net worth as of any quarter end after opening of not less then $52 million plus 80% of net income (not reduced by net losses) for each quarter after opening, plus 100% of certain additional equity contributions by the Company and Supplemental Loans (as defined). In addition, the agreement places restrictions on indebtedness and guarantees, dividends, stock redemptions, mergers, acquisitions, sale of assets or sale of stock in subsidiaries and limitations on capital expenditures.

     In addition, the Company has provided a funding commitment to Sunset Station of up to an additional $25 million pursuant to a supplemental loan agreement (the "Supplemental Loan Agreement"). The Sunset Loan Agreement requires Sunset Station to draw amounts under the Supplemental Loan Agreement in the event of the failure of certain financial covenants under the Sunset Loan Agreement. Loans under this funding commitment may be drawn down beginning on the last day of the first full calendar quarter ending after Sunset Station opens for business in the amount of up to $10 million during the first year after such date, up to $10 million during the second year after such date and up to $5 million during the third year after such date. The Supplemental Loan Agreement also provides for an additional, separate funding commitment up to $40 million in connection with a purchase option for certain furniture, fixtures and equipment currently financed under the Sunset Operating Lease (as defined herein). Sunset Station will pay interest at a rate per annum equal to the three month Eurodollar Rate, the interest being payable solely in the form of commensurate additions to the principal of the Supplemental Loans. The Supplemental Loan Agreement expires in September 2001. The funding commitments under the Supplemental Loan Agreement are subject to limitations imposed by the Existing Indentures, the Indenture and the Bank Facility.

     In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement with Bank of America NT&SA. This agreement swaps the variable rate interest pursuant to the Sunset Note to a fixed rate of 9.58% on $35 million notional amount as of January 1997 increasing to $60 million at March 1997, $90 million at June 1997, $100 million at September 1997 and then decreasing to $95 million at June 1998. The agreement expires in December 1998. The difference paid or received pursuant to the swap agreement is accrued as interest rates change and recognized as an adjustment to interest expense for the Sunset Note. Sunset Station is exposed to credit risk in the event of non-performance by the counterparty to the agreement. The Company believes the risk of non-performance by the counterparty is minimal.

     The Company has also entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of $40 million, dated as of September 25, 1996 (the "Sunset Operating Lease") between the Company and First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 225 basis points above the Eurodollar Rate.
The Company has entered into a sublease with Sunset Station for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. In the event that Sunset Station elects to purchase the Equipment, the Company has provided a funding commitment up to the amount necessary for such purchase pursuant to the Supplemental Loan Agreement (subject to the limitations on funding contained in the Supplemental Loan Agreement).

     In connection with the Sunset Operating Lease, the Company also entered into a participation agreement, dated as of September 25, 1996 (the "Participation Agreement") with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust (the "Holders"). Pursuant to the Participation Agreement, the Holders will advance funds to the trustee for the purchase by the trustee of, or to reimburse the Company for the purchase, of the Equipment, which will then be leased to the Company under the Sunset Operating Lease, and in turn subleased to Sunset Station. Pursuant to the Participation Agreement, the Company also agreed to indemnify the Lessor and the Holders against certain liabilities.

COMMON STOCK

     The Company is authorized to issue up to 90,000,000 shares of its common stock, $.01 par value per share (the "Common Stock"), 35,318,057 shares of which were issued and outstanding as of March 31, 1997. Each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares. Subject to any preferences that may be granted to the holders of the Company's preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of its preferred stock, $.01 par value per share (the "Preferred Stock"). In March 1996, the Company completed an offering of 1,800,000 shares of $3.50 Convertible Preferred Stock (the "Convertible Preferred Stock"). In April 1996, the underwriters exercised the over allotment option of an additional 270,000 shares of the Convertible Preferred Stock. The Board of Directors, without further action by the holders of Common Stock or the Convertible Preferred Stock, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. Except as described above, the Board of Directors, without further stockholder approval, may issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock or the Convertible Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action.

     CONVERTIBLE PREFERRED STOCK

     As of March 31, 1997, the Company has 2,070,000 shares of Convertible Preferred Stock outstanding, each with a liquidation preference of $50.00 per share plus an amount equal to any accumulated and unpaid dividends at the annual rate of $3.50 per share, or 7.0% of such liquidation preference. Such dividends accrue and are cumulative from the date of issuance and are payable quarterly. The Convertible Preferred Stock is convertible at the option of the holder thereof at any time, unless previously redeemed, into shares of Common Stock at an initial conversion rate of 3.2573 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment in certain circumstances. The Company may reduce the conversion price of the Convertible Preferred Stock by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period. The Convertible Preferred Stock is redeemable, at the option of the Company, in whole or in part, for shares of Common Stock, at any time after March 15, 1999, initially at a price of $52.45 per share of Convertible Preferred Stock, and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The Common Stock to be issued is determined by dividing the redemption price by the lower of the average daily closing price for the Company's Common Stock for the preceding 20 trading days or the closing price of the

Company's Common Stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. There is no mandatory sinking fund obligation with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock do not have any voting rights, except as required by applicable law and except that, among other things, whenever accrued and unpaid dividends on the Convertible Preferred Stock are equal to or exceed the equivalent of six quarterly dividends payable on the Convertible Preferred Stock, the holders of the Convertible Preferred Stock, voting separately as a class with the holders of any other series of parity stock upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to the Board of Directors until dividend arrearage has been paid or amounts have been set apart for such payment. The Convertible Preferred Stock is senior to the Common Stock with respect to dividends and upon liquidation, dissolution or winding-up.

                                  THE EXCHANGE OFFER

                  PURPOSE OF THE EXCHANGE OFFER; REGISTRATION RIGHTS

     The Old Notes were sold by the Company on April 3, 1997 (the "Closing Date") to BancAmerica Securities, Inc. (the "Initial Purchaser"). As a condition to the sale of the Old Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. This Registration Statement, of which this Prospectus is part, is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement summarized below.

     Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Noteholders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for the New Notes. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Noteholder notifies the Company within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Noteholders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     The Registration Rights Agreement, as amended as of May 27, 1997, provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to July 2, 1997, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to August 31, 1997, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days (or longer if required by applicable law) after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter (and in any event by September 30, 1997; provided that such period shall be extended if necessary to provide the Company with 30 days notice of its filing obligation). If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to Consummate the Exchange Offer within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Noteholder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities (as defined herein) with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.15 per week per $1,000 principal amount of Old Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

TRANSFER RESTRICTED SECURITIES

     For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note may be distributed to the public pursuant to Rule 144 or another applicable resale exemption under the Securities Act.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all the Old Notes validly tendered and not withdrawn prior to the Expiration Date. As of the date of this Prospectus, $150 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about _______, 1997, to all Noteholders known to the Company. The Company's obligation to accept the Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under " - Certain Conditions to the Exchange Offer" below. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Noteholders may tender some or all of their Old Notes pursuant to the Exchange Offer. See
" - Consequences of Failure to Exchange." However, the Old Notes may be tendered only in integral multiples of $1,000.

     The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

     Noteholders do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Noteholders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted tenders of Old Notes will be returned, without expense to the Noteholder thereof, as promptly as practicable after the Expiration Date.

     Noteholders whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Noteholders will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Noteholders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "Risk Factors - Restrictions Upon Transfer of and Limited Trading Market for Old Notes."

     Noteholders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " - Fees and Expenses; Solicitation of Tenders."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on ________ ___, 1997, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the date and time to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice, mail to the registered Noteholders an announcement thereof and will make a release to the Dow Jones News Services each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right at its sole discretion (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer and not accept the Old Notes not previously accepted if any of the conditions set forth below under " - Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Noteholders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a Prospectus supplement that will be distributed to all Noteholders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Noteholders, if the Exchange Offer would otherwise expire during such five to ten business day period. During any extension of the Expiration Date, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company.

     The Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     Interest accrues on the New Notes at the rate of 9 3/4% per annum and will be payable in cash semiannually in arrears on each October 15 and April 15, commencing October 15, 1997. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the Noteholders at such time.

PROCEDURES FOR TENDERING THE OLD NOTES

     The tender to the Company of the Old Notes by a beneficial owner thereof as set forth below and the acceptance by the Company thereof will constitute a binding agreement between the tendering Noteholder and the Company upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal.

     Except as set forth below, a Noteholder who wishes to tender the Old
Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the Noteholder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTEHOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (I) by a registered Noteholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (II) for the account of an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Noteholder with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal is signed by a person or persons other than the registered Noteholder or Noteholders, such Old Notes must be endorsed by the registered Noteholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution, in either case signed exactly as the name or names of the registered Noteholder or Noteholders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of its authority so to act must be submitted with the Letter of Transmittal.

     By tendering, each Noteholder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Noteholder, (ii) neither the Noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Noteholder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for the Old Notes, neither the Noteholder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Noteholder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the tendering Noteholder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Noteholder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF THE OLD NOTES FOR EXCHANGE; DELIVERY OF THE NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See " - Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of the New Notes for the Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing the Old Notes are submitted for a greater principal amount than the Noteholder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Noteholder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from a participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

     If a registered Noteholder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Noteholder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Noteholder and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Noteholder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Noteholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Noteholder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Noteholder thereof without cost to such Noteholder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering the Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described herein, or would otherwise make it inadvisable to proceed with the Exchange Offer.

     If the Company determines in good faith that any of the conditions are not met, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Noteholders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Noteholders to withdraw such Old Notes (see
" - Withdrawal Rights") or (iii) waive certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a Prospectus supplement that will be distributed to all Noteholders.

     Noteholders have certain rights and remedies against the Company under the Registration Rights Agreement, including liquidated damages of up to $.05 per week per $1,000 principal amount of Old Notes, should the Company fail to consummate the Exchange Offer within a certain period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for the benefit of the Company and may be asserted by the Company in good faith regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

          BY REGISTERED OR CERTIFIED MAIL; BY OVERNIGHT COURIER; OR BY HAND.
                           First Union National Bank
                           Corporate Trust Reorg. Dept.
                           1525 West W.T. Harris Blvd.
                           Charlotte, NC 28288-1153
                           Attention: Mike Klotz
                           Telephone: (704) 590-7408
                           Facsimile: (704) 590-7628

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY

FEES AND EXPENSES; SOLICITATION OF TENDERS

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $______________ which includes fees and expenses of the Exchange Agent and Trustee and accounting and legal fees.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Noteholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Noteholder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted to the Exchange Agent, the amount of such transfer taxes will be billed directly to such tendering Noteholder.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Noteholders in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

ACCOUNTING TREATMENT

     The New Notes will be recorded by the Company at the same carrying value as the Old Notes, which is face value, as recorded in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Noteholders who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in no-action letters issued to third parties by the staff of the Commission, the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by Noteholders thereof (other than any such Noteholder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Noteholders' business and such Noteholders have no arrangement with any person to participate in the distribution of such Old Notes, and provided, further, that each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." If any Noteholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Noteholder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                             DESCRIPTION OF THE NEW NOTES

    The Old Notes were issued and the New Notes are to be issued under the Indenture dated as of April 3, 1997 between SCI, as issuer, and First Union National Bank, as Trustee (the "Indenture"). The form and terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act and hence are not subject to certain transfer restrictions, registration rights and related liquidated damages applicable to the Old Notes. The Old Notes and the New Notes are referred to collectively as the "Notes". The following summary includes a description of all material provisions of the Indenture. The summary of the Indenture and of the related documents hereunder, however, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and related documents, including the definitions contained therein of certain terms and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture. Capitalized terms used herein and not otherwise defined in this Prospectus have the meanings ascribed to them in the Indenture.

GENERAL

    The New Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The New Notes will be unsecured general obligations of the Company, limited to $150,000,000 aggregate principal amount, and will mature on April 15, 2007. As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries except for SSI, which the Company has designated as an Unrestricted Subsidiary. Under certain circumstances, the Company will be able to designate certain additional current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "Description of Certain Indebtedness and Capital Stock - Sunset Loan Agreement, Supplemental Loan Agreement and Sunset Operating Lease."

INTEREST ON THE NEW NOTES

    The New Notes will pay interest semiannually at a rate of 9 3/4% per annum from the date of original issuance of the Old Notes until maturity.

    Interest on the New Notes will accrue from the date of original issuance of the Old Notes. Interest on the New Notes will be payable on October 15 and April 15 of each year, commencing October 15, 1997 to the person in whose name the New Note is registered (a "Holder") at the close of business on the preceding October 1 or April 1, as the case may be.

    Principal of and interest on the New Notes are payable at the offices of the Paying Agent for the New Notes, located at the principal corporate offices of the Trustee, PROVIDED that the payment of interest may be made at the Company's option by check mailed to a Holder's registered address. The New Notes are transferable at the offices of the Registrar for the New Notes, located at the principal corporate offices of the Trustee.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "AFFILIATE" of any specified person means any other person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such specified person (or a 10% or greater equity interest in such person which is not a corporation) or (iii) of which 10% or more of any class of the Voting Stock (or, in the case of a person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

    "AMORTIZATION EXPENSE" means, for any period, amounts recognized during such period as amortization of all goodwill and other assets classified as intangible assets in accordance with GAAP.

    "AVERAGE LIFE" means, as of the date of determination, with reference to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

    "BANK FACILITY" means the Reducing Revolving Loan Agreement dated as of July 5, 1995, by and among PSHC, BSI, TSI, Bank of Scotland and Societe Generale, as co-agents, Bank of America National Trust and Savings Association, as managing agent and certain lenders named therein, as amended, modified or refinanced from time to time, provided that the managing agent for the lenders under such refinancing is a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities.

    "BSI" means Boulder Station, Inc.

    "CAPITAL LEASE OBLIGATIONS" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

    "CAPITAL STOCK" means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (including partnerships or partnership interests) or ownership interests (however designated) of such person, including each class of common stock and preferred stock of such person, but excluding convertible Indebtedness.

    "CHANGE OF CONTROL" means an event or series of events by which (i) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries to any person, corporation, entity or group, (ii) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," (iii) the Company consolidates with or merges into another corporation, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned Restricted Subsidiaries, with the effect that any "person" (other than the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office or (v) the Company shall, as a result of any transaction or series of transactions, cease to own all of the outstanding Capital Stock of, or all or substantially all of the assets of PSHC, BSI, SCRSI, SGSI and SWSI; provided that no Change of Control shall be deemed to occur if the Company sells, in one transaction or a series of transactions, stock or assets of such Subsidiaries having an aggregate book value, determined in accordance with GAAP and net of related debt, which is less than 5% of the aggregate book value of the net assets of the Company and its consolidated Restricted Subsidiaries, determined in accordance with GAAP. The meaning of the term "all or substantially all of its properties and assets" is not determinable with absolute certainty. Such term is likely to be interpreted by reference to applicable state law in effect at the relevant time and the interpretation will be dependent upon the facts and circumstances existing at that time. It is therefore possible that Holders and the Company (or different holders) will disagree as to whether or not a Change of Control or Change of Control Triggering Event has occurred.

    "CHANGE OF CONTROL TRIGGERING EVENT" is defined as the occurrence of both
(i) a Change of Control and (ii) a Rating Decline.

    "COMPLETION GUARANTEE AND KEEP-WELL AGREEMENT" means (i) the guarantee by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Company, (ii) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Authority.

    "CONSOLIDATED COVERAGE RATIO" means, for any period, for any person, the ratio of the aggregate amount of Operating Cash Flow of such person for such period to the aggregate amount of Consolidated Interest Expense of such person for such period.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of a person and its consolidated Restricted Subsidiaries, including (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other persons deemed to be Indebtedness of the Company or its Restricted Subsidiaries under clause (v) or (vi) of the definition of Indebtedness.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause
(iii) below); and (B) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause
(vi) below); (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and (B) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person; (v) the cumulative effect of a change in accounting principles; and (vi) the net loss of any Unrestricted Subsidiary.

    "CONSOLIDATED NET WORTH" of any person means the total of the amounts shown on the balance sheet of such person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

    "DESIGNATED SENIOR INDEBTEDNESS" shall mean each issue of Senior Indebtedness that (i) has an outstanding principal amount of at least $25,000,000 (including the amount of all reimbursement obligations pursuant to letters of credit thereunder and the maximum principal amount available to be drawn thereunder, assuming in the case of the Bank Facility that all conditions precedent to any such drawing could be satisfied) and (ii) has been designated as Designated Senior Indebtedness pursuant to an Officer's Certificate of the Company received by the Trustee.

    "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than into Capital Stock of such corporation that is neither Exchangeable Stock or Redeemable Stock).

    "EXISTING EQUITY HOLDERS" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson, Joseph J. Canfora, Scott M. Nielsen and the Former Equity Holder and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Existing Equity Holders shall also mean any lineal descendants of such persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

    "EXISTING INDEBTEDNESS" means the following: (i) Note payable to Primerit Bank, dated as of September 23, 1994 in the original principal amount of approximately $5.5 million, (ii) Promissory Note secured by a Deed of Trust payable to PH Property Development Company, dated as of September 12, 1995 in the original principal amount of approximately $6.2 million, (iii) Note payable to GE Capital Corp., amended and restated as of May 31, 1995 in the original principal amount of approximately $16 million, (iv) Note payable to CIT Group Financing, dated as of October 21, 1994 in the original principal amount of approximately $10 million, (v) Note payable to Brad Pederson, dated as of October 1992 in the original principal amount of approximately $400,000 and (vi) Promissory Note payable to GE Capital, dated as of March 20, 1992 in the original principal amount of approximately $1.5 million, in each case, existing as of the date of the Indenture.

    "EXISTING SENIOR SUBORDINATED NOTES" means the $110,000,000 9 5/8% Senior Subordinated Notes of the Company Due 2003, the $83,000,000 9 5/8% Senior Subordinated Notes of the Company Due 2003 and the $198,000,000 10 1/8% Senior Subordinated Notes of the Company Due 2006.

    "FF&E FINANCING" means Indebtedness which is non-recourse to the borrower, the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of its business and secured by a Lien on such FF&E.

    "FORMER EQUITY HOLDER" means Frank J. Fertitta, Jr.

    "GAAP" means generally accepted accounting principles as in effect in the United States on the date that the Old Notes were issued.

    "GAMING AUTHORITY" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the date of the Indenture have, jurisdiction over all or any portion of the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

    "GAMING LICENSE" of any person means every license, franchise or other authorization on the date of the Indenture or thereafter required to own, lease, operate or otherwise conduct the gaming operations of such person, including, without limitation, all such licenses granted under the Nevada Gaming Control Act as from time to time amended, or any successor provision at law, the regulations of the Gaming Authorities and other applicable laws.

    "GOVERNMENTAL AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

    "GVSI" means Green Valley Station, Inc.

    "GVV" means Green Valley Ventures.

    "INDEBTEDNESS" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding operating leases and trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.

    "INTEREST RATE PROTECTION AGREEMENT" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

    "INVESTMENT GRADE" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

    "KCSC" means Kansas City Station Corporation.

    "LEGAL REQUIREMENTS" means, with respect to any project, all laws, statutes and ordinances (including building codes and zoning and environmental laws, regulations and ordinances), and all rules, orders, rulings, regulations, directives and requirements of all Governmental Authorities, which are now or which may hereafter be in existence, and which are applicable to the Company or any Affiliate thereof in connection with the construction or development of any project or the operation of its business, or any part thereof, including, without limitation, the Nevada Gaming Control Act, as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable to the Company or any Affiliate thereof.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any agreement to give any security interest). For the purposes of the Indenture, a person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement (other than operating leases) relating to such asset.

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET PROCEEDS" means, with respect to any issuance, sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt) of property other than cash, received by the Company, net of attorneys' fees, accountants' fees, underwriters' fees, placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; PROVIDED, HOWEVER, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $15 million, the determination of fair market value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal of similar types of transactions.

    "OPERATING CASH FLOW" means, for any period, for any person, the aggregate amount of Consolidated Net Income of such person before Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost. Notwithstanding the foregoing, the Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost of a subsidiary of a person shall be added to Consolidated Net Income to compute Operating Cash Flow in the same proportion that the net income of such subsidiary was included in calculating the Consolidated Net Income of such person.

    "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary (i) issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or a Restricted Subsidiary (and any penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the Old Notes or incurred pursuant to clauses (iii), (vi), (vii) and (viii) (subject to proviso (C) below) of the Indenture covenant described under "Limitation on Indebtedness," in a principal amount (or, if such

Permitted Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (1) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under an agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such agreement) plus (2) unpaid accrued interest on such Indebtedness plus (3) penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with the repayment or amendment thereof; provided that (A) Permitted Refinancing Indebtedness of the Company that repays or constitutes an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to the Holders than those contained in such repaid or amended Indebtedness, (B) notwithstanding the foregoing, any Permitted Refinancing Indebtedness incurred to repay all of the Notes then outstanding shall not be limited in principal amount or otherwise if the Company, contemporaneously with such issuance, irrevocably deposits with the Trustee or Paying Agent an amount of the proceeds of such Permitted Refinancing indebtedness sufficient to redeem or repay each installment of the outstanding principal amount of the Notes on, and all interest accrued to, the date fixed for such repayment, together with irrevocable instructions to redeem and repay the Notes on the stated redemption date and (C) to the extent that Permitted Refinancing Indebtedness includes Indebtedness incurred in connection with the refinancing of the Bank Facility (whether or not such Indebtedness is existing on or after the date of the Indenture) and the managing agent for the lenders under such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, the provisions of clause (viii) of the covenant described under "Limitation on Indebtedness" shall terminate and be of no further force and effect with respect to such refinancing Indebtedness.

    "PSHC" means Palace Station Hotel & Casino, Inc.

    "QUALIFIED NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than by a pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may
(x) execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility or (y) make a loan to an Unrestricted Subsidiary if such loan is permitted under the covenant entitled "Limitation on Restricted Payments and Restricted Investments" at the time of the incurrence of such loan, and such actions referred to in the foregoing clauses (x) and (y) shall not constitute Indebtedness which is not Qualified Non-Recourse Debt.

    "RATING AGENCIES" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

    "RATING CATEGORY" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and
(ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

    "RATING DATE" means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

    "RATING DECLINE" shall be deemed to occur if, within 90 days of public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies): (a) in the event the Notes are rated by either Rating Agency on the Rating Date as Investment Grade the rating of the Notes by both Rating Agencies shall be below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

    "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise (other than in consideration of Capital Stock that is not Redeemable Stock), is, or upon the happening of an event would be, required to be redeemed or repurchased pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the first anniversary of the stated maturity of the Notes.

    "RELATED PERSON" of any person means (i) (A) if such person is a corporation, any person who is a director, officer or employee (x) of such person, (y) of any subsidiary of such person or (z) of any Affiliate of such person or (B) if such person is an individual, any immediate family member or lineal descendent of such person or spouse of such immediate family member or of such lineal descendant, or (ii) any Affiliate of any person included in clause
(i) and any person who is a director, officer or employee of such Affiliate.

    "RESTRICTED SUBSIDIARY" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Corporation and its successors.

    "SCRSI" means St. Charles Riverfront Station, Inc.

    "SENIOR INDEBTEDNESS" means (x) all obligations of the Company now or hereafter existing to pay the principal of, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization to the extent a claim for post-filing interest is allowed in such proceedings) on, any Indebtedness (other than Capital Lease Obligations) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, (y) Indebtedness of the Company represented by Capital Lease Obligations if the instrument creating or evidencing the same expressly provides that such Indebtedness shall be senior in right of payment to the Notes and (z) Indebtedness of the Company with respect to Interests Rate Protection Agreements. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes, (b) in the case of each Note, the other Notes, (c) the Existing Senior Subordinated Notes, (d) Indebtedness of the Company to, or guaranteed on behalf of, an Affiliate of the Company (other than a Restricted Subsidiary), (e) Indebtedness to trade creditors incurred or assumed in the ordinary course of business in connection with obtaining goods, materials or services, (f) Indebtedness represented by Exchangeable Stock or Redeemable Stock, (g) any liability for federal, state, local or other taxes owed or owing by the Company, (h) Indebtedness incurred in violation of the Indenture provisions summarized below under "Limitation on Indebtedness" and (i) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

    "SGSI" means Southwest Gaming Services, Inc.

    "SSI" means Sunset Station, Inc.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter incurred) which is subordinate or junior in right of payment to the Notes.

    "SUBSIDIARY" of a person means any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such person or by one or more of the other subsidiaries of that person (or a combination thereof); provided that with respect to any such corporation, association, partnership, limited liability company or other business entity of which no more than 50% of the total Voting Stock is so owned or controlled, then such corporation, association, partnership, limited liability company or other business entity shall not be deemed to be a subsidiary of such person unless such person has the power to direct the policies or management of such corporation, association, partnership, limited liability company or other business entity.

    "SUBSIDIARY" means any subsidiary of the Company.

    "SWSI" means Southwest Services, Inc.

    "TSI" means Texas Station, Inc.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary (other than PSHC, BSI, SCRSI, KCSC, TSI, SGSI and SWSI or any successor to any of them) that at the time of determination shall be designated by the Board of Directors of the Company as an Unrestricted Subsidiary of the Company by a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent and so long as such Subsidiary (and any Subsidiary of such Subsidiary): (a) has no Indebtedness other than Qualified Non-Recourse Debt; (b) is a person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional equity interests or (y) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the covenant entitled "Limitation on Restricted Payments and Restricted Investments;" provided, further, however, that the Company or any of its Restricted Subsidiaries may execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, and the execution and performance (if such performance is permitted under the covenants entitled "Limitation on Indebtedness" and "Limitation on Restricted Payments and Restricted Investments") of such Completion Guarantee and Keep-Well Agreement shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described below under the caption "Limitation on Restricted Payments and Restricted Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described below under the caption "Limitation on Indebtedness," the Company shall be in Default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Limitation on Indebtedness," and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" means any class of Capital Stock of any person then outstanding normally entitled (without regard to the occurrence of any contingency) to vote in elections of directors, managers, managing partners or trustees.

OPTIONAL REDEMPTION

    The New Notes will not be redeemable prior to April 15, 2002. Thereafter, the New Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice mailed to each Holder to be redeemed at the Holder's address of record, on any date on which the New Notes are outstanding on or after April 15, 2002 and prior to maturity.

    The New Notes will be redeemable at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning April 15 of the years indicated below:

              YEAR                                  REDEMPTION PRICES
              ----                                  -----------------
              2002 . . . . . . . . . . . . . . .              103.79%
              2003 . . . . . . . . . . . . . . .              102.53%
              2004 . . . . . . . . . . . . . . .              101.26%
              2005 and thereafter. . . . . . . .              100.00%

SELECTION FOR REDEMPTION

    If fewer than all the New Notes are to be redeemed, the Trustee will select the New Notes or portions thereof that will be redeemed as provided in the Indenture on a PRO RATA basis or by lot. Unless the Company defaults in making the redemption payment, on and after the redemption date, interest will cease to accrue on the New Notes or portions of them called for redemption.

SUBORDINATION

    The New Notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. Except with respect to limitations on the aggregate amount of consolidated Indebtedness that the Company may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness or restrict the ability of the Company to transfer assets to and among its Restricted Subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the New Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the New Notes.

    Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the New Notes. In addition, all of the Company's operating assets are owned by Subsidiaries of the Company. Any claims of the Holders against the assets of Subsidiaries would effectively be subordinate to all existing and future indebtedness and other liabilities (including trade payables) of such Subsidiaries.

    Upon any payment or distribution of cash, securities or other property to creditors of the Company in a liquidation (total or partial), reorganization or dissolution of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding, the payment of the principal of, interest on, or other distribution with respect to, the New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. In the event that (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and in the case of this clause (ii) the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, no direct or indirect payment may be made under the New Notes unless, in either case, (x) such default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full. In addition, during the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no direct or indirect payment may be made under the New Notes for a period of 180 days (the "Payment Blockage Period") commencing on the earlier of
(i) the date the Trustee receives written notice of such default from a Representative with respect to, or the holders of a majority in principal amount of, any issue of Designated Senior Indebtedness or (ii) if such event of default results from the acceleration of the New Notes, the date of such acceleration. Not more than one Payment Blockage Period may be commenced with respect to the New Notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment upon or in respect of the New Notes was due, and there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect as to the Company. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the Representative or requisite holders of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment pursuant to the New Notes because of the restrictions described in this paragraph shall not be construed as preventing the occurrence of a Default and such restrictions shall not have any effect on the right to accelerate the maturity of the New Notes.

    The provisions described in the two preceding paragraphs shall not prevent or delay (i) the Company from redeeming any New Notes if required by any Gaming Authority as described under "Mandatory Disposition Pursuant to Gaming Laws" or from otherwise purchasing any New Notes pursuant to any Legal Requirement relating to the gaming business of the Company or its Subsidiaries or (ii) the receipt by the Holders of payments of principal and interest on the New Notes, as described under "Satisfaction and Discharge of the Indenture," from the application of any money or United States Government Obligations held in trust by the Trustee.

    As of March 31, 1997, after giving effect to the Old Notes Offering and application of the net proceeds therefrom, and assuming the incurrence by certain subsidiaries of the Company of $368 million under the Company's Bank Facility, the Company's Restricted Subsidiaries would have had approximately $531.3 million of indebtedness and other liabilities (including trade and construction payables) outstanding, of which $522.6 million would have been guaranteed by the Company. In addition, $46.0 million of Qualified Non-Recourse Debt would have been incurred by an Unrestricted Subsidiary under the $110 million Sunset Loan Agreement. The Company also would have had $391 million of senior subordinated indebtedness that ranked PARI PASSU with the Old Notes. The Company has no indebtedness outstanding to which the New Notes are senior, and the Company has no plans to issue any such indebtedness.

CHANGE OF CONTROL AND RATING DECLINE

    Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that the Company repurchase all or any part of such Holder's New Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. Within 30 days following the date of a Change of Control Triggering Event, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to repurchase all or any part of such Holder's New Notes at a repurchase price in cash equal to 101% of the principal amount, plus accrued interest to the date of repurchase thereof; (2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event); and (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Repurchase Date"). Holders electing to have New Notes repurchased will be required to surrender the New Notes, with an appropriate, duly completed form, to the Company at the address specified in the notice at least three

Business Days prior to the Repurchase Date. Holders will be entitled to withdraw their election if the Paying Agent receives, not later than three Business Days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the New Notes which were delivered for repurchase by the Holder and a statement that such holder is withdrawing such holder's election to have such New Notes repurchased.

    The source of funds for any repurchase of the New Notes upon a Change of Control Triggering Event will be the Company's cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. In addition, the ability to repurchase the New Notes upon a Change of Control Triggering Event would be limited by the Bank Facility and may be limited by the terms of other then-existing Senior Indebtedness. See "Description of Certain Indebtedness and Capital Stock - Bank Facility." There can be no assurance that the Company will be able to fund the repurchase of the New Notes upon a Change of Control Triggering Event within the limitations imposed by the Bank Facility and by the terms of other then-existing Senior Indebtedness. The Indenture requires the Company, if any consent under the Bank Facility is necessary to permit the repurchase of the New Notes as described in the preceding paragraph, to (i) repay in full all Indebtedness under the Bank Facility or offer to repay in full all Indebtedness under the Bank Facility or
(ii) obtain the requisite consent under the Bank Facility. Although the failure to comply with the covenant set forth in the preceding sentence will not excuse the failure to repurchase the New Notes upon a Change of Control Triggering Event, the terms described above in "Subordination" may prevent payment of the purchase price due following a Change of Control Triggering Event (whether at the Repurchase Date or upon acceleration of the New Notes). There can be no assurance that the Company will be able, as required by the Indenture, to repay the Bank Facility or obtain any consent under the Bank Facility necessary to permit the repurchase of the New Notes upon a Change of Control Triggering Event. However, any default by the Company in payment of principal when the same becomes due and payable upon a Holder's exercise of the repurchase offer following a Change of Control Triggering Event will be deemed an Event of Default (as a remedy for which Holders would be entitled to receive the purchase price due upon a Change of Control Triggering Event).

    The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws, to the extent such rules and laws are applicable, in the event that a Change of Control Triggering Event occurs and the Company is required to repurchase New Notes.

    The existence of a Holder's right to require the Company to repurchase such Holder's New Note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

LIMITATION ON INDEBTEDNESS

    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or suffer to exist, or otherwise in any manner become or remain liable, directly or indirectly, with respect to any Indebtedness, except, without duplication, for (i) the incurrence by the Company's Unrestricted Subsidiaries of Qualified Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Qualified Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; (ii) FF&E Financing incurred by the Company or its Restricted Subsidiaries, (iii) the Notes, (iv) all Existing Senior Subordinated Notes and all Existing Indebtedness, (v) provided no Event of Default shall have occurred and be continuing, other Indebtedness of the Company and its Restricted Subsidiaries in an amount not to exceed $15,000,000 in aggregate principal amount, (vi) additional Indebtedness of the Company and its Restricted Subsidiaries, if at the time of the incurrence of such Indebtedness, the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of incurrence (the "Reference Period") is not less than 2.00 to 1.00, after giving effect to (A) the incurrence of such Indebtedness as if such Indebtedness was incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to refinance other

Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period and, (B) the acquisition or disposition of any company or business acquired or disposed of by the Company or any Restricted Subsidiary since the first day of the Reference Period, including any acquisition or disposition which will be consummated contemporaneously with the incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period, (vii) Permitted Refinancing Indebtedness,
(viii) Indebtedness incurred under the Bank Facility not to exceed the greater of (A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is incurred, provided that the exception in this clause (viii) shall not be applicable to any Indebtedness incurred in refinancing the Bank Facility if the managing agent for the lenders of such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, (ix) Interest Rate Protection Agreements of the Company or any Restricted Subsidiary covering solely Indebtedness of the Company or any Restricted Subsidiary which is otherwise permitted to be incurred pursuant to this paragraph, (x) Indebtedness to the Company or a wholly-owned Restricted Subsidiary, or (xi) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement.

LIMITATION ON CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary to issue any Capital Stock to any person (other than to the Company or any wholly-owned Restricted Subsidiary) that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

LIMITATION ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or retire for value, any Capital Stock of the Company or of any Restricted Subsidiary, other than, in the case of the Company, through the issuance (as a dividend or stock split thereon or in exchange therefor) solely of the Company's own Capital Stock (excluding Exchangeable Stock or Redeemable Stock) and, in the case of a Restricted Subsidiary, with respect to shares of its Capital Stock that are owned solely by the Company or a wholly-owned Restricted Subsidiary, (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled principal payment or maturity, Subordinated Indebtedness, or (iii) incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make any loan or advancement to, or other investment in, any Affiliate or Related Person of the Company or a Restricted Subsidiary, other than the Company or a Restricted Subsidiary (such payments or any other actions described in clauses (i) and (ii), a "Restricted Payment," and in clause (iii), a "Restricted Investment") unless (a) at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing and (b) at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment (the value of which, if in a form other than cash, shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution), the aggregate amount, of all Restricted Payments and Restricted Investments declared or made after June 2, 1993, shall not exceed the sum of, without duplication, (A) 50% of the cumulative Consolidated Net Income of the Company (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss) accrued after June 2, 1993, less any negative extraordinary charges not reflected in Consolidated Net Income plus (B) an amount equal to the Net Proceeds received by the Company from the issuance and sale (other than to a Subsidiary) after June 2, 1993 of Capital Stock (excluding Exchangeable Stock, Redeemable Stock and Capital Stock issued in exchange for previously outstanding shares of Capital Stock if such exchange did not constitute a Restricted Payment) plus (C) $15,000,000 plus (D) an amount equal to 50% of any dividends received by and 100% of any Restricted Investments which are returned or repaid to (in each case, to the extent not included in Consolidated Net Income of the Company), the Company or a wholly-owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company; PROVIDED, HOWEVER, that Net Proceeds received from the sale of the stock of PSHC, BSI, TSI, SSI, KCSC, SCRSI, SGSI or SWSI, or any successor or assignee thereof, by the Company shall not be included in clause
(B) above, and PROVIDED, FURTHER, that the foregoing provisions will not prevent the following Restricted Payments or Restricted Investments: (a) payment of any dividend within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by the foregoing provisions; and (b) Restricted Investments, which together with all other Restricted Investments since June 2, 1993, do not exceed $20,000,000 in the aggregate, provided that after giving effect to each such Restricted Investment (as if it had occurred on the first day of such period) the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of the latest Restricted Investment, shall be greater than 2.00 to 1.00.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; PROVIDED that in no event shall the business currently operated by PSHC, BSI, SCRSI, KCSC, SGSI or SWSI, or the business to be operated by KCSC (or its Affiliates) at the Station Casino Kansas City property located in Kansas City, Missouri, be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the date of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service), pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $1,000,000, with any Affiliate or Related Person of the Company or of the Existing Equity Holders (other than the Company or a wholly-owned Restricted Subsidiary of the Company), unless (i) the terms of such business, transaction or series of related transactions are (A) set forth in writing and (B) fair and reasonable to the Company or such Restricted Subsidiary, and no less favorable to the Company or such Restricted Subsidiary, as the case may be, as terms that would be obtainable at the time for a comparable transaction or series of related transactions with an unrelated third person and (ii) the disinterested directors of the Board of Directors of the Company have, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (i) (B) above, which determination shall be conclusive and (iii) with respect to any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $15,000,000, such transaction or series of related transactions shall not be permitted unless, prior to consummation thereof, the Company shall have received an opinion, from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries shall be entitled to provide management services to an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, provided that the Company or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any interest or principal due on Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, other than (a) any such encumbrance or restriction imposed by any Gaming Authority, (b) any encumbrance or restriction existing on the date of the Indenture contained in any Existing Indebtedness, (c) any encumbrance or restriction existing on the date of the Indenture contained in the Bank Facility relating to Indebtedness that does not exceed the greater of (1) $200 million or (2) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such indebtedness is incurred, (d) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (other than Indebtedness incurred in anticipation of, as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company) incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company and outstanding on such date (e) any pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary if such pledge is made in connection with the incurrence of Qualified Non-Recourse Debt by such Unrestricted Subsidiary; and (f) any encumbrance or restriction pursuant to an agreement relating to Indebtedness issued to repay or amend Indebtedness referred to in clause (b), (c), (d) or (f) of this paragraph, PROVIDED, HOWEVER, that any such encumbrance or restriction is no less favorable to the Holders than encumbrances and restrictions contained in agreements relating to the Indebtedness so repaid or amended, and PROVIDED FURTHER, that in the event that Indebtedness is issued to repay or amend the Bank Facility, the aggregate principal amount of such Indebtedness shall not exceed the greater of
(A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is issued. See "Description of Certain Indebtedness and Capital Stock - Bank Facility."

PROVISION OF FINANCIAL INFORMATION

    The Company will file with the Trustee and provide Holders within 15 days after it files them with the SEC copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Sections 13(a) and 13(c) or 15(d) of the Exchange Act. The Company will continue to file with the SEC and the Trustee, and provide to Holders, on the same timely basis such reports, information and other documents as the Company would be required to file with the SEC as if the Company were subject to the requirements of such Sections 13(a) and 13(c) or 15(d) of the Exchange Act, notwithstanding that the Company may no longer be subject to Section 13(a) and 13(c) or 15(d) of the Exchange Act and that the Company would be entitled not to file such reports, information and other documents with the SEC. In addition, if the Company has any Unrestricted Subsidiaries at such time, it shall also file with the Trustee, and provide to the Holders, on the same timely basis, all quarterly and annual financial statements (which information may be unaudited) that would be required by Forms 10-Q and 10-K if the Company did not have such Unrestricted Subsidiaries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate with or merge with or into any other entity (other than with a wholly-owned Restricted Subsidiary, provided the Company is the continuing corporation) or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole) to any entity, unless: (1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, conveyance, assignment, transfer, lease or disposition, all or substantially all of the properties and assets of the Company shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; (3) immediately after giving effect to any such transaction involving the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (if it is the continuing corporation) or such other entity could incur at least $1.00 of additional Indebtedness pursuant to clause
(vi) of the Indenture covenant described under " - Limitation on Indebtedness;" and (4) immediately thereafter, the Company (if it is the continuing corporation) or such other entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

RESTRICTION ON LAYERING DEBT

    The Company will not incur any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the Notes.

EVENTS OF DEFAULT

    An "Event of Default" is deemed to occur if: (1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days following the due date, whether or not such payment is prohibited by the provisions described under "Subordination;" (2) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon optional redemption of the Notes by the Company, upon exercise by the Holder of the put option upon a Change of Control Triggering Event, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Subordination;" (3) the Company fails to observe, perform or comply with any of the provisions described under "Consolidation, Merger and Sale of Assets;" (4) the Company fails to observe, perform or comply with any of its other agreements or covenants in, or provisions of, the Notes or the Indenture and such failure to observe, perform or comply continues for a period of 60 days after receipt by the Company of notice of Default from the Trustee or the holders of at least 25% in principal amount of the Notes; (5) the Company fails, after any applicable grace period, to make any payment of principal of, premium in respect of, or interest on, any Indebtedness when due, or any Indebtedness of the Company or any of its Restricted Subsidiaries is accelerated because of a default and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay or acceleration has occurred exceeds $10,000,000 or its foreign currency equivalent; (6) any encumbrance or restriction of the type described under "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" becomes applicable to any Restricted Subsidiary; (7) certain events of bankruptcy or insolvency of the Company or any of its Restricted Subsidiaries occur; (8) one or more judgments, orders or decrees are rendered against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance) and are not discharged for a period of 60 days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, is not in effect; or (9) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino-hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).

    If an Event of Default (other than an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes, by notice to the Company and the Trustee, may declare to be immediately due and payable the unpaid principal of and all accrued interest and premium, if any, on the Notes. If an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization occurs, such an amount shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except non-payment of principal or interest that has become due solely because of the acceleration. The holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of the principal of any Note.

    The Company will file annually with the Trustee an Officers' Certificate regarding compliance by the Company with the terms thereof and specifying any Defaults of which the signers may have knowledge.

WAIVER AND MODIFICATION OF THE INDENTURE

    The Company and the Trustee may amend the Indenture or the Notes without the consent of any Holders to: (i) cure any ambiguity, defect or inconsistency;
(ii) comply with the provision of the Indenture relating to mergers and consolidations of the Company; (iii) provide for uncertificated New Notes in addition to certificated Notes; (iv) make any change that does not adversely affect the rights of any Holder; or (v) comply with the Trust Indenture Act.

    The Company and the Trustee may amend any provisions of the Indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding. The holders of a majority in principal amount of the outstanding Notes may waive compliance by the Company with any such provision. The terms of the Bank Facility require the consent of the lenders thereunder before the Company may amend, modify or supplement the Indenture, except for amendments which do not require the consent of any Holder under the Indenture.

    However, without the consent of each Holder affected, no amendment or waiver of any provision of the Indenture may: (i) reduce the amount of the Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time of payment of interest on any Notes; (iii) reduce the principal or change the fixed maturity of any Notes or alter the redemption provisions with respect thereto; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture relating to waivers of compliance with, or past defaults of, the Indenture or the Notes, or the right of Holders to receive payments of principal, premium or interest; or (vi) waive a default in payment of the principal of, or interest on, any Notes.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will be discharged upon payment or redemption of all the Notes issued thereunder. In addition, upon deposit with the Trustee of money or noncallable United States Government Obligations sufficient for full payment of such New Notes and delivery to the Trustee of a satisfactory Opinion of Counsel regarding federal income tax consequences to the Holders, all obligations under the Indenture, other than with respect to compensation and indemnity of the Trustee and certain other obligations, will be discharged.

CONCERNING THE TRUSTEE

    First Union National Bank is the Trustee under the Indenture. First Union National Bank is also the trustee under the indentures for the Existing Senior Subordinated Notes.

    The Indenture contains certain limitations on the right of the Trustee, should it be or become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless they shall have offered to the Trustee satisfactory indemnity.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    If a record or a beneficial owner of a Note is required by any Gaming Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, (i) such owner shall, upon request of the Company, dispose of such owner's Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or (ii) the Company may, at its option, redeem such owner's Notes at the lesser of (x) the principal amount thereof or (y) the price at which the Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming Authority. See "Regulation and Licensing."

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the New Notes will initially be issued in the form of one Global Note (the "New Global Note"). The New Global Note will be deposited on the date of the closing of the exchange of the Old Notes for the New Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    New Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the New Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the New Global Note representing the principal amount of New Notes being transferred.

DEPOSITORY PROCEDURES

    The Depositary has advised the Company that the Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or the Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the New Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the New Global Note and (ii) ownership of the New Notes evidenced by the New Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Participants), the Participants and the Indirect Participants. Investors are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the New Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole Noteholder under the Indenture of any New Notes evidenced by the New Global Note. Beneficial owners of New Notes evidenced by the New Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes.

    Payments in respect of the principal of, premium, if any, and interest on any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the New Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes.
The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the New Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its New Global Note, Notes Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the New Notes represented by the New Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences resulting from the Exchange Offer and from the ownership of the New Notes. It deals only with New Notes held as capital assets and not with special classes of Holders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold a New Note in connection with an arrangement that completely or partially hedges the New Note. The discussion is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below.

    NOTEHOLDERS TENDERING THEIR OLD NOTES OR PROSPECTIVE PURCHASERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND ANY STATE OR LOCAL INCOME OR FRANCHISE TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    The exchange of New Notes for the Old Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder will be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there will be no United States federal income tax consequences to Holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer. The Holder must continue to include stated interest and any original issue discount in income as if the exchange had not occurred. The adjusted basis and holding period of the New Notes for any Holder will be the same as the adjusted basis and holding period of the Old Notes. Similarly, there would be no United States federal income tax consequences to a holder of Old Notes that does not participate in the Exchange Offer.

UNITED STATES HOLDERS

    For purposes of this discussion, a "United States Holder" means (i) a citizen or resident of the United States, (ii) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States and (iii) a trust or estate the income of which is subject to United States federal income tax regardless of its source. The term also includes certain former citizens of the United States whose income and gain on the New Notes will be subject to U.S. income tax.

    PAYMENTS OF INTEREST

    Payments of stated interest on a New Note will constitute "qualified stated interest" (as defined below under "Original Issue Discount") and will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the Noteholder's method of accounting for tax purposes.

    ORIGINAL ISSUE DISCOUNT

    A debt instrument has original issue discount if the excess of its "stated redemption price at maturity" over its issue price (defined in the case of debt instruments a substantial portion of which is sold for money as the first price at which a substantial amount of the debt instruments are sold, ignoring sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) equals or exceeds 1/4 of 1 percent of such debt instrument's stated redemption price at maturity multiplied by the number of complete years to its stated maturity. "Stated redemption price at maturity" is the total of all payments provided by the debt instruments that are not payments of "qualified stated interest."
 Generally, "qualified stated interest" is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually in an amount equal to the product of the outstanding principal amount of the debt instrument and a single fixed rate of interest (adjusted to account appropriately for any differing lengths of intervals between payments). Interest payments on the Old Notes are treated as qualified stated interest and the stated redemption price in the case of an Old Note equals its stated principal amount. BancAmerica Securities, Inc. has advised the Company that the first price at which it sold a substantial amount of the Old Notes was 96.9% of their principal amount. Based on that price, the Company believes that the Old Notes have original issue discount, and the New Notes will be treated as having the same amount of original issue discount.

    Because the New Notes have original issue discount, United States Holders will have to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by a United States Holder of a New Note is the sum of the daily portions of original issue discount with respect to the New Note for each day during the taxable year or portion of the taxable year in which it holds such New Note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. The amount of original issue discount allocable to an accrual period is the excess of (a) the product of the New Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such period) over (b) the sum of the interest payments payable on the New Note during the accrual period. Under Treasury regulations applicable to original issue discount obligations (the "OID Regulations"), the "accrual period" may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The "adjusted issue price" of the New Note at the start of any accrual period is the sum of the issue price of such New Note (which is the same as the issue price of the Old
Note) plus the accrued original issue discount for each prior accrual period. The amount of original issue discount includible in income is adjusted for any United States Holder which acquires a New Note at a premium over its adjusted issue price (an "acquisition premium"), but at an amount less than or equal to the sum of all amounts payable on the instrument after the acquisition date (other than payments of qualified stated interest).

    Under the foregoing rules, United States Holders of New Notes, including holders who use the cash method of accounting, will have to include in income increasingly greater amounts of original issue discount in successive accrual periods and in advance of any payment of cash related thereto.

    The amount of original issue discount accrued on the New Notes held of record by persons other than corporations and other exempt Noteholders is required to be reported to such persons and to the Internal Revenue Service (the "IRS").

    AMORTIZABLE  PREMIUM

    A United States Holder that purchases a New Note for an amount in excess of its stated redemption price at maturity will be considered to have purchased the New Note at a "premium." A United States Holder generally may elect to amortize the premium on the constant yield to maturity method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the New Note. The premium on a New Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition or retirement of the New Note. The election to amortize the premium on a constant yield to maturity method once made applies to all debt obligations held or subsequently acquired by the electing Noteholder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    MARKET DISCOUNT

    A United States Holder that purchases a New Note at a market discount (as described below) generally will be required to treat any principal payments on, or any gain on the disposition or maturity of, such New Note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. Generally, if a New Note with market discount is disposed of in certain non-taxable transactions, the market discount will be transferred to the property received in exchange for the Note. However, under certain limited circumstances, the market discount will be includible as ordinary income as if such Note had been sold at its fair market value. Market discount is generally the amount by which the New Note's principal amount exceeds the purchaser's basis in the Note immediately after acquisition. In the case of any New Note having original issue discount, market discount is the amount by which the New Note's "revised issue price" (defined as the sum of the issue price of the Note and the aggregate amount of the original issue discount includible in the gross income of all previous Noteholders, determined without regard to any adjustment for a previous Noteholder's acquisition premium) exceeds the purchaser's basis in the
Note immediately after acquisition. A New Note is not treated as purchased at a market discount, however, if the market discount is less than 1/4 of 1 percent of the principal amount of the New Note multiplied by the number of complete years to maturity from the date when the Noteholder acquired the New Note. Market discount on a New Note will accrue, at the election of the Noteholder, either ratably or at a constant yield to maturity. The holder may elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. A Noteholder may be required to defer, until the maturity of the Note, or in certain circumstances, its earlier disposition, the deduction for all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a Note with market discount unless an election to include the market discount on a current basis is made.

    ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    Under the OID Regulations, a United States Holder may elect to treat all interest on any New Note as original issue discount and calculate the amount includible in gross income under the constant yield method described above. For the purpose of this election, interest includes stated interest, short-term discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a New Note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, as the case may be. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to payments of principal and interest on a New Note and the proceeds of the sale of a New Note before Maturity within the United States to, and to the accrual of original issue discount on a New Note with respect to, non-corporate United States Holders. A 31% "backup withholding" tax will apply to such payments and to payments with respect to original issue discount if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. The amount of original issue discount required to be reported by the Company may not be equal to the amount of original issue discount required to be reported as taxable income by a United States Holder of Discount Notes.

UNITED STATES ALIEN HOLDERS

    As used herein, a "United States Alien" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

    PAYMENTS TO UNITED STATES ALIENS

    Under current United States federal income and estate tax law, (i) payments of principal and interest on a New Note by the Company or any paying agent to a Noteholder that is a United States Alien will not be subject to withholding of United States federal income tax, provided that, such interest is not effectively connected with the conduct of a trade or business within the United States by such United States Alien and the Noteholder (1) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company, (2) is not a controlled foreign corporation related to the Company through stock ownership and (3) provides a statement, under penalties of perjury (such as Form W-8), to the Company that the holder is a United States Alien and provides its name and address; (ii) a Noteholder that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such Note, unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the United States Alien, or (2) in the case of a United States Alien who is a nonresident alien individual and holds the New Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met, and (iii) a New Note will not be subject to United States federal estate tax as a result of the death of a Noteholder who is not a citizen or resident of the United States at the time of death, provided that such Noteholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and, at the time of such Noteholder's death, payments of interest on such Note would not have been effectively connected with the conduct by such Noteholder of a trade or business in the United States. A United States Alien that is engaged in a trade or business in the United States generally will be subject to tax in the same manner as a United States Holder with respect to the income or gain derived from the New Notes (and may be subject to the branch profits tax) if income or gain from the Notes is effectively connected with the United States trade or business.

    United States information reporting requirements and backup withholding tax will not apply to payments on a New Note made outside the United States by the Company or any paying agent (acting in its capacity as such) to a Noteholder that is a United States Alien provided that a statement described in (i)(3) above has been received and neither the Company nor its paying agent has actual knowledge that the payee is not a United States Alien.

    Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a New Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker (1) is a United States Alien,
(2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and (3) is not a controlled foreign corporation as to the United States (a person described in (1), (2) and (3) being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a New Note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

                                 PLAN OF DISTRIBUTION

This Prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer (a "Participating Broker-Dealer") in connection with the resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired for its own account as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the Exchange Offer that receives the New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Company has agreed that for a period of one year after the date when the Registration Statement becomes effective, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New
Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

This Prospectus has been prepared for use in connection with the Exchange Offer and may be used by BancAmerica Securities, Inc. in connection with the offers
and sales related to market-making transactions in the New Notes.   BancAmerica
Securities, Inc. may act as a principal or an agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such sales. BancAmerica Securities, Inc. has no obligation to make a market in the New Notes and may discontinue its market-making activities at any time without notice, at its sole discretion.
                                    LEGAL MATTERS

    Certain legal matters with regard to the validity of the New Notes will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, Los Angeles, California and Schreck - Morris, Las Vegas, Nevada.

                                       EXPERTS

    The consolidated financial statements included in this Prospectus and included elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----

Report of Independent Public Accountants . . . . . . . . . . . . . . .       F-2
Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . . .       F-3
Consolidated Statements of Operations. . . . . . . . . . . . . . . . .       F-4
Consolidated Statements of Stockholders' Equity. . . . . . . . . . . .       F-5
Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . .       F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . .       F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Station Casinos, Inc.:

We have audited the accompanying consolidated balance sheets of Station Casinos, Inc. (a Nevada corporation) and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Station Casinos, Inc. and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP


Las Vegas, Nevada
April 23, 1997 (except for Note 5, as
to which the date is June 27, 1997)

                              STATION CASINOS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                         MARCH 31,
                                                                         ---------
                                                                    1997           1996
                                                                    ----           ----
                                                                  (AMOUNTS IN THOUSANDS,
                                                                    EXCEPT SHARE DATA)
                    ASSETS
Current assets:

   Cash and cash equivalents . . . . . . . . . . . . . . . .     $   42,522     $  114,868
   Accounts and notes receivable, net. . . . . . . . . . . .          7,852          5,151
   Inventories . . . . . . . . . . . . . . . . . . . . . . .          3,473          2,299
   Prepaid gaming taxes. . . . . . . . . . . . . . . . . . .          4,291          3,726
   Prepaid expenses and other. . . . . . . . . . . . . . . .         11,231          7,395
                                                                 ----------     ----------
      Total current assets . . . . . . . . . . . . . . . . .         69,369        133,439

Property and equipment, net. . . . . . . . . . . . . . . . .      1,069,052        616,211
Land held for development. . . . . . . . . . . . . . . . . .         26,354         28,934
Other assets, net. . . . . . . . . . . . . . . . . . . . . .         69,343         48,730
                                                                 ----------     ----------
      Total assets . . . . . . . . . . . . . . . . . . . . .     $1,234,118     $  827,314
                                                                 ----------     ----------
                                                                 ----------     ----------

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Current portion of long-term debt . . . . . . . . . . . .     $   18,807     $   23,256
   Accounts payable. . . . . . . . . . . . . . . . . . . . .         21,106         11,091
   Accrued payroll and related . . . . . . . . . . . . . . .         13,460         11,519
   Construction contracts payable. . . . . . . . . . . . . .         94,835         27,879
   Accrued interest payable. . . . . . . . . . . . . . . . .         10,625          6,875
   Accrued expenses and other current liabilities. . . . . .         26,433         16,706
                                                                 ----------     ----------
      Total current liabilities. . . . . . . . . . . . . . .        185,266         97,326
                                                                 ----------     ----------

Long-term debt, less current portion . . . . . . . . . . . .        742,156        441,742
Deferred income taxes, net . . . . . . . . . . . . . . . . .          7,848          9,776
                                                                 ----------     ----------
      Total liabilities. . . . . . . . . . . . . . . . . . .        935,270        548,844
                                                                 ----------     ----------

Commitments and contingencies (Note 6)


Stockholders' equity:
   Preferred stock, par value $.01; authorized 5,000,000
      shares; 2,070,000 and 1,800,000 convertible preferred
      shares issued and outstanding. . . . . . . . . . . . .        103,500         90,000
   Common stock, par value $.01; authorized 90,000,000
      shares; 35,318,057 and 35,303,346 shares issued
      and outstanding..... . . . . . . . . . . . . . . . . .            353            353
   Additional paid-in capital. . . . . . . . . . . . . . . .        167,397        167,623
   Deferred compensation - restricted stock. . . . . . . . .         (1,225)        (1,811)
   Retained earnings . . . . . . . . . . . . . . . . . . . .         28,823         22,305
                                                                 ----------     ----------
      Total stockholders' equity . . . . . . . . . . . . . .        298,848        278,470
                                                                 ----------     ----------
      Total liabilities and stockholders' equity . . . . . .     $1,234,118     $  827,314
                                                                 ----------     ----------
                                                                 ----------     ----------

  The accompanying notes are an integral part of these consolidated statements.

                              STATION CASINOS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       FOR THE YEARS ENDED MARCH 31,
                                                                       -----------------------------
                                                                    1997           1996           1995
                                                                    ----           ----           ----
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Operating revenues:

    Casino . . . . . . . . . . . . . . . . . . . . . . . . .       $450,013       $358,495       $210,534
    Food and beverage. . . . . . . . . . . . . . . . . . . .         92,220         73,057         43,208
    Room . . . . . . . . . . . . . . . . . . . . . . . . . .         27,420         23,614         17,690
    Other. . . . . . . . . . . . . . . . . . . . . . . . . .         48,957         39,099         36,561
                                                                 ----------     ----------     ----------
       Gross revenues. . . . . . . . . . . . . . . . . . . .        618,610        494,265        307,993
    Promotional allowances . . . . . . . . . . . . . . . . .        (35,095)       (27,408)       (17,715)
                                                                 ----------     ----------     ----------
       Net revenues. . . . . . . . . . . . . . . . . . . . .        583,515        466,857        290,278
                                                                 ----------     ----------     ----------

Operating costs and expenses:

    Casino . . . . . . . . . . . . . . . . . . . . . . . . .        203,857        150,805         92,812
    Food and beverage. . . . . . . . . . . . . . . . . . . .         68,994         57,659         34,045
    Room . . . . . . . . . . . . . . . . . . . . . . . . . .         10,318          9,147          7,014
    Other. . . . . . . . . . . . . . . . . . . . . . . . . .         23,927         24,902         27,270
    Selling, general and administrative. . . . . . . . . . .        120,285         97,466         60,810
    Corporate expense. . . . . . . . . . . . . . . . . . . .         18,284         15,979         13,141
    Restructuring charge . . . . . . . . . . . . . . . . . .          2,016            -              -
    Development expenses . . . . . . . . . . . . . . . . . .          1,302          3,960          7,200
    Depreciation and amortization. . . . . . . . . . . . . .         44,589         35,039         22,220
    Preopening expenses. . . . . . . . . . . . . . . . . . .         31,820          2,436         19,378
                                                                 ----------     ----------     ----------
                                                                    525,392        397,393        283,890
                                                                 ----------     ----------     ----------

Operating income . . . . . . . . . . . . . . . . . . . . . .         58,123         69,464          6,388

Other income (expense):
    Interest expense, net. . . . . . . . . . . . . . . . . .        (36,698)       (30,563)       (19,967)
    Other. . . . . . . . . . . . . . . . . . . . . . . . . .            (47)         1,150          2,160
                                                                 ----------     ----------     ----------
                                                                    (36,745)       (29,413)       (17,807)
                                                                 ----------     ----------     ----------
Income (loss) before income taxes. . . . . . . . . . . . . .         21,378         40,051        (11,419)
Income tax (provision) benefit . . . . . . . . . . . . . . .         (7,615)       (14,579)         3,477
                                                                 ----------     ----------     ----------
Net income (loss). . . . . . . . . . . . . . . . . . . . . .         13,763         25,472         (7,942)
Preferred stock dividends. . . . . . . . . . . . . . . . . .         (7,245)           (53)           -
                                                                 ----------     ----------     ----------
Net income (loss) applicable to common stock . . . . . . . .         $6,518        $25,419        $(7,942)
                                                                 ----------     ----------     ----------
                                                                 ----------     ----------     ----------
Earnings (loss) per common share . . . . . . . . . . . . . .          $0.18          $0.75         $(0.26)
                                                                 ----------     ----------     ----------
                                                                 ----------     ----------     ----------
Weighted average common shares outstanding . . . . . . . . .     35,316,077     33,917,646     30,112,851
                                                                 ----------     ----------     ----------
                                                                 ----------     ----------     ----------


  The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                             (AMOUNTS IN THOUSANDS)

                                                                                           PREFERRED      RETAINED
                                                                           ADDITIONAL   COMPENSATION -    EARNINGS         TOTAL
                                              PREFERRED       COMMON        PAID - IN     RESTRICTED    (ACCUMULATED   STOCKHOLDERS'
                                                STOCK          STOCK         CAPITAL         STOCK        DEFICIT)        EQUITY
                                              ---------       ------       ----------   --------------  ------------   -------------
                                                                                    (amounts in thousands)
Balances, March 31, 1994 . . . . . . . .             $-           $300        $90,663             $-         $4,828        $95,791
Restricted stock grant (Note 9). . . . .              -              1          2,929         (2,930)             -              -
Amortization of deferred
   compensation. . . . . . . . . . . . .              -              -              -             37              -             37
Net loss . . . . . . . . . . . . . . . .              -              -              -              -         (7,942)        (7,942)
                                             ----------     ----------     ----------     ----------     ----------     ----------
Balances, March 31, 1995 . . . . . . . .              -            301         93,592         (2,893)        (3,114)        87,886
Issuance of common
   stock (Note 7). . . . . . . . . . . .              -             52         77,309              -              -         77,361
Issuance of preferred
   stock (Note 7). . . . . . . . . . . .         90,000              -         (3,278)             -              -         86,722
Amortization of deferred
   compensation. . . . . . . . . . . . .              -              -              -          1,082              -          1,082
Preferred stock dividends. . . . . . . .              -              -              -              -            (53)           (53)
Net income . . . . . . . . . . . . . . .              -              -              -              -         25,472         25,472
                                             ----------     ----------     ----------     ----------     ----------     ----------
Balances March 31, 1996. . . . . . . . .         90,000            353        167,623         (1,811)        22,305        278,470
Issuance of preferred
   stock (Note 7). . . . . . . . . . . .         13,500              -           (405)             -              -         13,095
Exercise of stock options. . . . . . . .              -              -            179              -              -            179
Amortization of deferred
   compensation. . . . . . . . . . . . .              -              -              -            586              -            586
Preferred stock dividends. . . . . . . .              -              -              -              -         (7,245)        (7,245)
Net income . . . . . . . . . . . . . . .              -              -              -              -         13,763         13,763
                                             ----------     ----------     ----------     ----------     ----------     ----------
Balances March 31, 1997. . . . . . . . .       $103,500           $353       $167,397        $(1,225)       $28,823       $298,848
                                             ----------     ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------     ----------


 The accompanying notes are an integral part of these consolidated statements.

                              STATION CASINOS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       FOR THE YEARS ENDED MARCH 31,
                                                                       -----------------------------
                                                                    1997           1996           1995
                                                                    ----           ----           ----
                                                                          (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:

Net income (loss). . . . . . . . . . . . . . . . . . . . . .     $   13,763     $   25,472     $   (7,942)
                                                                 ----------     ----------     ----------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization. . . . . . . . . . . . . .         44,589         35,039         22,220
    Amortization of debt discount and issuance costs . . . .          5,279          3,141          1,211
    Preopening expenses. . . . . . . . . . . . . . . . . . .         31,820          2,436         19,378
    (Decrease) increase in deferred income taxes . . . . . .         (3,752)         8,995         (5,449)
    Changes in assets and liabilities:
      Increase in accounts and notes receivable, net . . . .         (1,151)          (522)          (955)
      Increase in inventories and prepaid expenses
        and other. . . . . . . . . . . . . . . . . . . . . .         (3,751)        (2,428)        (3,152)
      (Decrease) increase in accounts payable. . . . . . . .         10,015         (2,710)        10,547
      Increase in accrued expenses and other current
        liabilities. . . . . . . . . . . . . . . . . . . . .         13,723          4,822         12,041
    Other, net . . . . . . . . . . . . . . . . . . . . . . .          1,268          3,708            595
                                                                 ----------     ----------     ----------
           Total adjustments . . . . . . . . . . . . . . . .         98,040         52,481         56,436
                                                                 ----------     ----------     ----------
           Net cash provided by operating activities . . . .        111,803         77,953         48,494
                                                                 ----------     ----------     ----------

Cash flows from investing activities:
  Capital expenditures . . . . . . . . . . . . . . . . . . .       (505,735)      (279,340)      (141,165)
  Proceeds from sale of land, property and equipment . . . .          8,900          6,578         12,483
  Land held for development. . . . . . . . . . . . . . . . .            (36)        (5,018)        (5,507)
  Other long-term assets . . . . . . . . . . . . . . . . . .        (15,772)        (1,638)        (2,489)
  Refund on land held for development. . . . . . . . . . . .            -              -            9,500
  Increase (decrease) in construction contracts payable. . .         66,956         21,460        (10,337)
  Preopening expenses. . . . . . . . . . . . . . . . . . . .        (31,820)        (2,436)       (19,378)
  Other, net . . . . . . . . . . . . . . . . . . . . . . . .         (1,501)        (6,541)          (692)
                                                                 ----------     ----------     ----------
           Net cash used in investing activities . . . . . .       (479,008)      (266,935)      (157,585)
                                                                 ----------     ----------     ----------

Cash flows from financing activities:
  Borrowings (payments) under bank facility, net . . . . . .        277,000        (65,000)        37,000
  Borrowings under Sunset loan agreement . . . . . . . . . .         46,000            -              -
  Proceeds from notes payable. . . . . . . . . . . . . . . .          2,250         42,438         13,757
  Principal payments on notes payable. . . . . . . . . . . .        (30,444)       (34,958)        (8,195)
  Proceeds from the issuance of common stock . . . . . . . .            -           78,246              -
  Proceeds from the issuance of senior subordinated. . . . .            -          191,292         72,091
  Proceeds from the issuance of preferred stock. . . . . . .         13,095         87,300              -
  Distributions paid to stockholders . . . . . . . . . . . .            -              -           (4,014)
  Dividends paid on preferred stock. . . . . . . . . . . . .         (6,985)           -              -
  Debt issuance costs and other, net . . . . . . . . . . . .         (6,057)       (12,429)          (746)
                                                                 ----------     ----------     ----------
           Net cash provided by financing activities . . . .        294,859        286,889        109,893
                                                                 ----------     ----------     ----------

Cash and cash equivalents:
  (Decrease) increase in cash and cash equivalents . . . . .        (72,346)        97,907            802
  Balance, beginning of year . . . . . . . . . . . . . . . .        114,868         16,961         16,159
                                                                 ----------     ----------     ----------
  Balance, end of year . . . . . . . . . . . . . . . . . . .     $   42,522     $  114,868     $   16,961

                                                                 ----------     ----------     ----------
                                                                 ----------     ----------     ----------
Supplemental cash flow disclosures:
  Cash paid for interest, net of amounts capitalized . . . .     $   28,577     $   27,817     $   17,021
  Cash paid for income taxes, net. . . . . . . . . . . . . .     $    9,250     $    8,668     $    1,303
  Property and equipment purchases financed by debt. . . . .     $      361     $   28,405     $   22,719
  Assets sold for note receivable. . . . . . . . . . . . . .     $    1,550     $      -       $      -

  The accompanying notes are an integral part of these consolidated statements.

                             STATION CASINOS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

     BASIS OF PRESENTATION AND ORGANIZATION

     Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming enterprise that currently owns and operates three hotel/casino properties in Las Vegas, Nevada, a gaming and entertainment complex in St. Charles, Missouri and a gaming and entertainment complex in Kansas City, Missouri. The Company also owns and provides slot route management services in Southern Nevada and Louisiana. Additionally, the Company is constructing a new hotel/casino property in Las Vegas.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, Inc. ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Kansas City Station Corporation ("Station Casino Kansas City"), and Southwest Gaming Services, Inc. ("SGSI"). The Company owns a 50% interest in Town Center Amusements, Inc. d.b.a. Barley's Casino & Brewing Company. The Company accounts for this investment using the equity method of accounting. All significant intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

     INVENTORIES

     Inventories are stated at the lower of cost or market; cost being determined on a first-in, first-out basis.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

     CAPITALIZATION OF INTEREST

     The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is complete. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's average cost of borrowed money. Interest capitalized for the fiscal years ended March 31, 1997, 1996 and 1995 was approximately $21.1 million, $6.1 million and $6.0 million, respectively.

     DEBT ISSUANCE COSTS

     Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

DEVELOPMENT ACTIVITIES

     The Company expenses all internal salaries and related expenses with respect to development activities. Other development costs, including legal, lobbying, and consulting are expensed, until such time as the jurisdiction has approved gaming and the Company has a specific site identified. Costs incurred subsequent to these criteria being met are capitalized. At March 31, 1997 and 1996, the Company had capitalized costs of $0.7 million and $1.3 million, respectively, related to various development projects. These costs are included in other assets, net in the accompanying consolidated balance sheets.

     PREOPENING EXPENSES

     Prior to the opening of a facility, all operating expenses, including incremental salaries and wages, related thereto are capitalized as preopening expenses. At March 31, 1997, $2.4 million of preopening expenses related to a new hotel/casino under construction known as Sunset Station had been capitalized and are included in other assets, net in the accompanying consolidated balance sheets. The Company expenses preopening expenses upon the opening of the related facility. During the fiscal year ended March 31, 1995, the Company incurred preopening expenses of $7.5 million and $11.9 million related to Boulder Station and Station Casino St. Charles, respectively. During the fiscal year ended March 31, 1996, the Company incurred preopening expenses of $2.4 million related to new projects for Texas Station and Barley's Casino & Brewing Company and expansion projects at Boulder Station and Station Casino St. Charles. During the fiscal year ended March 31, 1997, the Company incurred preopening expenses of $31.8 million substantially related to the opening of Station Casino Kansas City.

     REVENUES AND PROMOTIONAL ALLOWANCES

     In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Revenues include the retail value of accommodations and food and beverage provided on a complimentary basis to customers. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

                                         FOR THE YEARS ENDED MARCH 31,
                                        1997           1996           1995
                                        ----           ----           ----
          Food and beverage. .      $  27,418      $  23,483      $  14,276
          Room . . . . . . . .          1,439          1,203            874
          Other. . . . . . . .          1,263            653            313
                                    ---------      ---------      ---------
               Total . . . . .      $  30,120      $  25,339      $  15,463
                                    ---------      ---------      ---------
                                    ---------      ---------      ---------

     EARNINGS (LOSS) PER COMMON SHARE

     Earnings (loss) per common share is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period. Earnings per share assuming full dilution is not presented because the exercise of stock options and the conversion of the convertible preferred stock does not have a dilutive effect on the per share amounts.

     The Financial Accounting Standards Board has issued Statement on Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which is effective for fiscal years ending after December 15, 1997. This statement replaces primary earnings per share ("EPS") with basic EPS. No dilution for potentially dilutive securities is included in basic EPS. This statement also requires when applying the treasury stock method for diluted EPS to compute dilution for options and warrants, to use average share price for the period, rather than the more dilutive greater of the average share price or end-of-period share price. The Company will adopt SFAS No. 128 in the fiscal year ending March 31, 1998. Management believes the adoption of SFAS No. 128 will have no impact on the Company's previously reported earnings per share.

2.   ACCOUNTS AND NOTES RECEIVABLE

     Components of accounts and notes receivable are as follows (amounts in thousands):

                                                             MARCH 31,
                                                       1997           1996
                                                    --------      ---------
     Casino. . . . . . . . . .                      $  3,698      $   2,569
     Hotel . . . . . . . . . .                         1,331          1,144
     Other . . . . . . . . . .                         3,876          2,082
                                                    --------      ---------
                                                       8,905          5,795
     Allowance for doubtful accounts                  (1,053)          (644)
                                                    --------      ---------
         Accounts and notes receivable, net         $  7,852      $   5,151
                                                    --------      ---------
                                                    --------      ---------


3.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of March 31, 1997 and 1996 (amounts in thousands):

                                                                 Estimated Life           March 31,
                                                                     (years)        1997           1996
                                                                 -------------- ----------     ----------
     Land. . . . . . . . . . . . . . . . . . . . . . . . . .            --      $   17,114     $   16,962
     Land leases acquired. . . . . . . . . . . . . . . . . .          48-52          4,395          4,395
     Buildings and leasehold improvements. . . . . . . . . .          31-45        554,294        285,558
     Boats and barges. . . . . . . . . . . . . . . . . . . .          20-45        123,774         81,463
     Furniture, fixtures and equipment . . . . . . . . . . .            3-7        192,546        163,580
     Construction in progress. . . . . . . . . . . . . . . .            --         283,792        165,513
                                                                                ----------     ----------
                                                                                 1,175,915        717,471
     Accumulated depreciation and amortization . . . . . . .                      (106,863)      (101,260)
                                                                                ----------     ----------
        Property and equipment, net. . . . . . . . . . . . .                    $1,069,052     $  616,211
                                                                                ----------     ----------
                                                                                ----------     ----------

      At March 31, 1997 and 1996, substantially all property and equipment of the Company is pledged as collateral for long-term debt.

4.   LAND HELD FOR DEVELOPMENT

     The Company has acquired several parcels of land in various jurisdictions as part of the Company's development activities. The Company's decision whether to proceed with any new gaming opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that the Company will be able to obtain appropriate licensing or be able to secure additional, acceptable financing in order to proceed with any particular project. At March 31, 1997 and 1996, $22.6 million and $22.7 million, respectively, of land had been acquired for potential gaming projects in jurisdictions where gaming has been approved. In addition, at March 31, 1997 and 1996, $3.7 million and $6.2 million, respectively, of land had been acquired in certain jurisdictions where gaming has not yet been approved. No assurances can be made that these jurisdictions will approve gaming in the future.

     The Company has entered into various purchase agreements whereby the Company has the option to acquire or lease land for development of potential new gaming projects totaling $31.3 million and $34.2 million at March 31, 1997 and 1996, respectively. In consideration for these options, the Company has paid or placed in escrow $6.0 million and $2.4 million at March 31, 1997 and 1996, respectively. Should the Company not exercise its option to acquire or lease the land, it would forfeit all amounts paid or placed in escrow as of March 31, 1997. These option payments are included in other assets, net in the accompanying consolidated balance sheets.

5.   LONG-TERM DEBT

Long-term debt consists of the following (amounts in thousands):

                                                                                 March 31,      March 31,
                                                                                   1997           1996
                                                                                ----------     ----------
STATION CASINOS, INC. (EXCLUDING SUNSET STATION):
Reducing revolving credit facility, secured by
   substantially all of the assets of Palace Station,
   Boulder Station, Texas Station, Station Casino
   St. Charles and Station Casino Kansas City,
   $368 million limit at March 31, 1997, reducing
   quarterly by varying amounts until September 2000
   when the remaining principal balance is due,
   interest at a margin above the bank's prime rate
   or the Eurodollar Rate (7.89% at March 31, 1997). . . . . . . . . . . .      $  277,000     $    --
9 5/8% senior subordinated notes, payable interest
   only semi-annually, principal due June 1, 2003,
   net of unamortized discount of $6.8 million at
   March 31, 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         186,248        185,531
10 1/8% senior subordinated notes, payable interest
   only semi-annually, principal due March 15, 2006,
   net of unamortized discount of $1.2 million at
   March 31, 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         196,818        196,737
Notes payable to banks and others, collateralized by
   slot machines and related equipment, monthly
   installments including interest ranging from 7.47%
   to 7.94%. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15,952         24,726
Capital lease obligations, collateralized by furniture
   and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,703         12,171
Other long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . .          31,242         45,833
                                                                                ----------     ----------
       Sub-total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         714,963        464,998

SUNSET STATION, INC.:
$110 million Sunset Station first mortgage construction/term loan agreement, secured by substantially all of the assets of Sunset Station, interest at a margin of 375 basis
   points above the Eurodollar Rate (9.37% at March 31, 1997),
   due September 2000. . . . . . . . . . . . . . . . . . . . . . . . . . .          46,000              -
                                                                                ----------     ----------
       Total long-term debt. . . . . . . . . . . . . . . . . . . . . . . .         760,963        464,998
Current portion of long-term debt. . . . . . . . . . . . . . . . . . . . .         (18,807)       (23,256)
                                                                                ----------     ----------
       Total long-term debt, less current portion. . . . . . . . . . . . .      $  742,156     $  441,742
                                                                                ----------     ----------
                                                                                ----------     ----------


     In June 1993, the Company completed an offering at par of $110 million in 9 5/8% senior subordinated notes due in June 2003. In May 1994, the Company completed an offering of $83 million in senior subordinated notes that rank PARI PASSU with the existing $110 million senior subordinated notes, and have identical maturities and covenants as the original issue. The $83 million senior subordinated notes have a coupon rate of 9 5/8%and were priced to yield 11.5% to maturity. The discount on the $83 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

     In March 1996, the Company completed an offering of $198 million of senior subordinated notes due in March 2006, that rank PARI PASSU with the existing $193 million of senior subordinated notes. The $198 million senior subordinated notes have a coupon rate of 10 1/8% and were priced to yield 10.24% to maturity. The discount on the $198 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

     In April 1997, the Company completed an offering of $150 million of senior subordinated notes due in April 2007, that rank PARI PASSU with the Company's existing senior subordinated notes. The $150 million senior subordinated notes have a coupon rate of 9 3/4% and were priced to yield 10.37% to maturity. The discount on the $150 million senior subordinated notes will be recorded as a reduction to long-term debt. Proceeds from the offering were used to pay down amounts outstanding under the reducing revolving credit facility.

The indentures governing the Company's senior subordinated notes ("the Indentures") contain certain customary financial and other covenants, which among other things, govern the Company and certain of its subsidiaries ability to incur indebtedness (except, as specifically allowed) unless after giving effect thereto, a 2.0 to 1.0 pro forma Consolidated Coverage Ratio (as defined in the Indentures) has been met. As of March 31, 1997, the Company's Consolidated Coverage Ratio was 2.66 to 1.00.

     On July 5, 1995, the Company obtained a $275 million reducing revolving credit facility. On March 25, 1996, the Company amended and restated this bank facility, providing for borrowings up to an aggregate principal amount of $400 million. On March 21 and June 27, 1997, the Company obtained certain amendments to the reducing revolving bank credit facility in order to enhance its borrowing capacity (the "Bank Facility"). The Bank Facility is secured by substantially all the assets of Palace Station, Boulder Station, Texas Station, Station Casino St. Charles and Station Casino Kansas City (collectively, the "Borrowers"). The Company and SGSI guarantee the borrowings under the Bank Facility (collectively the "Guarantors"). The Bank Facility matures on September 30, 2000 and reduces quarterly by varying amounts (including $8 million for the fiscal quarter ending on June 30, 1997 and $10 million for each quarter ending September 30, 1997, December 31, 1997 and March 31, 1998). Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or LIBOR, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrower's and the Company's consolidated ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA").

     The Bank Facility contains certain financial and other covenants. These include a maximum funded debt to EBITDA ratio for the Borrowers combined of 3.00 to 1.00 for each fiscal quarter through June 30, 1997, 2.75 to 1.00 for each fiscal quarter through June 30, 1998, and 2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of 1.35 to 1.00 for periods March 31, 1996 through June 30, 1998, and 1.50 to 1.00 for periods thereafter, a limitation on indebtedness, and limitations on capital expenditures. As of March 31, 1997, the Borrowers funded debt to EBITDA ratio was 1.97 to 1.00 and the fixed charge
coverage ratio for the fiscal year ended March 31, 1997 was 2.54 to 1.00.   A
tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace Station (as defined) and certain restrictions on distributions of cash from Palace Station to the Company. As of March 31, 1997, Palace Station's tangible net worth exceeded the requirement by approximately $7 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

     In addition, the Bank Facility has financial covenants relating to the Company. These include prohibitions on dividends on or redemptions of the Company's common stock, restrictions on repayment of any subordinated debt, limitations on indebtedness beyond existing indebtedness, the Company's senior subordinated notes and up to $25 million of purchase money indebtedness, minimum consolidated net worth requirements for the Company of $165 million plus post October 1, 1995 preopening expenses, 95% of post October 1, 1995 net income (not reduced by net losses) and 100% of net equity offering proceeds, and limitations on capital expenditures. As of March 31, 1997, the Company's consolidated net worth exceeded the requirement by approximately $20 million. The Bank Facility also includes a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year for the Company on a consolidated basis of 5.00 to 1.00 for the fiscal quarter ended March 31, 1997, 5.75 to 1.00 for the fiscal quarter ending June 30, 1997, 5.85 to 1.00 for the fiscal quarter ending September 30, 1997, 5.75 to 1.00 for each fiscal quarter through March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. As of March 31, 1997, the Company's funded debt to EBITDA ratio was 4.54 to 1.00. Such consolidated calculations for the Company do not include Sunset Station (see below). In addition, the Bank Facility prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on the Company's senior subordinated notes and the Convertible Preferred Stock (see Note 7), the amounts necessary to fund casino bankroll in the ordinary course of business, and $2,000,000. The Guarantors waive certain defenses and rights including rights of subrogation and reimbursement. The Bank Facility contains customary events of default and remedies and is cross-defaulted to the Company's senior subordinated notes and the Change of Control Triggering Event as defined in the Indentured debt to EBITDA ratio was 4.54 to 1.00. Such consolidated calculations for the Company do not include.

     On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with Bank of America National Trust and Savings Association, Bank of Scotland, Societe Generale and each of the other lenders party to such agreement, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for certain furniture, fixtures and equipment with a cost of $40 million to be subleased to Sunset Station as part of the Sunset Station Project (See Note 6).

     The Sunset Loan Agreement includes a first mortgage term note in the amount of $110 million (the "Sunset Note") which is non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station and except that the Company has pledged all of the stock of Sunset Station as security for the Sunset Loan Agreement. The Sunset Note is to reduce $1.8 million for each fiscal quarter ending March 1998 through December 1998, $2.3 million for each fiscal quarter ending March 1999 through December 1999, and $2.0 million for the fiscal quarters ending March 2000 and June 2000 and matures in September 2000. In addition, the Sunset Note is subject to prepayment subsequent to July 1998 by an amount equal to a specified percentage of Excess Cash Flow, as defined. The Sunset Note carries an interest rate of 375 basis points above the Eurodollar Rate (as defined in the Sunset Loan Agreement). The Sunset Note is secured by substantially all of the assets of Sunset Station, including a deed of trust with respect to the real property on which Sunset Station is being constructed, a portion of which is subject to a lease from the Company to Sunset Station, and the remainder of which property is owned by Sunset Station and a security agreement as to all tangible and intangible personal property including Sunset Station's rights under an operating lease for certain furniture, fixtures and equipment to be used by Sunset Station.

     The Sunset Loan Agreement contains certain customary financial and other covenants (related exclusively to Sunset Station) including a minimum fixed charge coverage ratio as of the last day of any quarter after the opening of Sunset Station of not less than 1.10 to 1.00, a maximum senior funded debt to EBITDA (adjusted for certain cash contributions or advances by the Company) ratio after opening of 4.50 to 1.00 for the first full quarter, reducing by 0.25 on certain quarters thereafter to 3.25 to 1.00 for the tenth quarter and each quarter thereafter, and a minimum net worth as of any quarter end after opening of not less than $52 million plus 80% of net income (not reduced by net losses) for each quarter after opening, plus 100% of certain additional equity contributions by the Company and Supplemental Loans, as defined. In addition, the agreement places restrictions on indebtedness and guarantees, dividends, stock redemptions, mergers, acquisitions, sale of assets or sale of stock in subsidiaries and limitations on capital expenditures.

     In addition, the Company has provided a funding commitment to Sunset Station of up to an additional $25 million pursuant to a supplemental loan
agreement (the "Supplemental Loan Agreement").   The Sunset Loan Agreement
requires Sunset Station to draw amounts under the Supplemental Loan Agreement in the event of the failure of certain financial covenants under the Sunset Loan Agreement. Loans under this funding commitment may be drawn down beginning on the last day of the first full calendar quarter ending after Sunset Station opens for business in the amount of up to $10 million during the first year after such date, up to $10 million during the second year after such date and up to $5 million during the third year after such date. The Supplemental Loan Agreement also provides for an additional, separate funding commitment up to $40 million in connection with a purchase option for certain furniture, fixtures and equipment under the Sunset Operating Lease. Sunset Station will pay interest at a rate per annum equal to the three-month Eurodollar Rate, the interest being payable solely in the form of commensurate additions to the principal of the Supplemental Loans. The Supplemental Loan Agreement expires in September 2001. The funding commitments under the Supplemental Loan Agreement are subject to limitations imposed by the indentures governing the Company's existing senior subordinated notes and the Bank Facility.

     In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement with Bank of America National Trust and Savings Association. This agreement swaps the variable rate interest pursuant to the Sunset Note to a fixed rate of 9.58% on $35 million notional amount as of January 1997 increasing to $60 million at March 1997, $90 million at June 1997, $100 million at September 1997 and then decreasing to $95 million at June 1998. The agreement expires in December 1998. The difference paid or received pursuant to the swap agreement is accrued as interest rates change and recognized as an adjustment to interest expense on the Sunset Note. Sunset Station is exposed to credit risk in the event of non-performance by the counterparty to the agreement. The Company believes the risk of non-performance by the counterparty is minimal. As of March 31, 1997, the market value of this interest rate swap was $1.0 million.

     The estimated fair value of the Company's long-term debt at March 31, 1997 was approximately $755.6 million, compared to its book value of approximately $761.0 million. The estimated fair value amounts were based on quoted market prices on or about March 31, 1997 for the Company's debt securities that are publicly traded. For debt securities that are not publicly traded, fair value was estimated based on the quoted market prices for similar issues or the current rates offered to the Company for debt having the same remaining maturities.

     Scheduled maturities of long-term debt are as follows (amounts in thousands):

                        FISCAL YEAR ENDING MARCH 31,
               1998. . . . . . . . . . . . . . . .     $   18,807
               1999. . . . . . . . . . . . . . . .         12,948
               2000. . . . . . . . . . . . . . . .         11,141
               2001. . . . . . . . . . . . . . . .        333,373
               2002. . . . . . . . . . . . . . . .          1,288
               Thereafter. . . . . . . . . . . . .        383,406
                                                       ----------
                    Total. . . . . . . . . . . . .     $  760,963
                                                       ----------
                                                       ----------


6.   COMMITMENTS AND CONTINGENCIES

     STATION CASINO ST. CHARLES

     In September 1994, Station Casino St. Charles entered into an agreement for property acquisitions with the City of St. Charles, Missouri which allows for the acquisition by the Company of property within a designated 107-acre Redevelopment Project Area, a portion of which is adjacent to Station Casino St. Charles. This land is being acquired for the construction of a mixed use development which may include retail space, a hotel, office space, convention space or restaurants. The Company has a right to terminate the agreement if all related acquisition costs exceed $13.7 million. As of March 31, 1997, the Company has incurred $3.4 million of acquisition costs included in property and equipment, net in the accompanying consolidated balance sheets.

     BOULDER STATION LEASE

     The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is KB Enterprises, an affiliated company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a term of 65 years with monthly payments of $125,000 through June 1998. In June 1998, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. The rent will be further adjusted in June 2003, and every ten years thereafter by a cost of living factor. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value.
The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

     TEXAS STATION LEASE

     The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is Texas Gambling Hall & Hotel, Inc. an affiliate company of the Related Lessor. The lease has a term of 65 years with monthly rental payments of $150,000 through July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company will have an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

     SUNSET STATION LEASE

     In June 1994, the Company entered into a lease agreement for approximately
47.5 acres of land in the Southeast area of Las Vegas on which Sunset Station is being developed. The lease has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. On the seventh anniversary of the lease, the Company has an option to purchase this land for $23.8 million. Additionally, on the seventh anniversary of the lease, the lessor has an option to sell this land to the Company for $21.8 million.

     STATION CASINO KANSAS CITY LEASE

      The Company has entered into a joint venture which owns the land on which
Station Casino Kansas City is located.   At March 31, 1997, $3.5 million related
to this investment is included in other assets, net in the accompanying consolidated balance sheets.

     In April 1994, Station Casino Kansas City entered into an agreement with the joint venture to lease this land. The agreement requires monthly payments of $85,000 through March 31, 1997 and $90,000 through the remainder of the lease term. The lease expires March 31, 2006, with an option to extend the lease for up to eight renewal periods of ten years each, plus one additional seven year period. Commencing April 1, 1998 and every anniversary thereafter, the rent shall be adjusted by a cost of living factor. In connection with the joint venture agreement, the Company received an option providing for the right to acquire the joint venture partner's interest in this joint venture. The Company has the option to acquire this interest at any time after April 1, 2002 through April 1, 2011 for $11.7 million, however, commencing April 1, 1998 the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. At March 31, 1997, $2.6 million paid by the Company in consideration for this option is included in other assets, net in the accompanying consolidated balance sheets.

     SOUTHERN FLORIDA

     In October 1994, the Company entered into an agreement to form a limited partnership with the existing operator of a pari-mutuel facility in Southern Florida. In the event casino gaming is approved by the voters of Florida by October 2000 and in the event the site is licensed by the state, the Company will be obligated to make capital contributions to the partnership totaling $35 million, reduced by credits for amounts previously contributed to any Florida gaming referendum campaign.

     OPERATING LEASES

     The Company leases several parcels of land and equipment used in operations at Palace Station, Boulder Station, Texas Station, Station Casino St. Charles and Station Casino Kansas City and for land on which Sunset Station is being developed. Leases on various parcels ranging from 13 acres to 171 acres have terms expiring between March 2006 and July 2060. Future minimum lease payments required under these operating leases and other noncancelable operating leases are as follows for the fiscal years ending March 31, (amounts in thousands):

                      FUTURE MINIMUM LEASE PAYMENTS

               1998. . . . . . . . . . . . . . . .     $    6,423
               1999. . . . . . . . . . . . . . . .          6,296
               2000. . . . . . . . . . . . . . . .          5,932
               2001. . . . . . . . . . . . . . . .          5,932
               2002. . . . . . . . . . . . . . . .          5,932
               Thereafter. . . . . . . . . . . . .        280,479
                                                       ----------
                    Total. . . . . . . . . . . . .     $  310,994
                                                       ----------
                                                       ----------

     Rent expense totaled approximately $5.4 million, $6.5 million and $4.9 million for the years ended March 31, 1997, 1996 and 1995, respectively. Rents of $2.2 million and $2.1 million were capitalized in connection with the construction of Station Casino Kansas City and Sunset Station for the fiscal years ended March 31, 1997 and 1996, respectively.

     During fiscal 1995, the Company sold approximately $13.0 million of equipment and leased it back under lease agreements ranging from three to seven years. The transactions produced gains of approximately $665,000 which have been deferred and are being amortized against lease expense over the remaining lease terms.

     EQUIPMENT LEASE

     In connection with the Sunset Loan Agreement, the Company entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of $40 million, dated as of September 25, 1996 (the "Sunset Operating Lease") with First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 225 basis points above the Eurodollar Rate. The Company has entered into a sublease with Sunset Station for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. In the event that Sunset Station elects to purchase the Equipment, the Company has provided a funding commitment up to the amount necessary for such purchase pursuant to the Supplemental Loan Agreement (subject to the limitations on funding contained in the Supplemental Loan Agreement) (See Note 5). In connection with the Sunset Operating Lease, the Company also entered into a participation agreement, dated as of September 25, 1996 (the "Participation Agreement") with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust (the "Holders"). Pursuant to the Participation Agreement, the Holders will advance funds to the trustee for the purchase by the trustee of, or to reimburse the Company for, the purchase of the Equipment, which will then be leased to the Company, and in turn subleased to Sunset Station. Pursuant to the Participation Agreement, the Company also agreed to indemnify the Lessor and the Holders against certain liabilities.

     LEGAL MATTERS

     The Company is a litigant in legal matters arising in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

7.   STOCKHOLDER'S EQUITY

     In July 1995, the Company completed a public offering of 5,175,000 shares of common stock at $16 per share generating net proceeds of approximately $78.2 million, before deducting $0.8 million of offering costs paid by the Company. The proceeds from this offering were primarily used to acquire the assets of Texas Station located in North Las Vegas, which commenced operations July 12, 1995. The seller of the assets is a wholly-owned subsidiary of a trust of which the Related Lessor is the sole trustee (the "Seller"). The purchase price of such assets was an amount equal to the Seller's out-of-pocket costs incurred in connection with the financing, development and construction of the hotel/casino through the closing date. At closing, the Company paid $62.8 million to the Seller and assumed various liabilities and contracts to complete construction of the facility. The total cost of the property was approximately $84.9 million. The land on which the Texas Station facility is situated is being leased to the Company by the Seller pursuant to a long-term ground lease (See Note 6).

     In March 1996, the Company completed a public offering of 1,800,000 shares of convertible preferred stock (the "Convertible Preferred Stock") at $50.00 per share generating net proceeds of approximately $87.3 million, before deducting $0.6 million of offering costs paid by the Company. In April 1996, the underwriters exercised their option to purchase an additional 270,000 shares of the Convertible Preferred Stock generating net proceeds to the Company of approximately $13.1 million. The Convertible Preferred Stock is convertible at an initial conversion rate of 3.2573 shares of common stock for each share of Convertible Preferred Stock. The Convertible Preferred Stock is redeemable, at the option of the Company in whole or in part, for shares of the Company's common stock at any time after March 15, 1999, initially at a redemption price of $52.45 per share and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The common shares to be issued is determined by dividing the redemption price by the lower of the average daily closing price for the Company's common stock for the preceding 20 trading days or the closing price of the Company's common stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. Dividends on the Convertible Preferred Stock of $3.50 per share annually, accrue and are cumulative from the date of issuance. The Convertible Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.

8.   RELATED PARTIES

     The Company has employed McNabb/McNabb/DeSoto/Salter & Co. ("MMDS") to provide advertising and marketing research services. Certain stockholders of the Company own a 50% interest in MMDS. During the fiscal years ended March 31, 1997, 1996 and 1995 the Company paid MMDS $27.2 million, $17.4 million and $12.7 million respectively, for advertising, market research and other costs related to these activities. In management's opinion, these transactions were conducted with terms as fair to the Company as could have been obtained from
unaffiliated companies.   In April 1997, the Company purchased the assets of
MMDS for approximately $0.8 million.

9.   BENEFIT PLANS

     STOCK COMPENSATION PROGRAM

     The Company has adopted a Stock Compensation Program (the "Program") which includes (i) an Incentive Stock Option Plan for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan providing for the grant of non-qualified stock options, and (iii) a Restricted Shares Plan providing for the grant of restricted shares of common stock. Officers, key employees, directors (whether employee directors or non-employee directors) and independent contractors or agents of the Company and its subsidiaries are eligible to participate in the program. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options.

     A maximum of 6,307,000 shares of common stock have been reserved for issuance under the Program. Options are granted at the current market price at the date of grant. The plan provides for a variety of vesting schedules, ranging from immediate to twenty percent a year for five years, to be determined at the time of grant. All options have an exercise period of ten years from the date of grant.

     The Program will terminate ten years from the date of adoption, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Program after such date. Summarized information for the Program is as follows:

                                                          1997                          1996                          1995
                                              ------------------------     -------------------------      ------------------------
                                                             Weighted                      Weighted                      Weighted
                                                              Average                       Average                       Average
                                                             Exercise                      Exercise                      Exercise
                                               Options         Price         Options         Price         Options         Price
                                              ------------------------------------------------------------------------------------
Outstanding Beginning of the Year             2,697,012       $  16.24      2,372,100       $  19.05      1,943,725       $  20.09
    Granted                                   2,160,822       $  14.01      1,593,305       $  13.42        541,750       $  15.50
    Exercised                                   (14,711)      $  12.16            (46)      $  12.00              -       $      -
    Canceled                                   (410,941)      $  15.70     (1,268,347)      $  17.95       (113,375)      $  19.89
                                              ---------                    ----------                     ---------
Outstanding End of the Year                   4,432,182       $  15.22      2,697,012       $  16.24      2,372,100       $  19.05
                                              ---------                    ----------                     ---------
                                              ---------                    ----------                     ---------
    Restricted Stock Grants                           -                             -                       170,500
                                              ---------                    ----------                     ---------
                                              ---------                    ----------                     ---------
    Exercisable at End of Year                1,408,893       $  16.50        993,032       $  16.67        721,200       $  20.06
                                              ---------                    ----------                     ---------
                                              ---------                    ----------                     ---------
Options Available for Grant                   1,689,561                       649,942                       479,910
                                              ---------                    ----------                     ---------
                                              ---------                    ----------                     ---------

The following table summarizes information about the options outstanding at March 31, 1997:

                                    Options Outstanding                    Options Exerciseable
                        -----------------------------------------    --------------------------
                                            Weighted
                            Number           Average     Weighted        Number        Weighted
         Range of         Outstanding       Remaining     Average      Exercisable      Average
         Exercise             at           Contractual   Exercise          at          Exercise
          Prices        March 31, 1997        Life         Price     March 31, 1997      Price
     ------------------------------------------------------------    --------------------------
     $ 9.38 - $ 9.88        228,000            9.9       $   9.50              -       $      -
     $11.63 - $13.75        890,081            7.3       $  12.07        549,284       $  12.04
     $14.38 - $15.00      2,149,101            8.9       $  14.59        100,709       $  14.44
     $18.00 - $20.00      1,075,000            6.3       $  19.72        695,900       $  19.83
     $22.00 - $22.00         90,000            2.8       $  22.00         63,000       $  22.00
                          ---------            --        --------      ---------       --------
                          4,432,182            7.9       $  15.22      1,408,893       $  16.50
                          ---------            --        --------      ---------       --------
                          ---------            --        --------      ---------       --------

     Restricted stock grants in the amount of 170,500 shares were issued during the fiscal year ended March 31, 1995. The effect of these grants is to increase the issued and outstanding shares of the Company's common stock and decrease the number of shares available for grant in the plan. Deferred compensation is recorded for the restricted stock grants equal to the market value of the Company's common stock on the date of grant. The deferred compensation is amortized over the period the restricted stock vests and recorded as compensation expense in selling, general, and administrative expense in the accompanying consolidated statements of operations.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for the Program. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based

Compensation". Had compensation expense for the plans been determined in accordance with SFAS No. 123, the effect on the Company's net income applicable to common stock and earnings per common share would have been as follows (amounts in thousands, except per share data):

                                                       YEAR ENDED MARCH 31,
                                                       1997           1996
                                                       ----           ----

     Net income applicable to common stock:
        As reported. . . . . . . . . . . . .          $6,518        $25,419
        Proforma . . . . . . . . . . . . . .          $3,640        $23,562

     Earnings per common share:
        As reported. . . . . . . . . . . . .           $0.18          $0.75
        Proforma . . . . . . . . . . . . . .           $0.10          $0.69

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing method with the following assumptions: (i) no dividends, (ii) expected volatility for both years of 45.5%, (iii) risk free interest rate of 6.46% for 1997 and 6.04% for 1996, and (iv) the expected average life of 3.92 years for 1997 and 3.05 years for 1996. The weighted average fair value of options granted in 1997 and 1996 were $5.64 and $4.91, respectively.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma net income may not be representative of that to be expected in future years.

     In May 1995, the Board of Directors of the Company authorized the repricing of 1,156,900 options with option prices ranging from of $13.00 to $20.00. Options held by certain members of the Company's Board of Directors, including the Chairman and Chief Executive Officer of the Company were not repriced. The effect of the repricing of all the subject options was the cancellation of 1,116,500 options and the reissuance of 872,680 options ("replacement options") with a price of $12.00 (market value at date of the repricing) which are included in granted and canceled options in the table above. The number of replacement options was determined, based upon a valuation model, so that the value of the replacement options was equivalent to the value of the options originally granted.

     401(k) PLANS

     The Company has a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 25 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contribution was $442,000, $293,000, and $203,000 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

10.  EXECUTIVE COMPENSATION PLANS

     The Company has employment agreements with certain of its executive officers. These contracts provide for, among other things, an annual base salary with annual adjustments and an annual cash bonus equal to at least 5 percent of the executive's base salary, and supplemental long-term disability and supplemental life insurance benefits in excess of the Company's normal coverage for employees. The Company elected to self-insure with respect to the
long-term disability benefits.   In addition, the Company has adopted a
Supplemental Executive Retirement Plan for its Chief Executive Officer and a Supplemental Management Retirement Plan for certain key executives as selected by the Human Resources Committee of the Company's Board of Directors. Other executive plans include a Deferred Compensation Plan and a Long-Term Stay-On Performance Incentive Plan. The expenses related to these plans are included in corporate expenses in the accompanying consolidated statements of operations.

11.  RESTRUCTURING CHARGE

     In March 1997, the Company introduced a plan designed to reduce costs and improve efficiency of operations. This plan resulted in a one-time charge to earnings in the fourth quarter of fiscal 1997 totaling $2,016,000, primarily related to employee severance payments.

12.  INCOME TAXES

     The Company files a consolidated federal income tax return. The provision (benefit) for income taxes consists of the following (amounts in thousands):

                                                                    MARCH 31,
                                                  -----------------------------------------
                                                       1997           1996           1995
                                                       ----           ----           ----
     Current:
     Federal . . . . . . . . . . . . . . . .      $    7,708     $    4,784     $      721
     State . . . . . . . . . . . . . . . . .          (1,834)           374         (1,053)
                                                  ----------     ----------     ----------
                                                       5,874          5,158           (332)

     Deferred. . . . . . . . . . . . . . . .           1,741          9,421         (3,145)
                                                  ----------     ----------     ----------
     Total income taxes. . . . . . . . . . .        $  7,615        $14,579      $  (3,477)
                                                  ----------     ----------     ----------
                                                  ----------     ----------     ----------


     The income tax provision (benefit) differs from that computed at the federal statutory corporate tax rate as follows:

                                                                     MARCH 31,
                                                       -------------------------------------
                                                        1997           1996           1995
                                                        ----           ----           ----
     Federal statutory rate. . . . . . . . .            35.0%          35.0%         (35.0%)
     State income taxes, net of
       federal benefit . . . . . . . . . . .            (5.5)           0.6           (6.0)
     Meals and entertainment . . . . . . . .             0.2            0.6            4.1
     Other, net. . . . . . . . . . . . . . .             5.9            0.2            6.5
                                                        -----          -----          -----
     Effective tax rate. . . . . . . . . . .            35.6%          36.4%         (30.4%)
                                                        -----          -----          -----
                                                        -----          -----          -----

     The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

                                                                           MARCH 31,
                                                                     1997           1996
                                                                     ----           ----
     Deferred tax assets:
     Current:
     Accrued vacation, bonuses and group insurance . . . . .     $    2,981     $    2,119
     Prepaid gaming taxes. . . . . . . . . . . . . . . . . .         (1,341)        (1,177)
     Other . . . . . . . . . . . . . . . . . . . . . . . . .          2,261          1,135
                                                                 ----------     ----------
     Total current . . . . . . . . . . . . . . . . . . . . .          3,901          2,077
                                                                 ----------     ----------
     Long-term:
     Preopening and other costs, net of amortization . . . .         15,077          4,485
     State deferred taxes. . . . . . . . . . . . . . . . . .          1,907            462
     Alternative minimum tax credits . . . . . . . . . . . .          9,000          4,600
                                                                 ----------     ----------
     Total long-term . . . . . . . . . . . . . . . . . . . .         25,984          9,547
                                                                 ----------     ----------

     Total deferred tax assets . . . . . . . . . . . . . . .         29,885         11,624
                                                                 ----------     ----------

     Deferred tax liabilities:
     Long-term:
     Temporary differences related to property
       and equipment . . . . . . . . . . . . . . . . . . . .        (32,583)       (18,201)
     Other . . . . . . . . . . . . . . . . . . . . . . . . .         (1,249)        (1,122)
                                                                 ----------     ----------
     Total deferred tax liabilities. . . . . . . . . . . . .        (33,832)       (19,323)
                                                                 ----------     ----------
     Net . . . . . . . . . . . . . . . . . . . . . . . . . .     $   (3,947)    $   (7,699)
                                                                 ----------     ----------
                                                                 ----------     ----------

     The excess of the alternative minimum tax over the regular Federal income tax is a tax credit which can be carried forward indefinitely to reduce future regular Federal income tax liabilities. The Company did not record a valuation allowance at March 31, 1997 relating to recorded tax benefits because all benefits are likely to be realized.

13.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                                   NET
                                                                                  INCOME         INCOME        EARNINGS
                                                                                  (LOSS)         (LOSS)         (LOSS)
                                                                  OPERATING       BEFORE       APPLICABLE         PER
                                                      NET          INCOME         INCOME        TO COMMON       COMMON
                                                   REVENUES        (LOSS)          TAXES          STOCK          SHARE
                                                   --------       ---------       ------       ----------      --------
                                                          (amounts in thousands, except per common share amounts)
YEAR ENDED MARCH 31, 1997
First quarter. . . . . . . . . . . . . . . .      $  135,440     $   22,813     $   14,581     $    7,648     $     0.22
Second quarter . . . . . . . . . . . . . . .      $  138,034     $   23,809     $   15,847     $    8,307     $     0.24
Third quarter. . . . . . . . . . . . . . . .      $  133,767     $   21,536     $   13,789     $    6,944     $     0.20
Fourth quarter . . . . . . . . . . . . . . .      $  176,274     $  (10,035)    $  (22,839)    $  (16,381)    $    (0.46)
YEAR ENDED MARCH 31, 1996
First quarter. . . . . . . . . . . . . . . .      $   94,145     $   13,043     $    5,530     $    3,511     $     0.12
Second quarter . . . . . . . . . . . . . . .      $  119,850     $   17,666     $   11,459     $    7,257     $     0.21
Third quarter. . . . . . . . . . . . . . . .      $  122,929     $   18,969     $   11,509     $    7,360     $     0.21
Fourth quarter . . . . . . . . . . . . . . .      $  129,933     $   19,786     $   11,553     $    7,291     $     0.21
YEAR ENDED MARCH 31, 1995
First quarter. . . . . . . . . . . . . . . .      $   47,672     $   (8,361)    $  (11,055)    $   (7,399)    $    (0.25)
Second quarter . . . . . . . . . . . . . . .      $   62,384     $   (6,962)    $  (11,428)    $   (7,379)    $    (0.25)
Third quarter. . . . . . . . . . . . . . . .      $   83,641     $    6,295     $      807     $      483     $     0.02
Fourth quarter . . . . . . . . . . . . . . .      $   96,581     $   15,416     $   10,257     $    6,353     $     0.22

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                                  TABLE OF CONTENTS
                                                                            PAGE
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Consolidated Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . .
Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . . . .
Management's Discussion and
     Analysis of Financial Condition
     and Results of Operations . . . . . . . . . . . . . . . . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Regulation and Licensing . . . . . . . . . . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Description of Certain Indebtedness and
     Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
The Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Description of the New Notes . . . . . . . . . . . . . . . . . . . . . . . . .
Certain U.S. Federal Income Tax
     Considerations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . .
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .



                                STATION CASINOS, INC.

                                     $150,000,000



                                    9 3/4% SENIOR
                                  SUBORDINATED NOTES
                                       DUE 2007



                                      ----------


                                      PROSPECTUS
                                    ____  __, 1997



                                      ----------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws contain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things:
(i)indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against any indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under laws and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

In addition, the Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers against certain liabilities, including liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULE TABLES

(a) Exhibits:

    A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement

ITEM 22. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d)of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

                                  POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank J. Fertitta III, Glenn C. Christenson and Scott M. Nielsen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the Company to be filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents, and other documents, as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf. This Registration Statement and Power of Attorney, pursuant to the requirement of the Securities Act of 1933, as amended, have been signed below by the following persons in the capacities and on the dates indicated.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 30th day of June, 1997.

                                            STATION CASINOS, INC.

                                            By: /s/ Frank J. Fertitta III
                                               -------------------------
                                               Frank J. Fertitta III
                                               President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           SIGNATURE                       TITLE                   DATE
           ---------                       -----                   ----


  /s/ Frank J. Fertitta III  Chairman of the Board, President   June 30, 1997
  -------------------------  and Chief Executive Officer
      Frank J. Fertitta III  (Principal Executive Officer)



  /s/ Glenn C. Christenson   Executive Vice President, Chief    June 30, 1997
  -------------------------  Financial Officer, Chief
      Glenn C. Christenson   Administrative Officer, Treasurer
                             and Director (Principal Financial
                             and Accounting Officer)



  /s/ Blake L. Sartini       Executive Vice President, Chief    June 30, 1997
  -------------------------  Operating Officer and Director
      Blake L. Sartini


  /s/ Lorenzo J. Fertitta
  -------------------------  Director                           June 30, 1997
      Lorenzo J. Fertitta


  /s/ Delise F. Sartini
  -------------------------  Director                           June 30, 1997
      Delise F. Sartini


  /s/ R. Hal Dean
  -------------------------  Director                           June 30, 1997
      R. Hal Dean


  /s/ Lowell H. Lebermann, Jr.
  -------------------------  Director                           June 30, 1997
      Lowell H. Lebermann, Jr.

PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) 1. Financial Statements (including related notes to Consolidated Financial Statements) filed in partII of this report are listed below:

               Report of Independent Public Accountants

               Consolidated Balance Sheets as of March 31, 1997 and 1996

               Years Ended March 31, 1997, 1996 and 1995:

                       Consolidated Statements of Operations

                       Consolidated Statements of Stockholders' Equity

                       Consolidated Statements of Cash Flows

               Notes to Consolidated Financial Statements

(a)    2.  None

(a)    3.  Exhibits



Exhibit
Number                                  Description
------                                  -----------
2.1 Agreement and Plan of Reorganization dated as of February 1, 1993 among Frank J. Fertitta, Jr., as Trustee of the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust dated June 17, 1989, Frank
         J. Fertitta III, Blake L. Sartini, Delise F. Sartini and Lorenzo J. Fertitta. (Incorporated herein by reference to Registration Statement No. 33-59302)

3.1 Amended and Restated Articles of Incorporation of the Registrant. (Incorporated herein by reference to Registration Statement No. 33-76156)

3.2 Restated Bylaws of the Registrant. (Incorporated herein by reference to Registration Statement No. 33-76156)

4.1      Form of Subordinated Note of the Registrant (1997 Issue)
         (Incorporated herein by reference to the Company's Form 8-K dated April 3, 1997)

4.2 Form of Subordinated Note of the Registrant (1996 Issue). (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.3 Form of Subordinated Note of the Registrant (1994 Issue) (Incorporated herein by reference to Registration Statement No. 33-76156)

4.4 Form of Subordinated Note of the Registrant (1993 Issue) (Incorporated herein by reference to Registration Statement No. 33-59302)

4.5 Indenture dated as of April 3, 1997 between Registrant and First Union National Bank as Trustee (Incorporated by reference to the Company's Form 8-K dated April 3, 1997)

4.6 Indenture dated as of March 29, 1996 between the Registrant and First Union National Bank, as Trustee. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.7 Indenture dated as of May 11, 1994 between the Registrant and First Union National Bank (f.k.a. First Fidelity Bank, National Association) as Trustee. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1994)

4.8 First Supplemental Indenture dated as of March 25, 1996 between Registrant and First Union National Bank, (f.k.a. First Fidelity Bank, National Association), as Trustee with respect to the Indenture dated as of May 11, 1994. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.9 Indenture dated as of June 2, 1993 between the Registrant and First Union National Bank (f.k.a. First Fidelity Bank, National Association) as Trustee. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

4.10 First Supplemental Indenture dated as of March 25, 1996 between Registrant and First Union National Bank, (f.k.a. First Fidelity Bank, National Association), as Trustee with respect to the Indenture dated as of June 2, 1993. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.11 Amended and Restated Reducing Revolving Loan Agreement dated as of March 19, 1996 among Palace Station, Inc., Boulder Station, Inc., Texas Station, Inc., St. Charles Riverfront Station, Inc. and Kansas City Station Corporation and Bank of America National Trust and Savings Association, Bank of Scotland and Societe Generale and each of the banks that are party to the Bank Facility (the "Bank Facility"). (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.12 Parent Guaranty dated as of March 19, 1996 executed by Station Casinos, Inc. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.13 Certificate of Resolutions of Convertible Preferred Stock of the Registrant. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.14 Form of Convertible Preferred Stock of the Registrant. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.15 General Continuing Guaranty dated as of June 1, 1993 executed by Station Casinos, Inc. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         1993)

4.16 Registration Rights Agreement, dated April 3, 1997 (Incorporated by reference to the Company's Form 8-K dated April 3, 1997)

4.17     Amendment to Registration Rights Agreement, dated May 27, 1997*

4.18     Amendment No.1 to the Bank Facility, dated May 17, 1996 *

4.19     Waiver and Amendment to the Bank Facility dated September 11, 1996 *

4.20     Amendment No.3 to the Bank Facility, dated January 21, 1997 *

4.21     Amendment No.4 to the Bank Facility, dated March 21, 1997 *

4.22     Amendment No.5 to the Bank Facility, dated May 20, 1997 *

4.23     Amendment No.6 to the Bank Facility, dated June 27, 1997 *

5.1      Opinion of Schreck - Morris*

5.2      Opinion of Milbank, Tweed, Hadley & McCloy*

10.1 Lease dated as of December 17, 1974 between Teddy Rich Enterprises and Townefood, Inc. (Incorporated herein by reference to Registration Statement No. 33-59302)

10.2 Lease dated as of May 8, 1973 between Teddy Rich Enterprises and Mini-Price Motor Inn., including Addendum dated May 8, 1973; Lease Addendum dated June 10, 1974 amending lease dated May 8, 1973 between Teddy Rich Enterprises and Mini-Price Motor Inn, Inc. (Incorporated herein by reference to Registration Statement No. 33-59302).

10.3 Lease dated as of February 16, 1976 between Richfield Development Co. and Mini-Price Motor Inn. (Incorporated herein by reference to Registration Statement No. 33-59302)

10.4 Lease dated as of September 6, 1977 between Richard Tam and Mini-Price Motor Inn Joint Venture (Parcel B1). (Incorporated herein by reference to Registration Statement No. 33-59302)

10.5 Lease dated as of September 6, 1977 between Richard Tam and Mini-Price Motor Inn Joint Venture (Parcel B2). (Incorporated herein by reference to Registration Statement No. 33-59302)

10.6 Employment Agreement between Frank J. Fertitta III and the Registrant dated as of May 1, 1993. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         1993)

10.7 Amendment to the Employment Agreement between Frank J. Fertitta III and the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.8 Employment Agreement between Glenn C. Christenson and the Registrant dated as of May 1, 1993. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         1993)

10.9 Amendment to the Employment Agreement between Glenn C. Christenson and the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.10 Employment Agreement between Scott M. Nielson and the Registrant dated as of May 1, 1995. (Incorporated herein by reference to the Company's Report on Form 8-K dated July 5, 1995)

10.11 Employment Agreement between Blake L. Sartini and the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Report on Form 8-K dated July 5, 1995)

10.12 Stock Compensation Program of the Registrant. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

10.13 Amendment dated as of August 22, 1995 to the Stock Compensation Program. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995)

10.14 Supplemental Executive Retirement Plan of the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.15 Supplemental Management Retirement Plan of the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.16 Long-Term Stay-On Performance Incentive Plan between the Registrant and Joseph J. Canfora, Glenn C. Christenson, Scott M. Nielson and Blake L. Sartini. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.17 Amended and Restated Deferred Compensation Plan of the Registrant effective as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.18 Special Long-Term Disability Plan of the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.19 Ground Lease between Boulder Station, Inc. and KB Enterprises dated as of June 1, 1993. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

10.20 Option to Lease or Purchase dated as of June 1, 1993 between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

10.21 Option to Acquire Interest Under Purchase Contract dated as of June 1, 1993 between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

10.22 First Amendment to Ground Lease and Sublease, dated as of June 30, 1995, by and between KB Enterprises, as landlord and Boulder Station, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.23 Ground Lease between Registrant and Texas Gambling Hall & Hotel, Inc. dated as of June 1, 1995. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.24 First Amendment to Ground Lease dated as of June 30, 1995 between Registrant and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.25 Assignment, Assumption and Consent Agreement (Ground Lease) dated as of July 6, 1995 between Registrant and Texas Station, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.26 Sublease Agreement dated as of November 30, 1992 between the City of St. Charles and St. Charles Riverfront Station, Inc. (Incorporated herein by reference to Registrant Statement No. 33-59302)

10.27 Lease between Navillus Investment Co.; Jerome D. Mack as trustee of the Center Trust; Peter Trust Limited Partnership; and Third Generation Limited Partnership and Registrant. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1994)

10.28 Joint Venture Agreement dated as of September 25, 1993, between First Holdings Company and the Registrant. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.29 Assignment and Assumption Agreement (Joint Venture Agreement) dated as of March 25, 1996 between the Registrant and Kansas City Station Corporation (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1996).

10.30 Amendment to Joint Venture Agreement dated as of November 15, 1993, between First Holdings Company and the Registrant (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1996).

10.31 Second Amendment to Joint Venture Agreement, dated as of April 22, 1996, between First Holdings Company and Kansas City Station Corporation. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996)

10.32 Development Agreement dated as of April 24, 1995, between Kansas City Station Corporation and the Port Authority of Kansas City. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.33 Lease Agreement, dated as of April 1, 1994 between Station/First Joint Venture and Kansas City Station Corporation. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.34 First Amendment to Lease Agreement dated as of March 19, 1996 between Station/First Joint Venture and Kansas City Station Corporation (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1996).

10.35 Second Amendment to Lease Agreement, dated as of April 22, 1996, between Station/First Joint Venture and Kansas City Station Corporation. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996)

10.36 Form of Indemnification Agreement for Directors and Executive Officers. (Incorporated herein by reference to Registration Statement No. 33-59302)

10.37 Form of Indemnification Agreement between the Registrant and Frank Fertitta, Jr. (Incorporated herein by reference to Registration Statement No. 33-59302)

10.38 Construction/Term Loan Agreement dated as of September 25, 1996 among Sunset Station and Bank of America National Trust and Savings Association, Bank of Scotland, Societe Generale and each of the other Lenders that are party to such agreement. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.39 Completion Guarantee dated as of September 25, 1996, executed by the Registrant. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.40 Supplemental Loan Agreement dated as of September 25, 1996 between the Registrant and Sunset Station. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.41 Participation Agreement dated as of September 25, 1996 among the Registrant, as Lessee, and First Security Trust Company of Nevada, as Lessor and Trustee, and the other Persons that are parties to such agreement. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.42 Lease Agreement dated as of September 25, 1996 between First Security Trust Company of Nevada as Trustee and Lessor and the Registrant, as Lessee. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.43 Sublease Agreement dated as of September 25, 1996 between the Registrant, as Sublessor and Sunset Station as Sublessee. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.44 Sunset Station 1996 Trust Agreement dated as of September 25, 1996 between the Registrant, as Grantor, and First Security Trust Company of Nevada, as Trustee. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.45 Standard Form of Agreement Between Owner and Contractor, dated as of November 1, 1995 between Sunset Station and J.A. Tiberti Construction Company, Inc. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

21.1     Subsidiaries of the Registrant*

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Schreck - Morris (included in Exhibit5.1)*

23.3     Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5.2)*

24.1     Power of attorney (appears on signature page)

25.1 Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of First Union National Bank as Trustee.

99.1     Form of Letter of Transmittal

99.2     Form of Notice of Guaranteed Delivery

----------------------
*       To be filed as an Amendment to this Registration Statement